Exhibit (d)

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

REPUBLIC OF AUSTRIA

This description of Oesterreichische Kontrollbank Aktiengesellschaft (“OeKB” or the “Bank”) and the Republic of Austria (“Austria” or the “Republic”) is dated May 8, 2026 and appears as Exhibit (d) to OeKB’s Annual Report on Form 18-K for the fiscal year ended December 31, 2025.

THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF OeKB’S SECURITIES. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

In this description, all monetary amounts are expressed in euro (“EUR” or “€”) unless otherwise specified. Other currencies are abbreviated as follows:

Abbreviation	Currency	Abbreviation	Currency
AUD	Australian dollar	NOK	Norwegian krone
CAD	Canadian dollar	NZD	New Zealand dollar
CHF	Swiss franc	PLN	Polish zloty
CZK	Czech koruna	RON	Romanian leu
DKK	Danish krone	RUB	Russian ruble
GBP	British Pound Sterling	SEK	Swedish krona
HKD	Hong Kong dollar	TRY	Turkish lira
HRK	Croatian kuna	dollar or USD	United States dollar
HUF	Hungarian forint	ZAR	South African rand
JPY	Japanese yen

Solely for the convenience of the reader, except where expressly indicated, certain financial information with respect to OeKB has been translated from euro into dollars at the rate of 1.1750 dollars to the euro, the foreign exchange reference rate published by the European Central Bank on December 31, 2025, the last trading day of the year. Other financial information has been translated at specified rates of exchange in effect at the ends of the periods indicated or on the specified dates. These conversions should not be construed as representations that the euro amounts could have been or could be converted into dollars at that or any other rate. For further information with respect to exchange rates, including the average rates of exchange between the euro and the dollar since 2021, see “Republic of Austria—Foreign Exchange—Exchange Rates of the Euro”.

OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

The Bank was established in 1946 under the Austrian Stock Corporation Act (Aktiengesetz) to provide services outside routine commercial banking functions to the Austrian economy. The Bank’s activities include the administration of export guarantees (as agent of the Republic) and the financing of Austrian exports. Its registered and head office is located at Am Hof 4, A-1010 Vienna, Austria.

In 1950, the Bank became involved in the financing and promotion of Austrian exports. Since the original adoption of the Export Promotion Act in 1964, which was replaced on June 1, 1981 by the Export Guarantees Act of 1981, and which has since been amended (as so amended, the “Export Guarantees Act”), the Bank has acted as the sole agent of Austria for the administration of guarantees issued by Austria under this Act covering commercial, political and foreign exchange risks in connection with Austrian exports. The Bank also provides medium- and long-term financing to banks and foreign importers for export transactions, the repayment of which is guaranteed by Austria under the Export Guarantees Act. Substantially all borrowings by the Bank in connection with export loan financing are guaranteed either as to principal and interest, as to foreign exchange risk or as to both by Austria under the Export Financing Guarantees Act of 1981, as amended (the “Export Financing Guarantees Act”). See “Business—Export Services—Export Loan Financing by the Bank—Sources of Funds for Export Financing”. The Bank also engages in certain other financial activities including the organization and administration of domestic bond issues, in particular bond offerings by the Republic. CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, or CCP.A, a joint venture between the Bank and the Vienna Stock Exchange, operates the clearing system of the Vienna Stock Exchange. Since September 12, 2015, the Bank’s subsidiary OeKB CSD GmbH, or OeKB CSD, operates the business of the Austrian central securities depository (Wertpapiersammelbank) which before was operated by the Bank for five decades. It was transferred to OeKB CSD from the Bank due to regulatory requirements. OeKB CSD is a company with limited liability and acts as central securities depository for Austria pursuant to the Austrian Securities Deposit Act. The Bank does not accept deposits from the general public or engage in general lending or other commercial banking activities. In 2008, the Bank, on behalf of the Republic, established the Oesterreichische Entwicklungsbank AG to assist developing countries in establishing private industry. See “Business—Export Services—Administration of Export Guarantees of the Republic”.

CAPITALIZATION

The total capitalization of the OeKB Group at December 31, 2025 was as follows:

	(Thousands of euros)(1)	(Thousands of dollars)(2)
Long-term indebtedness(3)
Deposits from banks	324,790	381,628
Deposits from customers	0	0
Debt securities issued	15,999,693	18,799,639

Total long-term indebtedness	16,324,483	19,181,268
Equity	961,130	1,129,328

Total long-term capitalization	17,285,613	20,310,595
Short-term indebtedness
Payables to banks	323,505	380,118
Payables to customers	1,273,783	1,496,695
Debt securities issued	12,214,979	14,352,600

Total short-term capitalization	13,812,267	16,229,414

Total capitalization	31,097,880	36,540,009

(Dollar amounts may not add due to rounding.)

(1)

The line items listed in this table have been extracted from the consolidated financial statements of the OeKB Group, which were prepared in accordance with IFRS© Accounting Standards (IFRS Accounting Standards) as adopted by the EU, and the additional requirements pursuant to §§ 245a UGB (Austrian Commercial Code) and 59a BWG (Austrian Banking Act).

(2)	The amounts in this column have been translated into dollars at the exchange rate specified in the paragraph following the Table of Contents hereof.
(3)	Refers to indebtedness with a remaining maturity of more than one year from the balance sheet date.

The Bank has completed the following public issues from January 1, 2026 to May 8, 2026: USD 1,500,000,000 3.750% Guaranteed Notes due January 2031, GBP 500,000,000 3.875% Guaranteed Notes due October 2030, GBP 75,000,000 Reopening of 3.875% Guaranteed Notes due October 2030, GBP 25,000,000 Reopening of 4.125% Guaranteed Notes due October 2028, GBP 75,000,000 Reopening of 4.500% Guaranteed Notes due October 2029, GBP 50,000,000 Reopening of 3.875% Guaranteed Notes due October 2030, GBP 25,000,000 Reopening of 4.125% Guaranteed Notes due October 2028, GBP 100,000,000 Reopening of 3.875% Guaranteed Notes due October 2030 and EUR 1,000,000,000 2.875% Guaranteed Notes due April 2031.

BUSINESS

The Bank’s main business includes the administration of guarantees issued by the Republic for export transactions pursuant to the Export Guarantees Act. These guarantees (“Export Guarantees”) are not liabilities of the Bank. All claims on Export Guarantees are paid from funds of Austria. The Bank’s balance sheet is comprised principally of export loan financing. The Bank conducts its export loan financing activities, which relate exclusively to the refinancing of receivables covered either by Export Guarantees or, to a lesser extent, by private credit insurance and other means, for its own account.

Since the portion of exports for which the Bank administers Export Guarantees or provides export loan financing in relation to total Austrian exports is relatively low, and the demand for Export Guarantees and export loan financing relative to total export volumes tends to increase in economically difficult times, changes in Austria’s export volume typically only have a limited impact on the Bank’s operations.

The Bank also performs several significant functions in the Austrian capital markets. In this field, through CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture with the Vienna Stock Exchange, and the operation of Austria’s central securities depository by its subsidiary OeKB CSD GmbH, the Bank exercises a central function in the custody and administration of securities and endeavors to improve existing services for the banking community, the Vienna Stock Exchange and capital markets participants.

In 2008, based on an amendment of the Export Guarantees Act, the Bank established, on behalf of the Republic, Oesterreichische Entwicklungsbank AG (Austrian Development Bank; the “Development Bank”), to be responsible for acquiring participations, granting loans and other financing measures and providing assistance, designed in agreement with the Ministry of Finance, to developing countries in establishing private industry. The Development Bank is a wholly owned subsidiary of the Bank.

In 2019, the Bank acquired 68.75% of the shares in Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (“ÖHT”), a special-purpose bank for financing and promoting investments in tourism. Raiffeisen ÖHT Beteiligungs GmbH holds the remaining 31.25% of the shares in ÖHT.

In response to the war in Ukraine and the related negative impacts on the Austrian export industry, OeKB in cooperation with the Ministry of Finance set up an additional EUR 1 billion special credit line in April 2022 under which exporters can apply to OeKB for financings of up to 10 percent (large enterprises) or 15 percent (small and medium-sized enterprises) of their export turnover.

Export Services

Administration of Export Guarantees of the Republic

Pursuant to the Export Guarantees Act, the Bank acts as the Republic’s sole agent for the administration of Export Guarantees. Except in cases in which the Bank itself is to be the beneficiary of an Export Guarantee, the Bank processes and performs a credit analysis of applications for Export Guarantees. All Export Guarantees must be authorized by the Republic and are issued and administered by the Bank on behalf of the Republic. During 2025, the Bank, as agent of the Republic, issued 932 Export Guarantees covering export transactions with a total value of EUR 7.7 billion (USD 9.0 billion), and on December 31, 2025, the total value of all export transactions covered by Export Guarantees amounted to EUR 30.0 billion (USD 35.3 billion). In December 2022, the validity of the Export Guarantees Act was extended until December 31, 2027. Guarantees already issued under the Export Guarantees Act at that time will not be affected by its expiration.

Under the Export Guarantees Act, the Austrian Government could initiate a procurement procedure in which other institutions with an appropriate banking license within the European Economic Area would be eligible to compete with the Bank to become the Republic’s sole agent for the administration of Export Guarantees. In such event:

•	the Bank will remain the sole agent of the Republic for as long as no other party has been awarded an agency contract pursuant to the prescribed procurement procedure;

•

the Austrian Government is required to inform the Bank at least two years prior to initiating a procurement procedure for awarding a new agency contract to one of the tendering institutions, which will include the Bank; and

•

in case a new agent is appointed, any export guarantees and export financing transactions pending at that time will continue to be administered by the Bank and credit operations to raise the required funds will continue to be guaranteed by the Republic.

The Bank is a member of the Berne Union (International Union of Credit and Investment Insurers), which consists of 86 export credit and investment insurers from 67 countries.

Risks Covered by Export Guarantees. Liabilities assumed by the Republic under the Export Guarantees Act take the form of guarantees for the due performance of contracts by the foreign contracting parties, or guarantees by aval on bills of exchange whose discount proceeds are applied to financing export transactions. The Export Guarantee scheme is comprised of 12 types of guarantees. The most significant is the guarantee for tied financial credits, which represented EUR 6.1 billion or 20.4% of total guarantees outstanding as of December 31, 2025.

Other significant Export Guarantees are guarantees for the acquisition of accounts receivable (EUR 1.0 billion or 3.4% of total guarantees outstanding as of December 31, 2025) and guarantees for direct deliveries and services (EUR 2.1 billion or 7.1% of total guarantees outstanding as of December 31, 2025).

Payments under Export Guarantees. The 1981 regulation of the Minister of Finance under the Export Guarantees Act (the “Regulation”) provides that Austria will pay claims against it under Export Guarantees upon recognition of its liability (in cases of both matured claims and claims that mature after Austria recognizes its liability) in accordance with the payment schedule established in the underlying contract. The Regulation also provides acceleration of a payment schedule against Austria under an Export Guarantee. The Regulation permits Austria to deny liability under an Export Guarantee under certain circumstances, mainly in cases of fraud or misrepresentation in connection with the issuance of such guarantee or failure to comply with the guarantee’s conditions. In 2025, Austria, as guarantor, paid gross claims amounting to EUR 124 million (2024: EUR 210 million), while recoveries totaled EUR 47 million (2024: EUR 40 million).

Maximum Liability of Austria on Export Guarantees. The Export Guarantees Act establishes a ceiling of EUR 40.0 billion (USD 47.0 billion) on the liability of Austria under outstanding Export Guarantees. As of December 31, 2025, the total liability of Austria assumed in the form of Export Guarantees amounted to EUR 30.2 billion (USD 35.5 billion) or 75.4% of the maximum authorized liability. When calculating the extent of utilization, the basic amounts (maximum amount of guarantee less the lowest rate of retention to be borne by the beneficiary) outstanding under the guarantees and the total financing requirements reported in the case of guarantees by aval on bills of exchange are included.

Export Loan Financing by the Bank. In addition to the Bank’s role as sole agent for the administration of the Republic’s export guarantee program under the Export Guarantees Act, the Bank makes loans directly to banks including the shareholders of the Bank (“Refinancing Loans”) in order to permit such institutions to finance export loans made directly by them.

Export Loans and Commitments. The following table sets forth the aggregate principal amount of refinancing of tied loans, the acquisition of accounts receivable and of guarantees by aval, outstanding as of December 31 in each of the last five years:

	2021	2022	2023	2024	2025
	(Billions of euros)				(Billions of euros)	(Billions of dollars)
Tied loans	3.16	2.91	2.70	2.75	3.36	3.95
Acquisitions of accounts receivable	0.07	0.06	0.07	0.07	0.08	0.09
Guarantees by aval	16.47	17.13	17.17	17.09	16.67	19.59
Other refinancing contracts	2.09	2.03	2.09	2.32	2.24	2.63

Total	21.79	22.13	22.03	22.23	22.35	26.26

Of the total export financing outstanding as of December 31, 2025, EUR 7.93 billion (USD 9.32 billion) were to banks which are shareholders of the Bank. Moreover, we assume commitments to grant export financing. As of December 31, 2025, the balance of export financing not yet granted which we were contractually obligated to make was EUR 2.8 billion (USD 3.3 billion). This balance was scheduled to be drawn down as follows:

	(Millions of euros)	(Millions of dollars)
Through December 31,
2026	2,384	2,801
2027	219	257
2028	155	182
2029	33	39

Total	2,791	3,279

All of these undisbursed amounts may be cancelled in whole or in part at the option of the potential borrower, but the aggregate amount of cancellations to date has been insignificant. The timing of the draw-downs of these undisbursed amounts may change from time to time due to late deliveries, construction delays or other reasons.

Terms and Conditions of Export Financing. The credits to banks require a guarantee for the transaction or right underlying the financing. The guarantee must comply with the provisions of the Export Financing Guarantees Act. In the course of issuing guarantees, sustainability issues are a major point to be considered whereby the OECD recommendations for environmental and social due diligence for officially supported export credits (“Common Approaches”) serve as important guidelines. In addition, both the rights arising from the guarantees and the underlying receivables (export or other receivables) must, as a rule, be assigned as security.

The maximum repayment term for commercial export credits that fall within the scope of the “OECD Arrangement on Officially Supported Export Credits” (OECD Arrangement), whose participants agree to abide by certain rules with respect to the provision of officially supported export credits, is generally 10 years. Longer maximum terms are possible for conventional power plants (a maximum of 12 years), project finance (a maximum of 14 years) and renewable energy, climate protection and water projects (a maximum of 18 years). The currently applicable interest rates can be found on our website. Information on our website is not part of or incorporated by reference into this report.

The Bank’s Export Financing Scheme is a refinancing source for domestic and foreign credit institutions. To be eligible such institutions must meet our creditworthiness criteria, fulfill the legal requirements regarding the transactions to be financed and satisfy our conditions for uniform financing procedures. The uniform financing procedure conditions particularly apply to collateral management.

In issuing credits under the Export Financing Scheme, the Bank observes the applicable guidelines, directives and regulations of international agreements on the Organization for Economic Cooperation and Development (OECD), the EU and the Berne Union.

Sources of Funds for Export Financing. The principal sources of funds for our export financing activities are borrowings and issuances of debt securities, both in Austria and abroad. See “Financial Statements—Consolidated balance sheet of OeKB Group” and notes 22 and 23 to the Financial Statements.

The Export Financing Guarantees Act authorizes the Minister of Finance to issue on behalf of Austria unconditional guarantees of Austria for the payment of principal and interest on borrowings incurred by the Bank for the purpose of financing export transactions, including export loans, or for the purpose of refinancing such borrowings. In addition, pursuant to Sec. 1 Para. 2 Lit. b of the Export Financing Guarantees Act, Austria is authorized to provide indemnification in the case of foreign currency borrowings, so that we shall not have to pay more principal and interest expressed in euro than contemplated at the time of the borrowing on the basis of then prevailing exchange rates. The Export Financing Guarantees Act provides that Austria’s guarantees may only be issued if, after giving effect to such issuance, the aggregate liability for payments of principal under all guarantees then in effect does not exceed the maximum outstanding aggregate amount which currently stands at EUR 40.0 billion (USD 47.0 billion). In December 2022, the validity of the Export Financing Guarantees Act was extended until December 31, 2028. Guarantees of Austria issued prior to such date will not be affected by the expiration of the Act. An amount equal to 10% of the euro equivalent of the outstanding guaranteed principal is added in computing the aggregate amount of such liability in view of the exchange rate risk. As of December 31, 2025, the total amount of outstanding liabilities of Austria under the Export Financing Guarantees Act was EUR 27.3 billion (USD 32.1 billion).

Payment of principal and interest on most foreign currency borrowings of the Bank is covered by Austria’s guarantees under the Export Financing Guarantees Act. Austria has indemnified the Bank against foreign exchange risks in connection with substantially all foreign currency borrowings by the Bank. As of December 31, 2025, the total of outstanding borrowings denominated in currencies other than euro by the Bank amounted to EUR 24.4 billion (USD 28.7 billion). As of December 31, 2025, the total amount of outstanding borrowings denominated in euro by the Bank amounted to EUR 3.0 billion (USD 3.5 billion).

Services for the Capital Market and the Energy Market

Domestic Capital Markets Activities. We are a central provider of highly specialized services and infrastructure for the Austrian capital market. These services are used by financial service providers, issuers, investors, the Republic of Austria and the Austrian Financial Markets Authority, among others. Further to the provision of financial data and acting as the auction, paying and calculating agent for Austrian government bonds, the Bank since 2007 has acted as an Officially Appointed Mechanism for regulated information according to the European Transparency Directive and the Austrian Stock Exchange Act. It also acts as the National Numbering Agency and provides support services in connection with the allocation of LEI codes.

Processing of Austrian government bond and Austrian Treasury Bill auctions is effectuated via ADAS (Austrian Direct Auction System), an in-house developed electronic auction system, as a neutral intermediary between the auction participants and the Austrian Treasury representing the Republic of Austria.

Furthermore, the Bank is entrusted with the function of a reporting office in accordance with the Austrian Investment Fund Act 2011 and the Capital Markets Act 2019. In this function, it maintains an issue calendar for all securities and investments offered in Austria and acts as a depository for fund and securities prospectuses and as a data provider for the national supervisory authority and the Prospectus Notification Portal of the European Securities and Markets Authority (ESMA). Additionally, the Bank collects tax data for funds and calculates and publishes the capital yield tax.

Stock exchange trading, clearing and settlement. Pursuant to a decree of the Vienna Stock Exchange Council, we have been the clearing agency for the Vienna Stock Exchange since 1949. On November 5, 1999, trading on the Vienna Stock Exchange was entrusted to the Xetra trading system of the Deutsche Börse AG. Until January 31, 2005, we continued to clear and settle the transactions on the Vienna Stock Exchange even after the introduction of the German trading system. As of February 1, 2005, we transferred these activities to CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, a joint venture between the Bank and the Vienna Stock Exchange.

Central Securities Depositary. Since July 1, 1965, we have acted as the central depositary for securities in Austria. Depositors can open collective securities depositary accounts and benefit from the attendant advantages (simplification of securities custody, administration and transfer). Account holders include all members of the Vienna Stock Exchange, brokers and clearing institutions as well as foreign and domestic credit and financial institutions. In our capacity as central depositary, we have also entered into agreements with other central depositaries in order to ease cross-border settlement of securities transactions. Such agreements exist with the German, Dutch, French and Italian central depositaries, as well as with the Euroclear System (“Euroclear”) and Clearstream Banking S.A., Luxembourg (“Clearstream Luxembourg”). On September 12, 2015, we spun off our central depositary activities into a wholly owned subsidiary, OeKB CSD GmbH, in order to comply with the EU regulation on central securities depositories.

Competence Center for the Energy Market. In 2001, we took advantage of the deregulation of the electricity energy markets in Austria to develop a new business segment. The Bank performs the functions of financial clearing and risk management for “imbalance energy” (the difference between the contracts entered into by market participants on the basis of forecasts and the actual consumption/production of energy, which has to be consumed or generated by market participants). In 2003, we assumed the equivalent function for the gas energy market. Since 2013 OeKB offers services for spot trading with electricity and gas as a General Clearing Member (GCM) of European Commodity Clearing (ECC).

Other Services

Non-Export Loan Activities. As of December 31, 2025, the Bank’s non-export loans totaled EUR 0.22 million (USD 0.26 million). All of these loans were made to OeKB employees.

Information Services. Furthermore, the segment “Other Services” encompasses our information services which deliver studies, analyses, or concise summaries on global financial and economic developments mainly to business enterprises, domestic and foreign financial service providers as well as scientific and research institutions.

MANAGEMENT AND EMPLOYEES

Our business is managed by a Board of Executive Directors. Our Supervisory Board appoints the members of the Board of Executive Directors for terms of up to five years. The current members of our Board of Executive Directors are Angelika Sommer-Hemetsberger and Helmut Bernkopf.

During the financial year 2025, we had an average of 477 employees (including part-time employees on a proportionate basis, corresponding to the extent of their employment). On December 31, 2025, we had 478 employees (including part-time employees on a proportionate basis).

SHAREHOLDERS AND SUPERVISORY BOARD

On December 31, 2025, our share capital was EUR 130 million, divided into 880,000 ordinary no-par value shares, all of which are issued and fully paid. The shares are in registered form.

Our share capital is owned by leading Austrian banks and financial institutions as follows:

Name of Shareholder	% of Share Capital
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	24.750%
UniCredit Bank Austria AG, Vienna	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	12.890%
Schoellerbank Aktiengesellschaft, Vienna	8.260%
AVZ GmbH, Vienna	8.250%
Raiffeisen Bank International Aktiengesellschaft, Vienna	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH (Raiffeisen Group), Vienna	5.000%
Oberbank AG, Linz	3.890%
Beteiligungsholding 5000 GmbH, Innsbruck	3.055%
BKS Bank AG, Klagenfurt	3.055%
Volksbank Wien AG, Vienna	1.500%

100.000%

A substantial portion of our business is with our shareholders and their affiliates and with various other organizations with which the members of our Supervisory Board and our Board of Executive Directors are affiliated as directors, officers or otherwise. We do not consider the Bank to be a competitor of its shareholders or of other Austrian banks and credit institutions. We generally do not initiate transactions, whether or not they involve related parties, without consultation with our shareholders through their representatives on our Supervisory Board. When we do transact business with our shareholders, we do so on an arm’s-length basis. See “Business”.

Our Supervisory Board currently consists of the following members elected by the shareholders of the Bank:

Name	Principal Occupation

Dieter Hengl Chairperson	General Director and Chair of the Board, UniCredit Bank Austria AG, Vienna

Marie Valerie Brunner 1st Vice-Chairperson	Director and Member of the Board, Raiffeisen Bank International Aktiengesellschaft, Vienna

Ilinka Kajgana 2nd Vice-Chairperson	Chief Risk Officer and Member of the Board, Erste Bank der oesterreichischen Sparkassen AG, Vienna

Sabine Abfalter	Member of the Board, Raiffeisen Bank International Aktiengesellschaft, Vienna

Rainer Borns	Member of the Board, Volksbank Wien AG, Vienna

Rainer Hackl	Head of Department Strategic Credit & Integrated Risk, UniCredit Bank Austria AG, Vienna

Christine Hartlieb-Götz	Chief Operating Officer, UniCredit Leasing (Austria) GmbH, Vienna

Robert Konrad	Head Group Transaction Banking, Erste Group Bank AG, Vienna

Marion Kristen	Head of STEF & EXIN, Managing Director, UniCredit Bank Austria AG, Vienna

Herbert Pichler	Member of the Board, Privatstiftung zur Verwaltung von Anteilsrechten, Vienna

Friedrich Spandl	Managing Director, BAWAG P.S.K., Vienna

Herta Stockbauer	Member of the Board, BKS Bank AG, Klagenfurt

Robert Wieselmayer	Member of the Board, Card Complete Service Bank AG, Vienna

Janine Wukovits	Head of Legal Governance and Digitalisation, UniCredit Bank Austria AG, Vienna

In addition, Austrian law requires that our employees be represented on the Supervisory Board by delegates elected to four-year terms by the Staff Council. These delegates have the right to vote on substantially all questions at meetings of the Supervisory Board. The employee delegates on the Supervisory Board are: Martin Krull, Christina Schadauer, Elisabeth Halys, Suzana Minic, Christoph Seper, Markus Tichy and Evelyn Ulrich-Hell.

The Supervisory Board reports to the shareholders on the Bank’s management and financial condition. The authorization of certain transactions by the Board of Executive Directors, including borrowing and lending by the Bank in excess of certain amounts, is subject to approval by the Supervisory Board. With respect to our borrowing and lending activities, the Supervisory Board has delegated this function to an Executive Committee consisting of the following persons:

Dieter Hengl	Chairman of the Supervisory Board
Sabine Abfalter	Member of the Supervisory Board
Martin Krull	Employee delegate on the Supervisory Board

As required by the Austrian Stock Corporation Act (Aktiengesetz), the Supervisory Board has appointed a committee for the examination and preparation of the approval of the annual financial statements (Ausschuss zur Prüfung und Vorbereitung der Feststellung des Jahresabschlusses) which consists of the chairman and the 1st vice-chairman of the Supervisory Board and the chairman of the works council (Betriebsratsvorsitzender).

State Commissioners/Representatives

Pursuant to the Austrian Banking Act of 1993 (Bankwesengesetz), the Minister of Finance of Austria must appoint a State Commissioner and a Deputy State Commissioner for most banks, including OeKB. The State Commissioners are entitled to participate in the meetings of the shareholders and of the Supervisory Board of the Bank and must object to resolutions which in their view violate the laws or regulations of Austria. The objection of a State Commissioner suspends the effectiveness of such resolutions until the determination by the Financial Markets Authority as to their validity. In addition, the Export Financing Guarantees Act authorizes the Minister of Finance to appoint a Representative and a Deputy Representative who are charged with protecting the interests of Austria in connection with the guarantees assumed by Austria under the Act. These Representatives are entitled to examine all books and records of the Bank and to participate without vote in all deliberations of the Bank relating to borrowings by the Bank which are the subject of guarantees of Austria under the Export Financing Guarantees Act.

The names of the current State Commissioners/Representatives under both statutes and the positions they hold in the Austrian Government are as follows:

Harald Waiglein, State Commissioner/Representative	Head of Directorate General III—Economic Policy, Financial Markets and Customs Duties, Austrian Federal Ministry of Finance
Johann Kinast, Deputy State Commissioner/Representative	Head of Unit III/8—Export Guarantees and Debt Rescheduling, Austrian Federal Ministry of Finance

FINANCIAL STATEMENTS

OeKB Group consolidated financial statements 2025

The Notes are an integral part of the total comprehensive income for the year, the balance sheet, the consolidated statement of changes in equity, and the cash flow.

Consolidated statement of comprehensive income of OeKB Group

Income statement

€ thousand	Notes	2025	2024
Interest income calculated using the effective interest method		513,921	762,272
Other interest income		172,405	202,733
Interest income		686,326	965,004
Interest expenses calculated using the effective interest method		(244,299)	(355,246)
Other interest expenses		(308,908)	(475,760)
Interest expenses		(553,207)	(831,006)

Net interest income	6	133,119	133,999
Fee and commission income		76,365	72,415
Fee and commission expenses		(24,759)	(24,223)

Net fee and commission income	7	51,607	48,193
Net credit risk provisions	8	(615)	(280)
Net gain or loss on financial instruments measured at fair value through profit or loss	9	(300)	343
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	10	(38)	(4)
Current income from investments in other unconsolidated companies	11	5,990	3,359
Share of profit or loss of equity-accounted investments, net of tax	20	5,394	5,550
Administrative expenses	12	(111,573)	(111,621)
Other operating income		8,587	9,220
Other operating expenses		(2,354)	(2,939)
Other operating income	13	6,233	6,281

Profit before tax		89,817	85,819
Income tax	14	(16,697)	(18,323)

Profit for the year		73,120	67,496

Attributable to owners of the parent		71,663	65,706
Attributable to non-controlling interests		1,457	1,791

Other comprehensive income/(expenses)

€ thousand	Notes	2025	2024
Items that will not be reclassified into the income statement in future
Actuarial gains/losses on defined benefit plans	24	5,338	3,089
Equity-accounted investments - Share of net other comprehensive income	20	—	12
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)		5,198	(826)
Tax effects	14	(2,370)	(508)

Other comprehensive income, net of tax		8,166	1,767

Total comprehensive income/(expenses)		81,286	69,263

Attributable to owners of the parent		79,823	67,466
Attributable to non-controlling interests		1,464	1,797

Earnings per share

	2025	2024
Profit for the year attributable to owners of the parent, in € thousand	71,663	65,706
Average number of shares outstanding	880,000	880,000

Earnings per share, in €	81.44	74.67

As in the previous year, there were no exercisable conversion or option rights at 31 December 2025. The diluted earnings per share correspond to the undiluted earnings per share (see Note 2).

Consolidated balance sheet of OeKB Group

Assets

€ thousand	Notes	31 Dec 2025	31 Dec 2024
Cash and cash equivalents	16	338,979	939,737
Loans and advances to banks	17	21,713,143	20,801,429
Loans and advances to customers	17	2,174,542	2,243,855
Other financial assets	18	2,659,699	2,679,490
Derivative financial instruments	19	639,847	890,020
Guarantees pursuant to § 1(2b) AFFG	19	7,068,536	6,912,883
Equity-accounted investments	20	71,569	72,544
Property, equipment, and intangible assets	21	16,212	24,532
Deferred tax assets	25	57,560	53,434
Other assets		16,320	11,177

Balance sheet total		34,756,407	34,629,102

Liabilities and equity

€ thousand	Notes	31 Dec 2025	31 Dec 2024
Deposits from banks	22	648,295	957,783
Deposits from customers	22	1,273,783	1,083,502
Debt securities issued	23	28,214,672	28,844,905
Derivative financial instruments	19	1,670,952	972,025
Provisions	24	113,387	122,899
Current tax liabilities		2,252	10,313
Other liabilities	26	58,704	45,835
EFS interest rate stabilisation provision	27	1,813,232	1,650,594
Equity attributable to owners of the parent		942,754	922,771
Attributable to non-controlling interests		18,377	18,476
Total equity	28	961,130	941,246

Balance sheet total		34,756,407	34,629,102

Consolidated statement of changes in equity of OeKB Group

The amounts of subscribed share capital and capital reserves shown in the following tables are the same as those reported in the financial statements of Oesterreichische Kontrollbank Aktiengesellschaft.

More information on equity is provided in Note 28.

Consolidated statement of changes in equity 2025

€ thousand	Notes	Subscribed share capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2025	28	130,000	3,347	793,439	(24,133)	20,119	922,771	18,476	941,246
Profit for the year		—	—	71,663	—	—	71,663	1,457	73,120
Other comprehensive income/ (expenses)		—	—	—	4,161	3,998	8,160	6	8,166

Total comprehensive income/(expenses)		—	—	71,663	4,161	3,998	79,823	1,464	81,286
Dividend payments	28	—	—	(59,840)	—	—	(59,840)	(1,563)	(61,403)

As at 31 Dec 2025		130,000	3,347	805,262	(19,972)	24,117	942,754	18,377	961,130

Consolidated statement of changes in equity 2024

€ thousand	Notes	Subscribed share capital	Capital reserves	Retained earnings	IAS 19 - Reserve	FVOCI - Reserve	Equity attributable to owners of the parent	Non- controlling interests	Total equity
As at 1 Jan 2024	28	130,000	3,347	776,134	(26,519)	20,744	903,706	18,241	921,946
Profit for the year		—	—	65,706	—	—	65,706	1,791	67,496
Other comprehensive income/ (expenses)		—	—	—	2,386	(626)	1,761	6	1,767

Total comprehensive income/(expenses)		—	—	65,706	2,386	(626)	67,466	1,797	69,263
Dividend payments	28	—	—	(48,400)	—	—	(48,400)	(1,562)	(49,963)

As at 31 Dec 2024		130,000	3,347	793,439	(24,133)	20,119	922,771	18,476	941,246

Consolidated statement of cash flows of OeKB Group

€ thousand	Notes	2025	2024
Profit before tax		89,817	85,819
Non-cash items included in profit, and adjustments to reconcile profit with cash flows from operating activities
Depreciation on property and equipment	21	3,256	3,687
Amortisation on intangible assets	21	1,954	2,258
Change in provisions	24	2,658	5,412
Change in loan loss provisions (ECL)	8	938	897
Change in the EFS interest rate stabilisation provision	27	162,638	151,129
Change in guarantees pursuant to § 1(2b) AFFG	19	(155,653)	204,617
Unrealised gains/losses from the measurement of other financial assets measured at fair value through profit or loss and not assigned to the EFS	9	(620)	(217)
Net gain or loss from the derecognition of loans and advances measured at amortised cost	10	38	4
Share of profit or loss of equity-accounted investments, net of tax	20	(5,394)	(5,550)
Unrealised gains/losses from foreign currency differences on financial instruments not assigned to the EFS	9	920	126
Other non-cash items		(369,314)	(557,802)

Subtotal for non-cash adjustments		(268,762)	(109,620)
Change in operating assets and liabilities after adjustment for non-cash components
Proceeds from the redemption of
Loans and advances to banks	17	16,261,053	21,059,245
Loans and advances to customers	17	3,248,273	2,642,515
Payments for the purchase of
Loans and advances to banks	17	(17,159,704)	(19,900,549)
Loans and advances to customers	17	(3,184,928)	(2,622,111)
Proceeds from
Deposits from banks	22	2,927,239	4,915,454
Deposits from customers	22	3,514,951	2,548,994
Debt securities issued	23	44,708,138	36,551,639
Repayments from the redemption of
Deposits from banks	22	(3,233,954)	(4,981,913)
Deposits from customers	22	(3,324,645)	(2,599,926)
Debt securities issued	23	(44,255,732)	(37,285,515)
Lease liabilities	21	(547)	(1,018)
Other assets from operating activities		(9,269)	(6,011)

€ thousand	Notes	2025	2024
Other liabilities from operating activities		4,808	(3,994)
Interest received		756,513	1,075,844
Interest paid		(533,518)	(718,678)
Dividends received from investments in other unconsolidated companies	11	5,990	3,359
Dividends received from equity-accounted investments	20	6,600	6,610
Income tax paid		(17,016)	(15,620)

Net cash from operating activities		(554,509)	558,706

Proceeds from the redemption and disposal of
Other financial assets	18	552,375	471,050
Other financial assets - Other unconsolidated companies	18	1,500	36
Property, equipment, and intangible assets	21	7,900	—
Payments for the purchase of
Other financial assets - Other unconsolidated companies	18	—	—
Other financial assets	18	(541,983)	(533,039)
Property, equipment, and intangible assets	21	(4,638)	(4,930)

Net cash from investing activities		15,154	(66,883)

Dividend payments	28	(61,403)	(49,963)

Net cash from financing activities		(61,403)	(49,963)

Consolidated statement of cash flows of OeKB Group

€ thousand	31 Dec 2025	31 Dec 2024
Cash and cash equivalents at beginning of period	939,737	497,877
Net cash from operating activities	(554,509)	558,706
Net cash from investing activities	15,154	(66,883)
Net cash from financing activities	(61,403)	(49,963)

Cash and cash equivalents at end of period	338,979	939,737

Further details on cash and cash equivalents and additional information on the change in the presentation of the cash flows are provided in Note 29 and Note 1.

Notes to the consolidated financial statements of OeKB Group

Note 1 General information

Oesterreichische Kontrollbank Aktiengesellschaft (OeKB) is a special-purpose bank with its registered office in 1010 Vienna, Am Hof 4, Austria, and was founded in 1946. OeKB is a public interest entity pursuant to § 189a 1 lit a UGB (Uniform Commercial Code).

OeKB Group comprises Oesterreichische Kontrollbank Aktiengesellschaft, Oesterreichische Entwicklungsbank AG (OeEB), OeKB CSD GmbH (OeKB CSD), Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. (OeHT), CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH (CCPA), and OeKB EH Beteiligungs- und Management AG (Acredia Versicherung AG), see also Note 38 Scope of consolidation.

Because of the unique nature of the business model of OeKB Group, the operating principles and relevant legal regulations are explained in this section to allow a better understanding of these consolidated financial statements.

OeKB Group is a group of special-purpose banks that act as service providers for the export industry, capital market (incl. the energy market), and tourism economy.

The OeKB Group business model consists of

•	Export guarantees and guarantees by aval

•	Export financing and financing as a development bank of the Republic of Austria

•	Capital Market Services

•	Tourism promotion and financing.

Export guarantees/Guarantees by aval

In this business, OeKB acts as an agent in the name of and for the account of the Republic of Austria. OeKB is responsible here for the bank-specific handling of guarantee applications, the administrative and technical processing of the guarantee agreements, and for enforcing the rights of the Republic of Austria from guarantee claims. OeKB receives a processing commission for this off-balance-sheet business segment on the basis of an agency agreement.

Legal basis: Liability according to the Export Guarantees Act (AusfFG)

According to the AusfFG, the Federal Minister of Finance is authorised until 31 December 2027 to assume guarantees in the name of the Republic of Austria for the proper fulfilment of transactions by foreign counter-parties and for the enforcement of the rights of export companies that directly or indirectly improve Austria’s current account. These transactions and rights relate to projects abroad – especially in the areas of environmental protection, waste disposal, and infrastructure – whose realisation by domestic or foreign companies is in Austria’s interests. According to § 7 AusfFG, the guarantee fee and all claims paid shall be collected by the agent of the federal government (OeKB) and credited regularly to an account of the federal government opened at the authorised agent of the federal government. Pursuant to § 8a AusfFG, OeKB will remain responsible for the processing of these guarantees (export guarantees/guarantees by aval) until the conclusion of a new agency contract.

OeKB is entitled to an adequate fee for the administration of these export guarantees (shown in fee and commission income from guarantee business, Note 7).

The tasks of the Austrian development bank are specified in § 9 AusfFG. Oesterreichische Entwicklungsbank AG has been commissioned to fulfil these responsibilities, and is obligated to follow the objectives and principles of Austria’s development policy as set forth in the Development Cooperation Act (EZA-G). Therefore OeEB’s business activities are also oriented towards the provisions of the EZA-G.

Export Financing Scheme (EFS)

OeKB Group acts as a contractor to the Republic of Austria in significant business segments. The Republic of Austria also issues extensive guarantees for the protection of OeKB and its creditors. OeKB Group engages in no retail business and accepts no savings deposits. As an agent of the Republic of Austria, it provides refinancing to banks and financial institutions at attractive terms, and these institutions then extend this financing to their customers as export loans (delivery, purchase, and investment financing and export acceptance credit, financing of export induced domestic investments, and financing of lease arrangements of domestic exporters).

The majority of the loans and advances to banks and customers in the EFS feature a guarantee from the Republic of Austria pursuant to the AusfFG. Because of this, OeKB Group is not exposed to significant credit risk, and only minor loan loss provisions need to be formed in connection with the EFS. Because of these guarantees, the claims are subject to uniform conditions depending on the time at which the refinancing agreements were concluded. These uniform refinancing interest rates, which are published on the OeKB website, are derived from the OeKB’s credit spreads. The credit spreads of OeKB are in turn dependent on the credit spreads of the Republic of Austria due to the creditor guarantee pursuant to § 1(2a) AFFG. The Export Financing Guarantees Act also permits export financing based on other guarantees and insurance policies.

Aside from this scheme, OeKB Group only engages in significant lending activities in connection with tourism financing and as development bank and thus only generates significant interest income in these business segments. This means that the income of OeKB Group aside from the income generated by proprietary investments results primarily from fees and commissions for the services rendered to customers and clients.

The majority of the refinancing needed for the Export Financing Scheme is raised on the international money and capital markets, where OeKB is a respected and established issuer thanks to the guarantees provided by the federal government. Exchange rate risks exist for the most part only in connection with these long- and short-term debt securities issued. These risks are largely secured by the exchange rate guarantees of the Republic of Austria pursuant to § 1(2b) AFFG on an individual transaction basis. This means that OeKB Group bears no significant exchange rate risk from the EFS. The calculation and settlement of these exchange rate positions is conducted in agreement with the Federal Ministry of Finance for each individual transaction. The foreign currency strategy is implemented in coordination with the BMF as part of an ongoing portfolio strategy. In some cases, the transactions are refinanced in the same currency and the exchange rates that apply to maturing liabilities are immediately applied to newly issued debt. Because of the importance and relevance of this receivable for all parties, it is being reported in a separate item (guarantees pursuant to § 1[2b] AFFG).

Legal basis: Federal law on the financing of transactions and rights (Export Financing Guarantees Act – AFFG)

Pursuant to § 1 AFFG, the Federal Minister of Finance is authorised until 31 December 2028 to issue guarantees in the name of the Republic of Austria for credit operations (bonds, loans, lines of credit, and other obligations) conducted by the authorised agent of the federal government pursuant to § 5(1) AusfFG (OeKB).

The guarantees are issued:

•	to the benefit of the creditor of the agent authorised by the federal government (OeKB) for the fulfilment of its obligations under credit operations (§ 1[2a] AFFG)

•

to the benefit of the authorised agent of the federal government (OeKB) to guarantee a specific exchange rate between the euro and another currency (exchange rate risk) for the fulfilment of obligations under credit operations for the period of time during which the proceeds from the credit operation are used for financing in euros (§ 1[2b] AFFG).

The fee provisions for the issue of guarantees by the Republic of Austria pursuant to the AFFG specify a (minimum) guarantee fee that depends on the volume of the outstanding borrowings in the Export Financing Scheme.

The EFS interest rate stabilisation provision is based on the specific purpose of and risks associated with the EFS, which is maintained as a separate accounting entity under the authorisation as an agent of the federal government under the AFFG (see § 1[1] AFFG in conjunction with § 5[1] AusfFG). It contains the surpluses from charged interest (interest income), the proportionate expenses related to the Stability Tax Act, and the results from the fair value measurement (net gain or loss on financial instruments measured at fair value through profit or loss) of the financial instruments in the EFS. OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for financing the EFS as needed. This was implemented through the formation of the EFS interest rate stabilisation provision and through the annual resolutions of OeKB’s Supervisory Board. The proceeds generated under the EFS cannot be accessed by the owners now or in future and may only be used by management for the purposes of the EFS. This provision reflects the fact that the proceeds from the EFS do not accrue to OeKB but are instead to be kept in the EFS for the covering of risks (including in relation to the obligation to continue operating in the event that the agency agreement pursuant to § 8a AusfFG is terminated). The Federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS.

In coordination with the Federal Ministry of Finance, OeKB has decided to report the EFS interest rate stabilisation provision separately due to its specific nature (see Note 27).

Services as development bank

OeEB works on behalf of the Federal Ministry of Finance to improve living conditions for people in developing and emerging countries. The legal basis for these activities is largely defined in the Export Guarantees Act (see also Legal basis: Liability according to the Export Guarantees Act [AusfFG]). As a public agent, OeEB provides financing at near-market terms but can assume a higher degree of economic risk than commercial banks thanks to comprehensive guarantees from the Republic of Austria. OeEB acquires stakes in companies in developing and emerging countries on a fiduciary basis using federal funds and reinforces the resulting development policy effects with flanking measures. In the field of Technical Assistance Advisory, OeEB provides special financing to strengthen the development policy effects, in particular to lay the groundwork for and accompany equity investments with federal funds and investment financing from OeEB.

Services for the capital market and energy market

OeKB Group offers a wide range of services for the Austrian capital market. These include the office for the issue of government bonds of the Republic of Austria through auction, the payment and calculation office for government bonds of the Republic of Austria, the notification office pursuant to the KMG, OAM Issuer Info (storage medium for securities exchange information), ISIN code assignment, and financial data service – the collection and sale of master, schedule, and price data for financial instruments, and fund services (platform for data exchange). As part of the business activities of OeKB CSD, central depository services are offered pursuant to the EU CSD Regulation (Regulation [EU] No 909/2014). These services include the acceptance of securities from issuers for safekeeping and administration, the execution of booking orders to settle securities transactions, and the handling of payments from issuers to satisfy the claims evidenced in the securities.

Related to the core competencies in the capital market, services are also provided for the Austrian energy market. These energy market services include financial clearing and risk management services for the settlement agents in the Austrian gas and electricity market. OeKB is also active as a general clearing member on European Commodity Clearing AG (ECC), and in this capacity handles collateral management and financial processing for non-clearing members. OeKB is also admitted to eSett as a settlement bank and thus supports its customers in their trading activities on the electricity market in the Nordic countries of Denmark, Finland, Norway, and Sweden.

Services for the tourism financing and promotion services

OeHT acts as a tourism and leisure economy agency that is an Austrian funding entity and a bank. The funding awarded by OeHT is provided by public authorities. The core task of OeHT is financing investment projects by SMEs in the Austrian tourism and leisure industry. The unique feature of financing through OeHT is the federal promotion measures that are part of every offered financing product. It handles the tourism promotion operations of the federal government on behalf of the Federal Ministry of Economy, Energy and Tourism. These promotion measures can take the form of guarantees, cash contributions, or subsidised interest rates. OeHT is a partner institution of the European Investment Bank (EIB), which is headquartered in Luxembourg. OeHT assumed the handling of ERDF funding for tourism for the 2014–2020 ERDF period. At present, ERDF applications from this period that are still pending are being processed. New applications are no longer being accepted.

Accounting principles

The consolidated financial statements of OeKB Group were prepared in accordance with the IFRS® Accounting Standards as issued by the International Accounting Standards Board (“IASB”) as adopted by the European Union. The requirements of § 59a BWG and § 245a UGB were met.

The Executive Board of OeKB is responsible for preparing the consolidated financial statements and group management report, which was signed by the Executive Board on 6 March 2026. After inspection of the consolidated financial statements by the Audit Committee and a recommendation from this committee, the Supervisory Board of OeKB acknowledges these financial statements.

Details about the recognition and measurement principles of OeKB Group (aside from the explanations in chapter Export Financing Scheme), including the changes made to these during the year, can be found in Note 2.

The reporting currency and functional currency of these consolidated financial statements and of OeKB Group is the euro. All amounts are indicated in thousands of euros unless specified otherwise. The tables may contain rounding differences.

In preparing its consolidated financial statements, OeKB Group orients itself towards the most important characteristics of the business model and towards the presentations of its peer organisations and the proposals of major, internationally active financial auditors on the preparation of consolidated financial statements for banks according to IFRS, which makes the consolidated financial statements easier for investors to compare.

The consolidated financial statements are prepared on the basis of the going concern principle.

Uncertainty in judgements and assumptions

The preparation of consolidated financial statements in accordance with the IFRS requires the Executive Board to make judgements and assumptions about future developments that can have an impact on the reported value of assets and liabilities, the disclosure of other obligations at the balance sheet date, and the reporting of earnings and expenses during the financial year.

Areas where this is necessary are:

•

The assessment of the business model in which the assets are held and the assessment of whether the contractual terms of the financial asset solely represent capital payments and interest in the outstanding principal. Note 2

•	The parameters that are used for fair value measurement are based in part on forward-looking assumptions that may fluctuate. Note 3

•	Specifying the term of a lease: determining whether the ability to exercise termination options is sufficiently assured. Note 21

•

The assessment of whether the credit risk of the financial asset has increased significantly since the first-time recognition and inclusion of forward-looking information for the determination of the expected credit loss as used to identify the impairment of financial assets. The determination of the LGD (loss given default) and the PD (probability of default) in the calculation of the impairment. Note 37

•

Assumptions are made about the discount rate, retirement age, life expectancy, staff turnover, and future remuneration growth for the measurement of the existing pension and termination benefit obligations. Note 24

•	The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. Note 25

•	Assessment are made regularly as to whether obligations that are not reported on the balance sheet arising from guarantees and other commitments must be reported on the balance sheet. Note 33

The estimates and assumptions upon which they are based are assessed on a regular basis and conform with the respective standards. The estimates are based on past experience and other factors such as plans, expectations as at the reporting date, and projections of future events. The actual results can deviate from the assumptions and estimates when the actual conditions develop differently than was expected on the reporting date. Changes are taken into account as they occur.

Note 2 Accounting and measurement principles

New standards and amendments to be applied for the first time in 2025

With regard to new or amended standards and interpretations, only those that apply to the business activities of OeKB Group are listed with explanations.

Standards and amendments to be applied for the first time in 2025		First-time application	Adoption by the EU
IAS 21 (Amendment)	Lack of exchangeability	1 Jan 2025	Yes

IAS 21 – Lack of exchangeability

The amendment contains guidelines and specifies when a currency is exchangeable and how the exchange rate is to be determined when it is not exchangeable. IAS 21 had not yet contained explicit rules on which exchange rate a company is required to use if the rate on the reporting date is not observable.

As soon as the currency is not exchangeable at the time of measurement, the preparer of the financial statements estimates the rate on the reporting date as the exchange rate that would have applied for an orderly exchange transaction between market participants under the prevailing economic conditions. If this is not observable, the new rules also permit alternate estimation methods. These can be an adjustment of an observable exchange rate if this satisfies the preconditions of an orderly exchange and the transaction reflecting the economic conditions.

OeKB Group reports solely in its own functional currency. Financial assets and liabilities in foreign currencies result primarily from currencies in a highly liquid market (OeKB instrument issue currencies such as USD). If there are financial assets and liabilities in foreign currencies in less-liquid markets, these are generally related to the management of cash accounts (demand deposits) at OeKB Group, and the associated exchange rate fluctuations generally have no material impacts on the income statement of OeKB Group but are borne by the business partners of the Group.

New standards and interpretations that are not yet being applied

A number of new standards and amendments to standards that were partly adopted by the EU are to be applied in the first financial year beginning after 31 December 2025, though earlier application is possible.

New and amended standards and interpretations		Effective date	Adoption by the EU
IFRS 9 and IFRS 7 (Amendment)	Classification and measurement of financial instruments	1 Jan 2026	Yes
IFRS 9 and IFRS 7 (Amendment)	Contracts referencing nature-dependent electricity	1 Jan 2026	Yes
Amendments to IFRS	Annual improvements project vol. 11 for IFRS 1, IFRS 7, IFRS 9, IFRS 10, and IAS 7	1 Jan 2026	Yes
IFRS 18 (New)	Presentation and disclosure of information in financial statements	1 Jan 2027	Yes
IFRS 19 (New/draft)	Subsidiaries without public accountability – disclosures	1 Jan 2027	No

IFRS 9 and IFRS 7 – Classification and measurement of financial instruments

The adopted amendments contain a clarification of the classification and of subsequent measurement of financial assets that are associated with environmental, social, and corporate governance (ESG) and similar characteristics. Subsequent recognition depends on the characteristics of the cash flows of the financial asset.

In addition, the amendment addresses the derecognition requirements in IFRS 9 relating to financial assets and financial liabilities in the event of electronic fund transfers. In addition to this, an option is introduced that allows a company to derecognise a financial liability before it delivers cash on the day of fulfilment provided that certain criteria are met.

The amendments have no effects on the OeKB Group consolidated financial statements.

IFRS 9 and IFRS 7 – Contracts referencing nature-dependent electricity

Contracts on renewable energy aim to ensure the stability of and access to renewable electricity sources. These generally involve so-called Power Purchase Agreements (PPA), which can be structured as contracts with physical electricity delivery or as virtual PPAs. The markets for electricity from renewable sources have unique characteristics. These particular market characteristics caused problems with the application of the current accounting rules, especially with long-term contracts.

As OeKB Group has no such contracts, the amendments will have no effects on the consolidated financial statements.

Annual improvements project vol. 11

In general, the annual improvements are limited to amendments that either clarify the wording of an IFRS standard or correct relatively minor unintended consequences, mistakes, or conflicts between requirements in the standards. The amendments contained in the annual improvements pertain to:

•	IFRS 1 – First-time application of the International Financial Reporting Standards – Recognition of hedging transactions by a first-time adopter

•	IFRS 7 – Financial instruments – Disclosures:

•	Gain or loss on derecognition

•	Disclosure of differences between fair value and transaction price

•	Disclosures on credit risk

•	IFRS 9 – Financial instruments:

•	Derecognition of lease liabilities

•	Transaction price

•	IFRS 10 – Consolidated financial statements – Determination of a “de facto agent”

•	IAS 7 – Statement of cash flows – Cost method

OeKB Group anticipates no material effects on the consolidated financial statements from the amendments.

IFRS 18 – Presentation and disclosure of information in financial statements

The primary objective of IFRS 18 is to improve the assessment of the performance of a company by increasing comparability in the depictions and will replace IAS 1 Presentation of Financial Statements. For this, there are new requirements for the income statement as to which expenses and which income must be assigned to the following, newly defined categories:

•	Operating;

•	Investing;

•	Financing.

The previous structuring options will no longer apply. Mandatory subtotals must be shown after the first two sections. These principles must be applied in the case of a non-specific business model. In the case of a specific business model as for OeKB Group (financial services provider, company with investment activities), the details of the disclosures differ.

In the cash flow statement, the presentation options for received and paid dividends will no longer apply, and interest and the operating profit will be prescribed as the starting point for the application of the indirect method.

Another goal of IFRS 18 is to provide useful company-specific information (publicly communicated performance indicators that are not specified in the reporting standard). To this end, there are requirements for whether and what notes information must be provided. It also adds new requirements for the principles of aggregation and disaggregation in the disclosures in the notes.

In the first year of application, the figures for the previous year must be adapted. A reconciliation table must be provided in the notes for the adaptation of the income statement.

OeKB Group set up a working group for this to evaluate the need for adaptations and the effects on the presentation of the consolidated financial statements.

IFRS 19 – Subsidiaries without public accountability – Disclosures

The new standard allows certain subsidiaries to apply the IFRS accounting standards with reduced information in the notes. IFRS 19 can be applied by a subsidiary if

•	the subsidiary itself is not subject to public accountability and

•	its parent company prepares consolidated financial statements according to the IFRS.

Public accountability applies in particular if the subsidiary has listed equity or debt instruments on a public market.

If a subsidiary applies the full IFRS in its separate or consolidated financial statements, the optional application of IFRS 19 significantly reduces the scope of information to be provided in the notes compared with the other IFRS standards. However, the rules for the recognition, measurement, and reporting of the other IFRS standards must be applied. A subsidiary that applies IFRS 19 must clearly state that IFRS 19 was applied in its explicit and unreserved statement of compliance with IFRS.

As OeKB Group is not fully included in any consolidated financial statements, the Group cannot apply IFRS 19. The provisions have not yet been adopted by the EU.

Material recognition and measurement principles

OeKB Group consistently applied the following accounting methods to all periods shown in these consolidated financial statements unless indicated otherwise.

A. Consolidation principles

•	Business combinations

In the case of business combinations as defined in IFRS 3, all identifiable tangible and intangible assets, liabilities, and contingent liabilities of the subsidiary are remeasured at the time of the acquisition for capital consolidation. The acquisition costs are settled with the proportionate share of the net assets at the time of the transfer of control. Non-controlling interests are calculated on the basis of the assets and liabilities measured at fair value.

•	Subsidiaries

Subsidiaries are companies controlled by OeKB. OeKB controls a company when it is subject to fluctuating returns from the company and has a right to returns from the company, and when it has the ability to influence these returns by means of the control that it exercises over the company. The assets, liabilities and equity, and income of subsidiaries are included in the consolidated financial statements from the point in time at which control begins and until the point in time at which control ends.

•	Non-controlling interests

Non-controlling interests are measured at the proportionate value of the identifiable net assets of the acquired company at the time of acquisition. Changes in a share held by the Group in a subsidiary that do not lead to a loss of control are recognised as equity transactions.

•	Loss of control

If OeKB loses control over a subsidiary, it moves the assets and liabilities of the subsidiary and all associated non-controlling interests and other components out of equity. Any profit or loss is recognised in the income statement. Every retained share in the former subsidiary is measured at fair value at the time that control is lost.

•	Equity-accounted investments

Equity-accounted investments consist of shares in joint ventures. A joint venture is a company over which OeKB Group exercises joint control through an agreement. These are recognised according to the equity method, and are initially measured at the acquisition costs including transaction costs. After initial recognition, the consolidated financial statements contain the share in the overall net gain or loss of the equity-accounted investments up to the point in time at which the significant influence or joint control ends. The relevant share of the total comprehensive income is recognised in the income statement in the item share of profit or loss of equity-accounted investments. Dividends received are recognised as a reduction of the net book value measured according to the equity method (asset swap). Based on internal and external findings, the need for any impairment charges will be evaluated annually. If need for impairment charges is determined, the asset will be written down to the impaired value. The value in use is determined on the basis of planning projections according to recognised methods.

•	Transactions eliminated during consolidation

Internal loans and advances and liabilities and all recognised income and expenses from internal transactions within the Group are eliminated during the preparation of the consolidated financial statements. In the periods presented, there were not any intercompany profits in OeKB Group that required elimination. Unrealised gains from transactions with equity-accounted investments are written off against the

Group’s share in the company in question. Unrealised losses are eliminated in the same manner as unrealised gains, but only if there is no evidence of impairment.

B. Foreign currency translations

Foreign currency transactions are first translated into the functional currency by OeKB Group using the valid exchange rate on the date of the transaction.

Monetary assets and debts denominated in a foreign currency on the reporting date are translated into the functional currency at the reference exchange rates published by the European Central Bank for the reporting date.

Indicative exchange rates as at 31 December 2025

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.7581	AUD	0.8726	GBP	2.0380	NZD	1.1750	USD
1.6088	CAD	9.1464	HKD	4.2210	PLN	19.4439	ZAR
0.9314	CHF	385.1500	HUF	5.0968	RON
8.2262	CNY	184.0900	JPY	10.8215	SEK
24.2370	CZK	11.8430	NOK	50.4838	TRY

Indicative exchange rates as at 31 December 2024

Mid rate	Currency	Mid rate	Currency	Mid rate	Currency	Mid rate	Currency
1.6772	AUD	0.8292	GBP	1.8532	NZD	1.0389	USD
1.4948	CAD	8.0686	HKD	4.2750	PLN	19.6188	ZAR
0.9412	CHF	411.3500	HUF	4.9743	RON
7.5833	CNY	163.0600	JPY	11.4590	SEK
25.1850	CZK	11.7950	NOK	36.7372	TRY

Non-monetary assets and debts that are measured at fair value in a foreign currency are translated at the rate valid on the date that the fair value is determined. Non-monetary items measured at the acquisition or production costs in a foreign currency are translated at the exchange rate on the date of the transaction.

Currency translation differences are recognised in the profit or loss for the period.

C. Net interest income

•	Effective interest method

Interest income and interest expenses of financial instruments measured at amortised cost are recognised through profit or loss using the effective interest method. The effective interest rate is calculated on the basis of the estimated future cash flows (incl. transaction costs) over the expected term of a financial asset or financial liability. When calculating the effective interest rate for financial assets that were not impaired at the time of acquisition, OeKB Group estimates the future cash flows taking all contractual provisions of the financial instrument but not expected credit losses (credit risks) into account. For financial assets that were impaired at the time of acquisition, a credit-adjusted effective interest rate is calculated using estimated future cash flows including expected credit losses (credit risks).

The calculation of the effective interest rate includes the transaction costs and the paid or received fees, which are an integral part of the effective interest rate. The transaction costs include additional costs that are directly related to the purchase or issue of a financial asset or financial liability.

•	Amortised cost

The amortised cost of a financial asset or financial liability is the amount at which the financial asset or financial liability was measured upon initial recognition less repayments and plus or less the accumulated amortisation using the effective interest method, adjusted for any credit risk provisions. The gross book value of a financial asset is the amortised cost of the financial asset before adjustment for credit risk provisions.

•	Calculation of the interest income and expenses calculated using the effective interest method

In this case, the effective interest rate is applied to the gross book value of the asset (when the asset is not impaired) or to the amortised cost of the debt.

For financial assets whose credit rating was not impaired upon initial recognition but is impaired on the reporting date (level 3), the interest income is calculated using the effective interest rate based on the amortised cost (= net basis). If the credit rating of the asset is no longer impaired, the interest income is again calculated using the gross basis.

For financial assets already impaired at the time of acquisition, the interest income is calculated by applying the credit-adjusted effective interest rate to the amortised cost of the asset. The calculation of the interest income does not revert to the gross basis, even when the credit risk of the asset improves. See Note 37 for information about when the credit rating of assets is impaired.

•	Presentation on the income statement

The interest income and expenses for financial assets and financial liabilities calculated using the effective interest method are shown on the income statement under Interest income and expenses calculated using the effective interest method.

The other interest income and expenses shown on the income statement include interest from financial assets and financial liabilities designated at fair value (FV option) and those that must be measured at fair value through profit or loss (FVTPL). The other interest income also includes reduction in expense from other negative interest, and the other interest expenses reduction in income from other negative interest.

•	Charged interest and the EFS interest rate stabilisation provision

If interest charged under EFS leads to surpluses, these are transferred to the EFS interest rate stabilisation provision according to the resolutions of the governing bodies of OeKB (allocation to the EFS interest rate stabilisation provision). Measures taken to reduce the effective refinancing rate in the scheme are charged against the EFS interest rate stabilisation provision (use of the interest rate stabilisation provision).

Corresponding to the income of the EFS, the interest allocation and use through the EFS interest rate stabilisation provision is recognised in the items interest income calculated using the effective interest method and other interest income (see Note 6 and Note 27).

•	Guarantee pursuant to § 1(2) AFFG

The guarantees pursuant to § 1(2) AFFG are directly related to the debt securities issued by OeKB. The expenses are calculated for each guarantee and period and recognised under interest expenses calculated using the effective interest method. If the FV option is applied to guaranteed financial liabilities, the guarantee fees are calculated for the period in question and reported in the item other interest expenses.

D. Net fee and commission result

Fee and commission income and expenses, which are an integral part of the effective interest rate of a financial asset or financial liability, are included in the effective interest rate and are thus presented in the interest income. If a loan commitment is not expected to result in the payout of a loan, the associated loan commitment fee is recognised through profit or loss.

Fee and commission income is recognised in the period in which the associated service is rendered. Fee and commission expenses are recognised as an expense when the service is received.

The guarantee fees paid from the development bank to the Republic of Austria pursuant to § 9 AusfFG are related to the individual financial assets and are reported under the fee and commission expenses (see Note 7).

E. Current income from investments in other unconsolidated companies

Dividend income is recognised at the time of the decision to pay the dividend (see Note 11).

F. Net gain or loss on financial instruments measured at fair value (FV option) in the income statement (FVTPL)

The net gain or loss on financial instruments pertains to

•	derivative financial instruments and guarantees pursuant to § 1(2b) AFFG that are held for hedging purposes,

•	financial assets that must be measured at FVTPL, and

•	financial assets and financial liabilities to which the FV option has been applied.

This item contains the changes in the fair value and all currency translation differences (see Note 9).

G. Income taxes

The tax expenses consist of actual and deferred taxes. Actual taxes and deferred taxes are recognised on the income statement unless they are related to a business combination or to an item recognised directly in equity or in other comprehensive income.

Interest and penalties on income taxes, including on uncertain tax positions, are recognised according to IAS 37.

•

Actual taxes pertain to the expected tax obligation or tax receivable on the taxable income for the financial year or to the tax loss, both based on the tax rates that apply on the reporting date or that will soon apply, plus all changes to the tax obligations for prior years. The amount of the expected tax obligation or tax receivable represents the best estimate taking tax uncertainties into account, if any apply. Actual tax obligations also include all tax obligations resulting from resolutions to disburse dividends. Actual tax assets and obligations are only offset according to the provisions of IAS 12.71 ff.

•

Deferred taxes recognised for temporary differences between the book values of the assets and debts for group accounting purposes and the amounts used for tax purposes. Deferred taxes are not recognised for

•

temporary differences arising during the initial recognition of assets or liabilities from transactions not involving business combinations and that have no impact on the earnings before taxes or the taxable income;

•

temporary differences related to shares in subsidiaries, associated companies, and joint ventures, provided that OeKB Group is in a position to control the timing of the elimination of the temporary differences and it is probable that these will not be eliminated in the foreseeable future;

•	taxable temporary differences arising during the initial recognition of goodwill.

There are no deferred tax assets for as of yet unused tax losses.

Unrecognised deferred tax assets are re-evaluated on every reporting date and are recognised to the extent that it is probable that future taxable income will permit the realisation of these deferred tax assets.

Deferred taxes are measured on the basis of the tax rates that are expected to apply to temporary differences once they are reversed, using the tax rates that apply on the reporting date or that will apply in future.

The measurement of deferred taxes reflects the tax consequences expected by OeKB Group based on the manner of the realisation of the net book values of the assets and the repayment of the debts at the reporting date.

Deferred tax assets and deferred tax obligations are offset when the requirements for this according to IAS 12.74 ff are met.

H. Financial assets and financial liabilities

H1 – Initial recognition

OeKB Group recognises the cash and cash equivalents, loans and advances to banks and loans and advances to customers, deposits from banks and deposits from customers, and debt securities issued for the first time upon conclusion of the respective contract. All other financial instruments (including the purchase of financial assets) are initially recognised on the trade date, i.e. on the date on which OeKB Group becomes a contractual party to the instrument. Financial assets and financial liabilities are initially recognised at their fair value. If an instrument must be measured at amortised cost, it is initially recognised at the fair value plus transaction costs.

The current income from the financial assets measured at amortised cost is recognised under interest income calculated using the effective interest method. All other current income (except for current income from investments in other unconsolidated companies) is recognised under the item other interest income. If losses are incurred from negative interest, these are recognised under interest expenses calculated using the effective interest method and other interest expenses. OeKB Group holds no financial assets for trading purposes as in the prior year.

The current expenses from the financial liabilities measured at amortised cost are recognised under the item interest expenses calculated using the effective interest method. All other current expenses are recognised under the item other interest expenses. If budget underruns are incurred from negative interest, these are recognised under interest income calculated using the effective interest method and other interest income.

H2 – Classification of financial assets

Upon initial recognition, a financial asset is recognised at amortised cost (AC), at fair value through other comprehensive income (FVOCI), or at fair value through profit or loss (FVTPL). This classification is made on the basis of

•	the business model of OeKB Group for managing financial assets and

•	the characteristics of the contractual cash flows of the financial asset.

A financial asset must be measured at amortised cost when the following conditions are met:

•	The financial asset is held under a business model with the objective of holding these assets to receive the contractual cash flows, and

•	The contractual provisions of the asset lead to cash flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

A financial asset is measured at FVOCI when the following conditions are met:

•	The financial asset is held under a business model with the objective of receiving the contractual cash flows as well as of selling the assets, and

•	The contractual provisions of the asset lead to cash flows at set times and that solely represent the repayment of and interest payments on the outstanding principal.

AC and FVOCI financial assets are initially recognised at their fair value, taking transaction costs into account.

A financial asset that is neither measured at AC nor at FVOCI must be measured at fair value through profit or loss (FVTPL).

Equity instruments must generally be measured at fair value through profit or loss. Equity instruments not held for trading purposes may also be measured at fair value through other comprehensive income. OeKB Group elected to exercise this option for all of the equity instruments it holds because they are strategic, long-term investments in other unconsolidated companies. All changes in the fair value of these equity instruments are recognised in other comprehensive income, and these cumulatively recognised value changes cannot be recycled to the income statement. Only dividend income from these equity instruments is recognised on the income statement in the item income from investments in other unconsolidated companies.

A financial asset can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. The affected balance sheet items can be found in Note 15.

Business model

OeKB Group assesses the objective of a business model under which an asset is held at the portfolio level on the basis of the manner in which the instrument is managed and how information is reported to management. The information that is taken into account includes:

•

The specified strategy and objectives for the portfolio. Especially whether the strategy aims to generate interest income, maintain a certain interest rate profile, adapt the duration of the financial assets to the term of the associated financial liabilities, or to realise the cash flows through the sale of the assets.

•	How the performance of the portfolio is assessed and reported to management.

•	The risks that influence the net gain or loss of the business model and how these risks are managed.

•	Whether the management remuneration is based on the change in the fair value of the managed assets or the received cash flows.

•

The frequency, volume, and timing of sales in previous periods and the reasons for such sales and the expectations for future selling activity. Information about selling activity is not considered in isolation, however, but as part of an overall assessment of how the express goal of OeKB Group is achieved and how the cash flows are realised.

Assessment as to whether contractual cash flows consist solely of principal and interest payments

For the purposes of this assessment, the principal is defined as the fair value of the financial asset upon initial recognition. Interest is defined as consideration for the fair value of the money and for the credit risk relating to the outstanding principal sum over a specific period of time and for other fundamental credit risks and costs (such as liquidity risk and administrative costs) plus the profit margin.

In assessing whether the contractual cash flows consist solely of repayment and interest, OeKB Group takes all contractual provisions of the instrument into account. This includes an assessment of whether the financial asset includes contractual provisions that could change the timing or amount of the agreed cash flows in such a manner that they no longer meet this requirement.

Reclassification

Financial assets are not reclassified after their initial recognition except during the period after OeKB Group changed its business model for the management of financial assets. No reclassifications took place during the current or prior year.

Classification of financial liabilities

Upon initial recognition, financial liabilities are generally classified as at amortised cost, except for financial guarantees and loan commitments.

A financial liability can be irrevocably designated as measured at fair value through profit or loss (FV option) upon initial recognition when this eliminates or significantly reduces an accounting mismatch. For the liabilities measured at fair value, IFRS 9 stipulates that the part of the measurement that pertains to the own credit risk must be recognised in other comprehensive income. Because all results from the fair value measurement of financial instruments that fall under the Export Financing Scheme are reconciled under EFS interest rate stabilisation provision, this approach would lead to an accounting mismatch. For this reason, the exception allowed under IFRS 9.5.7.7 and IFRS 9.5.7.8 is used and the entire result from fair value measurement is still recognised through profit or loss on the income statement.

Derecognition of a financial asset

OeKB Group derecognises a financial asset when its contractual entitlement to the cash flows from the financial asset expires, or when it transfers the rights to receive the contractual cash flows into a transaction under which all risks and opportunities associated with the ownership of the financial asset are materially transferred.

When derecognising a financial asset, the difference between the net book value of the asset and the amount of received consideration (including a newly acquired asset less a new liability) plus any accumulated profit or loss, if such is recognised in OCI, is recognised on the income statement.

Any accumulated profit or loss that is recognised in OCI for equity instruments designated at FVOCI (investments in other unconsolidated companies) is not recognised on the income statement when such instruments are derecognised.

All rights and obligations arising from or retained for each share of transferred financial assets that qualifies for derecognition will be recognised as a separate asset or liability upon this transfer.

OeKB Group conducts transactions under which assets are transferred but all material risks and opportunities of the transferred assets remain with OeKB Group (such as repurchase transactions). In these cases, the transferred assets are not derecognised.

Derecognition of a financial liability

OeKB Group derecognises a financial liability when its contractual obligations have been fulfilled, or waived, or have expired.

Modification of financial assets

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. When the contractual terms of a financial asset are changed, OeKB Group assesses whether the cash flows of the modified asset differ quantitatively. If the difference is material, the original financial asset is derecognised and a new financial asset is recognised at fair value. OeKB Group primarily uses a present value comparison between the original and changed cash flow on the basis of the effective interest rate to assess the quantitative materiality. Similarly to the modification of financial liabilities, a deviation of more than 10% in this comparison qualifies the modification as material. Qualitative criteria are also taken into account in assessing the materiality of a modification, with materiality being assessed based on the object of the change. This includes currency changes, debtor changes, and contractual amendments that lead to a change in the SPPI criterion.

When the cash flows of the modified assets measured at amortised cost do not differ materially, the change does not lead to the derecognition of the financial asset. In this case, OeKB Group recalculates the gross book value of the financial asset and recognises the amount resulting from the change in the gross book value on the income statement as a modification profit or loss. As the modifications of OeKB Group are primarily market-induced modifications, these are recognised in interest income. The difference compared with the repayable amount is distributed over the remaining term of the financial asset through the effective interest rate. If such a change is made due to financial difficulties of the borrower, on the other hand, the profit or loss is reported together with the impairment in the net credit risk provisions.

Modification of financial liabilities

Modifications are adaptations to originally agreed contract terms. The effects of these adaptations are evaluated at the quantitative and qualitative level by OeKB Group. As described above for the modification of financial assets, a quantitative and qualitative assessment is also conducted here. If a material modification is identified, OeKB Group posts a financial liability. In this case, a new financial liability is recognised at fair value based on the changed terms. The difference between the net book value of the derecognised financial liability and the new financial liability with modified conditions is recognised on the income statement. Immaterial modifications do not result in the derecognition of the corresponding liability, though any modification gains or losses are recognised in interest income.

Offsetting of financial assets and financial liabilities

Financial assets and financial liabilities are only offset and the resulting net amount reported on the balance sheet when OeKB Group has an enforceable entitlement to offset the amounts and intends to fulfil them on a net basis or to simultaneously realise the asset and pay the debt.

Income and expenses are only reported on a net basis when this is permitted by IFRS or these gains and losses result from a group of similar transactions (such as the net credit risk provisions).

H3 – Measuring the fair value

The fair value is the price at which a financial asset can be sold or a financial liability can be transferred between market participants at arm’s length terms on the reporting date.

A number of accounting methods and disclosures require the determination of the fair values of financial assets and financial liabilities (debts). A valuation team consisting of members of the Risk Controlling and Treasury departments defines the methods and parameters for the measurement of the fair values. The monitoring of the measurement of fair values is centralised. Significant valuation results are reported to the Audit Committee.

OeKB Group uses market data that can be observed on active markets when possible to determine the fair values of financial assets or financial liabilities. A market is considered to be active when transactions for the financial asset or financial liability occur with sufficient frequency and volume to continuously provide price information.

When there is no listed price on an active market, OeKB Group uses valuation methods that maximise the use of relevant observable inputs and minimise the use of non-observable inputs. The selected valuation technique takes into account all factors that market participants would consider in determining a price for a transaction.

When a financial asset or financial liability that is measured at fair value has a bid rate and ask rate, the financial asset is measured at the bid rate and the financial liability at the ask rate.

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the current year (as in the prior year).

H4 – Impairment

OeKB Group recognises impairment charges for the expected credit loss (ECL) for the following financial instruments that are not measured at FVTPL:

•	financial assets that are debt instruments;

•	outstanding guarantee commitments;

•	loan commitments.

No impairment charges are recognised for the financial instruments classified as investments in other unconsolidated companies.

OeKB Group measures the impairment in the amount of the ECL calculated over the lifetime of the financial instruments, except for the following financial instruments for which a 12-month ECL is calculated:

•	debt instruments that have a low level of credit risk at the reporting date;

•	financial instruments for which the credit risk has not risen substantially since initial recognition.

OeKB Group considers a bond to have a low credit risk when its credit risk rating is equivalent to the generally recognised definition of investment grade.

The 12-month ECL is the portion of the ECL resulting from a default event of a financial instrument that is possible in the next 12 months after the reporting date (corresponds to stage 1 of the expected credit loss model). The lifetime ECL corresponds to the expectation of default over the entire lifetime of a financial instrument (corresponds to stage 2 and 3 of the expected credit loss model) and is applied in the event of a significant increase in credit risk.

Determining the expected credit loss (ECL)

The ECL is a probability-weighted estimation of the credit losses. It is calculated as follows:

•

Financial assets that are not impaired on the reporting date: as the present value of all expected defaults (i.e. the difference between the contractually owed cash flows and the cash flows that OeKB Group expects to receive from the financial instruments);

•	Financial assets that are impaired on the reporting date: as the difference between the net book value and the present value of the estimated future cash flows;

•

Unused loan commitments/credit facilities: as the present value of the difference between the contractual cash flows owed to OeKB Group when the payout of the credit amount is demanded and the cash flows that OeKB Group expects from the financial instruments, taking into account the likelihood of utilisation;

•	Financial guarantees: the expected payments less the amounts that OeKB Group is expected to retain.

Impaired financial assets

OeKB Group assesses every financial asset recognised at amortised cost on the reporting date to identify any impairment. A financial asset is considered to be impaired when one or more events have occurred that have a negative impact on the estimated future cash flows of the financial asset.

OeKB Group employs a rating assessment system and an internal borrower assessment process for the purposes of credit risk management. Counterparties are classified into 22 internal credit rating categories based on an internal rating and mapping system that draws both on external ratings from internationally recognised rating agencies and on internal ratings. Ratings are monitored on an ongoing basis.

The majority of loans and advances to banks and loans and advances to customers is assigned to the EFS described in Note 1. No losses have been incurred in this business model since its inception.

The criteria that a financial asset is impaired consists of the following observable data:

•	Substantial financial difficulties of the borrower or issuer.

•	A contractual violation such as a default or an event in the past.

•	The restructuring of a loan by OeKB Group.

•	It is likely that the borrower will file for bankruptcy or undergo some other form of financial reorganisation (i.e. restructuring measures).

•	The loss of an active market for an item of collateral because of financial difficulties.

A loan that is renegotiated because of a worsening in borrower status is usually classified as credit-impaired unless there is evidence that the risk of receiving no contractual cash flows has diminished substantially and there are no further indications of impairment. In addition, a loan that is more than 30 days past due is considered an indication of the impairment of the credit standing of the borrower.

OeKB Group deviates from this practice when assessing whether an investment in government bonds is creditworthy and observes the following external factors:

•	The rating assessment of the market is reflected in the bond yields.

•	Rating assessments of the rating agencies.

•	The ability of the country to access the capital markets for the issue of new debt instruments.

•	The probability that debts will be restructured leads to voluntary or mandatory haircuts and thus losses for the creditors.

•

The international support mechanisms that give this country the necessary assistance as the lender of last resort, and the intention of governments and agencies to make use of these mechanisms as stated in public declarations. This includes an assessment of the effect of these mechanisms and of whether the country has the ability and political intention to meet the required criteria.

Presentation of the impairment charges for expected credit losses on the balance sheet

•	Financial assets measured at amortised cost: as a deduction from the gross book value of the assets;

•	Loan commitments and open credit facilities, financial guarantees: generally as a provision;

•

When a financial instrument contains a drawn and also an undrawn component and OeKB Group cannot calculate the ECL of the loan commitment component separately from the drawn component: reporting of a combined impairment charge for both components. The total amount is reported as a deduction from the gross book value of the drawn component. If the total of the impairment losses exceeds the gross book value of a financial instrument, the excess portion of the impairment losses is reported in the provisions.

Assets with ratings below investment grade

For financial assets with ratings below investment grade upon initial recognition, the future cash flows are estimated and the changes recognised in the net credit risk provisions.

Derecognitions

Loans and bonds are (partially or fully) derecognised when there are no realistic prospects of recovery. This is generally the case when OeKB Group determines that the borrower has no assets or income sources that can generate sufficient cash flows to repay the outstanding amounts. Retired financial assets may still be subject to enforcement measures that can generate repayments to OeKB Group. Such repayments are recognised on the date of receipt.

H5 – Designation at fair value on the income statement (FVTPL) – Fair value option

Financial assets

OeKB Group designated certain financial assets for recognition at FVTPL upon initial recognition because these financial assets are transactions underlying contracts with derivative financial instruments. For this reason, they are measured at fair value through profit or loss (FVTPL) to avoid an accounting mismatch.

Financial liabilities

In those cases where financial liabilities are hedged against interest or currency risks at the time of acquisition, the financial liability is designated at fair value to avoid an accounting mismatch. The net profits or losses from the fair value measurement are recognised on the income statement in the same manner as the hedging instruments.

I. Cash and cash equivalents

This item consists of cash on hand in euros and claims against central banks (deposits) that are payable on demand. This means unlimited availability without prior notice or availability with a period of notice of no more than one business day or 24 hours. The required minimum reserves are also reported in this item. The item is recognised at amortised cost.

J. Loans and advances to banks and loans and advances to customers

The balance sheet items loans and advances to banks and loans and advances to customers contain:

•

Loans at amortised cost: these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument;

•

Loans and advances that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

The majority of the loans and advances to banks and part of the loans and advances to customers that are assigned to the EFS and the development bank are subject to guarantees from the Republic of Austria pursuant to the AusfFG (see also Note 1), which are integral components of the credit agreements. The integral relationship for contracts of OeEB is set forth in § 9 AusfFG. No credit agreement is concluded without a corresponding guarantee.

The majority of the loans and advances to customers relating to tourism financing and promotion are covered by guarantees from Austrian commercial banks. The remainder of these loans and advances to customers are secured by mortgages or by the Republic of Austria.

K. Other financial assets

The balance sheet item other financial assets contains:

•

Debt instruments measured at amortised cost; these are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

•

Debt and equity instruments that must be measured at FVTPL or that are designated at FVTPL (to avoid an accounting mismatch), with changes being recognised immediately through profit or loss on the income statement.

•

Equity instruments (investments in unconsolidated companies and investments in other unconsolidated companies) that are measured at FVOCI, with changes being recognised in other comprehensive income (no recycling through the income statement), and current income (dividend payments) are recognised in current income from investments in other unconsolidated companies on the income statement.

L. Hedging instruments

General

Derivative financial instruments and the guarantees pursuant to § 1(2b) AFFG (see Note 1) are used to hedge market risks. These instruments primarily protect future cash flows and future fair values against changes in interest rates and foreign exchange rates. The derivatives involved are mostly OTC interest rate swaps and OTC cross-currency interest rate swaps, which are employed as hedging instruments for loans and advances to banks, other financial assets, and debt securities issued.

Hedged financial assets and financial liabilities are measured at FVTPL to avoid an accounting mismatch. This means that the fluctuations in the value of the hedging instruments and the hedged financial assets and financial liabilities are recognised directly on the income statement (net gain or loss on financial instruments measured at fair value through profit or loss). No derivative financial instruments are held for trading purposes.

The hedge accounting provisions were not applied at OeKB Group in the financial year or in the prior year.

Derivative financial instruments

The fair value of derivative financial instruments is calculated using recognised methods. Derivatives are recognised at the trade date. Derivative financial instruments are recognised at their present values in a separate asset and liability item.

Credit exposures arising from fluctuations in value are secured with collaterals. As required by the EMIR (Regulation [EU] No 648/2012), the clearing of interest rate swaps has been shifted to a central counterparty (LCH – London Clearing House) since the fourth quarter of 2016.

Guarantees pursuant to § 1(2b) AFFG

Guarantees of the Republic of Austria pursuant to § 1(2b) AFFG (Federal Law Gazette No 216/1981 as amended) that serve as hedges against exchange rate risks in the EFS (see Note 1) are measured at fair value and are reported in a separate asset item because of their unique nature (based on the legal regulations).

M. Property, equipment, and intangible assets

Property and equipment

Property and equipment comprises land and buildings used by the Group and fixtures, fittings, and equipment. Property and buildings used by the Group are those which are used primarily for the Group’s own business operations. Spaces that cannot be used optimally for business operations are leased to third parties. Purchased software that is an integral part of the functionality of the associated system is capitalised as part of this system.

Property and equipment are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. A gain or loss from the retirement of property or equipment is recognised in the other operating income on the income statement.

Subsequent expenses are only capitalised when the future increased economic benefit or the additional functionality will flow to OeKB Group. Ongoing repairs and maintenance are recognised as expenses.

The equipment depreciation rates are calculated so that the cost of acquisition or production less the estimated residual value will be written off over the estimated useful life on a straight-line basis. Depreciation is not recognised on land.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

The estimated useful lives of the key equipment items for the current and comparison period are as follows:

• Buildings (up to)	40 years
• Fixtures, fittings, and equipment	3 to 10 years
• IT hardware	3 to 5 years.

Intangible assets

Software and other intangible assets with a foreseeable useful life purchased by OeKB Group are recognised at cost less scheduled straight-line depreciation and accumulated impairment charges. Costs for internally produced software are not capitalised as the capitalisation requirements in IAS 38 are not met.

Subsequent expenditures for software are only capitalised when they increase the future economic benefits of the asset in question. All other expenditures are recognised as expenses.

Depreciation methods, useful lives, and residual values are reviewed on every reporting date and adapted as necessary.

Software is written off over the estimated useful life on a straight-line basis once its use begins. The estimated useful life of software for the current and comparison period is generally three to six years.

N. Deposits from banks and deposits from customers

The items deposits from banks and deposits from customers include:

•	Liabilities from cash and deposit accounts,

•	Money market business,

•	Repurchase agreements,

•	Borrowing.

These financial liabilities are measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

OeKB Group engages in no traditional deposit-taking business and thus offers no saving accounts. This means that all accounts held by OeKB Group are related to the settlement of or holding of collateral for underlying transactions as described in Note 1.

O. Debt securities issued

Debt securities issued are generally measured at amortised cost; they are reported at fair value plus incremental direct transaction costs upon initial recognition and are then measured at amortised cost applying the effective interest method over the term of the financial instrument.

Debt securities issued are in most cases hedged against interest or currency risks upon origination. To avoid an accounting mismatch, these hedged debt securities issued are designated at FVTPL and the net profit or loss from measurement is recognised on the income statement in the same manner as the hedging instruments.

The majority of the debt securities issued at the reporting date feature guarantees pursuant to § 1(2a) and (2b) AFFG of the Republic of Austria (as in the prior year).

P. Provisions

Non-current employee benefit provisions

The provisions for pensions and similar obligations (termination benefits) represent post-employment benefits falling within the scope of IAS 19. The long-term employee benefit provisions contain provisions relating to the death quarter pursuant to the collective bargaining agreement for the banking industry.

The obligations under defined-benefit plans are measured using the projected unit credit method. Under this method, dynamic parameters are taken into account in calculating the expected benefit payments after the payable event occurs; these payments are spread over the entire average remaining years of service of the beneficiary employees. The method differentiates between interest costs (which is the amount by which the obligation increases over a given year because benefits have moved closer to payment) and service cost (benefits newly accrued by employees in the year through their employment). The service cost and interest cost are recognised in staff costs and therefore in the operating profit. By contrast, actuarial gains and losses are recognised in other comprehensive income under items that will not be reclassified into the income statement.

The calculation of the defined-benefit obligation involves actuarial assumptions regarding discount rates, salary growth rates, and pension trends as well as employee turnover, which are determined in accordance with the economic conditions. The respective discount rates are selected based on the yields of high-quality corporate bonds of an appropriate maturity and currency. The present value of the defined-benefit obligation (DBO) is recognised at its value at the balance sheet date. There are no plan assets (i.e. assets held by a fund against which to offset the DBO).

The pension obligations relate to both defined-benefit and defined-contribution plans. Defined-benefit plans consist of obligations for current and future pensions.

For a small number of senior managers, the Group still maintains defined-benefit plans that are generally based on length of service and on salary level. These defined-benefit pension plans are funded entirely through provisions.

The provisions for termination benefits relate to statutory and contractual obligations to pay the employee a specified amount on termination if certain conditions are met.

The current version of the computation tables by AVÖ 2018-P for employees are used as the biometric basis for the calculations.

Principal assumptions are the rate of salary increases taking into the changes in the collective bargaining agreement and periodic and extraordinary increases into account as well as the retirement age according to the ASVG transitional provisions pursuant to the Budget Implementation Act 2003.

Principal assumptions

	2025	2024
Discount rate	3.87%	3.39%
Future salary growth (for termination benefits and pensions)	3.20%	3.20%
Future pension growth (for pensions)	2.90%	2.90%

Retirement age
Women	65 years	65 years
	(gradually until 2033)	(gradually until 2033)
Men	65 years	65 years

OeKB Group offers most of its eligible employees the opportunity to participate in defined-contribution plans. OeKB Group is obligated to transfer a set percentage of the annual salaries to the pension institution (pension fund). Defined contribution plans do not involve any obligations beyond the payment of contributions to dedicated pension institutions. The contributions are recognised in staff costs for the period.

Other provisions

Other provisions are formed if

•	OeKB Group has a legal or real obligation to a third party as a result of a past event,

•	the obligation is likely to lead to an outflow of resources, and

•	the amount of the obligation can be reliably estimated.

Provisions are formed in the amount representing the best estimate of the expenditure required to settle the obligation. If the present value of the obligation determined on the basis of a market interest rate differs materially from its nominal amount, the present value of the obligation is used.

EFS interest rate stabilisation provision

The Austrian system of export promotion and financing is based on two special laws: the Export Guarantees Act (AusfFG) and the Export Financing Guarantees Act (AFFG). Based on these laws, the Republic of Austria commissioned OeKB to handle the technical banking aspects of the federal export promotion and financing activities. OeKB operates the EFS in its own name and for its own account. This also applies to the acceptance of financing pursuant to the AFFG and to the provision of the associated funds to the client banks (the banks of exporters that are participating in the EFS).

The EFS is thus subject to specific legal regulations and has particular characteristics that are not directly covered by any IFRS accounting standards.

The EFS interest rate stabilisation provision is based on the specific purpose of the EFS and the risk associated with this programme. OeKB was commissioned by the Federal Ministry of Finance in 1968 to collect proceeds generated under the EFS in a separate account and to use them solely for the purposes of the EFS as needed. This obligation has always been met via the annual motions of the Supervisory Board of OeKB in December of each year, and the change in the EFS interest rate stabilisation provision is posted accordingly. The proceeds generated under the EFS thus cannot be used by OeKB for other purposes or accessed by the owners now or in future and may only be employed for the purposes of the EFS. The recognition of an interest rate stabilisation provision thus reflects the fact that the surpluses accumulated under the EFS are not at the free disposal of OeKB, but are solely available for the offsetting of risks stemming from the EFS.

Since the inception of the internationally unique Export Financing Scheme, the EFS interest rate stabilisation provision has been built up from the ongoing surpluses. In coordination with the Federal Ministry of Finance, OeKB has decided to report this item separately due to its specific nature.

The decision to report this item in this specific manner was based on the following considerations by OeKB. The fact that the IFRS contain no specific rules about the recognition of the surpluses from the EFS that are allocated to the EFS interest rate stabilisation provision was taken into account in this. Assessment for recognition is also made more difficult by the fact that these funds have the character of being earmarked directly for the EFS and serve as a provision to cover possible future losses in the EFS. At the same time, there are also elements that point to a certain degree of mandatory allocation. OeKB also took the perspective of its contracting authority (Republic of Austria/Federal Ministry of Finance) into account, which clearly sees an obligation on the part of its agent vis-à-vis the EFS. Thus, OeKB acts in its own name and for its own account in accepting funding under the AFFG and disbursing this funding to the banks of its clients. Under IAS 37.10 ff, a provision is a liability of uncertain timing or amount. A liability is a present obligation of the company that results from past events and for which settlement is expected to result in an outflow of resources with economic value. An obligating event is an event that creates a legal or factual obligation that leaves the company with no realistic alternative to fulfilment of the obligation.

However, if the definition of IAS 32.11 stating that equity is a contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities is applied to this item, the funds allocated to the EFS interest rate stabilisation provision do not meet these requirements. These funds are earmarked solely for use within the EFS.

Taking the provisions of the IFRS into account and in coordination with its contracting authority (the Federal Ministry of Finance), the management has decided to recognise the EFS interest rate stabilisation provision as a special item directly on the balance sheet between debt instruments and equity instruments, with a description in the notes. The management is thus following IAS 1 and is recognising this item directly on the balance sheet due to its special characteristics. Reporting in this manner allows OeKB to clearly show that the EFS interest rate stabilisation provision is a future obligation for the OeKB and that the shareholders have no access to these funds from the EFS. This depiction also supports the view that the funds in the EFS interest rate stabilisation provision are clearly viewed as an asset of the EFS by the OeKB and may only be used within the EFS.

The federal tax office for corporations in Vienna has acknowledged the EFS interest rate stabilisation provision as a deductible debt item in so far as it is used for decreasing the effective refinancing interest rate for the EFS. The item is thus temporarily tax exempt.

Q. Earnings per share

The calculation of the undiluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares.

The calculation of the diluted earnings per share is based on the profit for the year attributable to the ordinary shareholders and a weighted average of the number of outstanding shares after correction for all potential dilution effects from potential ordinary shares.

Note 3 Determining fair value

A number of accounting methods and disclosures of OeKB Group require the determination of the fair values of financial assets and financial liabilities. A valuation team consisting of members of the Risk Controlling and Treasury departments measures the fair values. The monitoring of the measurement of fair values is centralised and is reported to the overall Executive Board.

OeKB Group maintains an established control framework for the determination of the fair values. Responsibility for measuring financial instruments at fair value is separate from the trading units. Specific controls cover:

•	Verification of the observable prices;

•	Validation and calibration of the valuation models;

•	Review and approval process for new models and changes to existing models.

The valuation team regularly reviews the significant non-observable input factors and the remeasurement gains and losses. Where information from third parties (such as quotations from brokers or from pricing services) is used to determine fair values, the valuation team reviews the inputs obtained from the third parties. This review includes

•	whether the values obtained from a broker or price information service are generally recognised by OeKB Group;

•

the understanding of the determination of the fair value; to what extent this represents actual market transactions and whether the fair value represents a listed price for an identical instrument on an active market;

•	the understanding of how prices for similar instruments were used to measure the fair value and how these prices were adapted to account for the features of the instrument being measured;

•	if a number of price quotes were received for the same financial instrument, that the fair value was determined on the basis of these quotes.

This supports the conclusion that such measurements meet the IFRS requirements, including the level in the fair value hierarchy to which these measurements are to be assigned.

Significant valuation results are reported to the Audit Committee.

OeKB Group uses available market data when possible to determine the fair values of assets and liabilities. Based on the input factors employed in the valuation techniques, the fair values are assigned to different levels in the fair value hierarchy:

•	Level 1: Quoted prices (unadjusted) on active markets for identical assets and liabilities.

•

Level 2: Valuation parameters other than quoted prices considered in Level 1 that can be observed for the asset or the liability directly (i.e. as a price) or indirectly (i.e. as a value derived from prices).

•	Level 3: Valuation parameters for assets and liabilities that are not based on observable market data.

For items repayable on demand, the fair value equals the net book value; this applies especially cash and cash equivalents.

The relevant market prices and interest rates observed at the balance sheet date and obtained from widely accepted external sources are used as far as possible as an initial parameter for determining the fair value of loans and advances to banks and loans and advances to customers, deposits from banks and deposits from customers as well as debt securities issued. The present value of the discounted contractual cash flows is calculated using this data. Financial instruments that are measured in this manner are assigned to Level 2 in the IFRS 13 fair value hierarchy.

•

The majority of the loans of the EFS in the items loans and advances to banks and loans and advances to customers are subject to AusfFG guarantees from the Republic of Austria (see also Note 1). Because of the guarantees, the claims are subject to uniform conditions depending on the time at which they were concluded. In the valuation of these assets, the contractually agreed cash flows are therefore discounted using a yield curve that is observable on the market and adjusted by the credit spreads of the Republic of Austria.

•

The majority of the loans and advances to customers that relate to tourism financing are subject to guarantees from Austrian banks or guarantees from the Republic of Austria. Mortgages are in place for a small portion of the loans with an especially low level of default risk.

The guarantees received have a material effect on the credit rating of the loans, for which reason a yield curve that is based on the credit spreads of the guarantor and that can be observed on the market is used to discount the contractually agreed cash flows when measuring the fair value of these receivables. For measuring the fair value of loans with mortgage collateral, a yield curve that is based on the credit spreads of the Republic of Austria and that can be observed on the market is used to discount the contractually agreed cash flows. This approach is in line with the business practices for loan extension, which apply stringent requirements to the acceptance of mortgage collateral and which are reflected in low customer default risk. Due to this extremely low credit risk, the approximation is based on the credit spreads of the Republic of Austria. A margin of 114 bp (2024: 81 bp) is added to the applied yield curves for these loans and is derived from the administrative expenses for tourism financing.

•

A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks, deposits from customers, and of debt securities issued that are related to the EFS. For this, the credit spreads observable for OeKB on the market at the valuation date are taken into account. Debt securities issued under the EFS are covered by inseparable default guarantees from the Republic of Austria. These are not taken into account in the calculation of the fair value, but the credit rating of OeKB is linked closely with that of the Republic of Austria. A yield curve observable on the market is used to discount the contractually agreed cash flows when determining the fair values of deposits from banks and deposits from customers that are related to tourism financing. For this, the credit spreads derived from OeHT and observable on the market at the valuation date are taken into account.

So other financial assets are valued at the fair value determined on the basis of quoted market prices. These financial instruments are assigned to Level 1 in the IFRS 13 fair value hierarchy. Some bonds relating to development financing have no market prices. In these cases, the fair value is determined by discounting the contractually agreed cash flows (Level 2).

OeKB Group also holds microfinance funds for the purposes of development aid. There are no listed prices for these funds. In these cases, the fair value is thus determined on a quarterly basis using the information and net asset value (NAV) obtained by the fund managers and assigned to Level 1. This NAV is the value at which the fund units are redeemed.

Investments were also made in private equity funds that focuses on equity investments in developing and emerging countries. The fair value of these funds is determined according to the IPEV valuation standards and stems primarily from valuation methods based on market price, which are assigned to Level 3. The valuation is based largely on EBITDA and P/E multipliers derived from a group of listed and comparable companies. The measurement methods used take into account company-specific information and conditions, as well as any applicable discounts for impaired marketability and control. Thus, the fair value depends largely on input factors, multipliers, and corresponding income statement figures.

Derivative financial instruments held solely for hedging purposes are measured using a standard model. This model is based on the discounted cash flow method. Under this model, the fair value is determined by discounting the contractually agreed cash flows by the current swap curve including adjustment of the credit valuation (CVA and DVA). A credit valuation adjustment (CVA) is a price estimate of the default risk of the counterparty in a financial transaction. A debt valuation adjustment (DVA) estimates the risk of an entity’s own default.

In determining the CVA/DVA, OeKB Group uses the Basel method for regulatory capital from credit losses, which is based on the path-dependent multiplication of the following variables and their subsequent aggregation:

•	Exposure at default: Fair values at specific future points in time; calculated using a Monte Carlo simulation.

•	Probability of default: Default probabilities at these points in time are calculated from the counterparty’s CDS spreads or the company’s own CDS spreads.

•	Loss given default: Estimate of the expected recovery in the case of counterparty default or own default.

The CVA value adjustment at the reporting date was € 0.7 million (2024: € 1.6 million), the DVA value adjustment was € 0.5 million (2024: € 0.8 million).

The fair value of the guarantees pursuant to § 1(2b) AFFG (see also Note 1) is based on all future interest and principal cash flows of the debt securities issued with rate guarantees (ultimate obligations = after derivative financial instruments), which are issued in the currency of the financing and translated into euros at the rate guaranteed by the AFFG (taking the AFFG rate guarantee into account) as well as at the forward FX rate (without taking the AFFG rate guarantee into account). The difference between the euro amounts taking the AFFG rate guarantee into account and the euro amounts without taking the AFFG guarantee into account is calculated on a daily basis for each ultimate obligation and represents the potential rate difference that is covered by the guarantee of the Republic of Austria (future decisions for the application of existing exchange rates to new liabilities are handled as new agreements). The fair value of the guarantee is calculated by discounting the previously calculated time series of the potential rate differences taking the refinancing spreads of the Republic of Austria into account for negative rate differences and the refinancing curve of OeKB for positive rate differences and is recognised in the item guarantees pursuant to § 1(2b) AFFG. The CVA value adjustment for the guarantees pursuant to § 1(2b) AFFG was € 80.0 million (2024: € 59.0 million) and the DVA value adjustment € 124.2 million as of the reporting date (2024: € 106.6 million). This change results essentially from the increased volume of swaps.

Financial instruments falling neither under Level 1 nor Level 2 must be assigned to a separate category (Level 3) within which the fair value is determined using special quantitative and qualitative information. Level 3 contains the private equity funds named above and the other investments in subsidiaries. The fair value of Wiener Börse AG was determined based on an appraisal according to the dividend discounted model. The parameters used to determine the fair value and the sensitivity can be found in Note 18.

The following table shows a reconciliation of the financial instruments measured at fair value in Level 3:

Reconciliation of the net book values in Level 3

€ thousand	2025	2024
As at 1 January	41,659	43,331
Additions	1,335	—
Disposals	(4,346)	(571)
Total gains and losses
In other comprehensive income (net gain or loss from the fair value measurement of investments in other unconsolidated companies [FVOCI])	8,037	(220)
In the income statement (net gain or loss on financial instruments measured at fair value through profit or loss)	(173)	(881)

As at 31 December	46,513	41,659

The following table shows the financial instruments that are measured at fair value as at the reporting date broken down by fair value hierarchy level and the fair values of the financial instruments that are not measured at fair value. The amounts are based on the figures reported on the balance sheet.

Fair value hierarchy 2025

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	3,358,278	3,358,278	—	3,358,278	—
Bonds and other fixed income securities		1,210,971	1,210,971	1,210,971	—	—
Equity shares and other variable-income securities		407,887	407,887	401,088	—	6,799
Investments in other unconsolidated companies		39,714	39,714	—	—	39,714

Other financial assets	18	1,658,572	1,658,572	1,612,059	—	46,513
Derivative financial instruments	19	639,847	639,847	—	639,847	—
Guarantees pursuant to § 1(2b) AFFG	19	7,068,536	7,068,536	—	7,068,536	—

Financial assets not measured at fair value
Cash and cash equivalents	16	338,979	338,979	—	338,979	—
Loans and advances to banks	17	18,354,865	18,199,637	—	18,199,637	—
Loans and advances to customers	17	2,174,542	2,171,888	—	2,171,888	—
Other financial assets	18	1,001,127	1,014,702	871,657	143,045	—

Financial liabilities measured at fair value
Debt securities issued	23	20,797,688	20,797,688	—	20,797,688	—
Derivative financial instruments	19	1,670,952	1,670,952	—	1,670,952	—

Financial liabilities not measured at fair value
Deposits from banks	22	648,295	640,952	—	640,952	—
Deposits from customers	22	1,273,783	1,273,784	—	1,273,784	—
Debt securities issued	23	7,416,984	7,579,938	—	7,579,938	—

Fair value hierarchy 2024

€ thousand	Notes	Carrying amount	Fair value	Level 1	Level 2	Level 3
Financial assets measured at fair value
Loans and advances to banks	17	2,692,275	2,692,275	—	2,692,275	—
Bonds and other fixed income securities		1,328,344	1,328,344	1,328,344	—	—
Equity shares and other variable-income securities		419,942	419,942	414,188	—	5,755
Investments in other unconsolidated companies		35,904	35,904	—	—	35,904

Other financial assets	18	1,784,191	1,784,191	1,742,532	—	41,659
Derivative financial instruments	19	890,020	890,020	—	890,020	—
Guarantees pursuant to § 1(2b) AFFG	19	6,912,883	6,912,883	—	6,912,883	—

Financial assets not measured at fair value
Cash and cash equivalents	16	939,737	939,737	—	939,737	—
Loans and advances to banks	17	18,109,154	17,897,357	—	17,897,357	—
Loans and advances to customers	17	2,243,855	2,244,152	—	2,244,152	—
Other financial assets	18	895,299	899,890	793,995	105,894	—

Financial liabilities measured at fair value
Debt securities issued	23	22,459,432	22,459,432	—	22,459,432	—
Derivative financial instruments	19	972,025	972,025	—	972,025	—

Financial liabilities not measured at fair value
Deposits from banks	22	957,783	951,674	—	951,674	—
Deposits from customers	22	1,083,502	1,083,506	—	1,083,506	—
Debt securities issued	23	6,385,472	6,591,464	—	6,591,464	—

OeKB Group recognises reclassifications between levels in the fair value hierarchy at the end of the reporting period in which the change occurred. No reclassifications took place during the business year.

Note 4 Segment information

The activities of OeKB Group are presented by business segment in the following. The delineation of these segments – Export Services, Capital Market Services, Tourism Services, and Other Services – is based on the business model, the internal control structure, and the additional internal financial reporting to the Executive Board as the chief operating decision-making body. The definition of these segments is regularly reviewed to allocate resources to the segments and judge their performance. Key figures are profit before taxes for the year (in all segments), net interest income in Export Services and Tourism Services, and net fee and commission income in Export Services and Capital Market Services.

The Export Services segment covers the Export Financing Scheme of OeKB, the business activities of Oesterreichische Entwicklungsbank AG, and the administration of guarantees of the Republic of Austria by OeKB as authorised agent pursuant to the Export Guarantees Act. Due to the legal basis for the EFS, the regional focus of the business activities is in Austria. If foreign banks fulfil the EFS criteria, they are eligible to participate in the EFS. To be eligible for financing, the goods deliveries or services in question must result in a direct or indirect improvement to Austria’s current account.

The Capital Market Services segment covers all securities and infrastructure services of OeKB for the capital market (securities data, point of contact for the fund capital gains tax reporting service, notification office pursuant to the KMG, office for the issue of government bonds) and clearing services for the energy market as well as the operations of the interests in OeKB CSD and CCPA. The current income from the investments in other unconsolidated companies is assigned to the segment when the activities of the companies in question also fall under this segment.

The Tourism Services segment contains the business activities (promotion and financing for the tourism and leisure economy) of Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. These business activities are limited to Austrian companies.

The Other Services segment consists of the proprietary trading portfolio, the income from rental, and the income from the investments in other unconsolidated companies that cannot be assigned to a different segment. The segment also contains the private credit insurance activities of OeKB Group and the administration of the COFAG COVID-19 bridging guarantees by OeKB which is winding down, as well as the activities related to the OeKB > ESG Data Hub.

Segment performance

Amounts charged for intersegmental services represent services rendered, which are provided at cost. No reconciliation of the amounts for the reportable segments to the amounts recorded in the consolidated balance sheet and consolidated statement of comprehensive income is necessary because the consolidation items are assigned directly to the segments.

Results by business segment in 2025

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	613,987	123	38,599	33,617	686,326
Interest expenses	(512,903)	—	(27,322)	(12,983)	(553,207)

Net interest income	101,084	123	11,277	20,634	133,119
Fee and commission income	20,355	48,151	6,070	1,789	76,365
Fee and commission expenses	(20,187)	(1,246)	(2,378)	(948)	(24,759)

Net fee and commission income	168	46,905	3,692	841	51,607
Net credit risk provisions	(713)	—	76	23	(615)
Net gain or loss on financial instruments measured at fair value through profit or loss	(166)	7	—	(141)	(300)
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(5)	—	—	(33)	(38)
Current income from investments in other unconsolidated companies	—	3,145	—	2,845	5,990
Share of profit or loss of equity-accounted investments, net of tax	—	1,406	—	3,989	5,394
Administrative expenses	(64,411)	(31,144)	(9,307)	(6,711)	(111,573)
Other operating income	(85)	56	954	5,308	6,233

Profit before tax	35,871	20,498	6,692	26,756	89,817
Segment assets	32,324,754	68,091	1,165,505	1,198,056	34,756,407
Segment liabilities	32,000,462	24,419	1,115,352	655,043	33,795,276

The profit before taxes of the reportable segments is identical to the profit before taxes reported on the income statement.

Results by business segment in 2024

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	Total
Interest income	872,133	214	48,506	44,151	965,004
Interest expenses	(769,921)	(1)	(37,137)	(23,948)	(831,006)

Net interest income	102,213	213	11,370	20,203	133,999
Fee and commission income	18,749	44,598	6,977	2,090	72,415
Fee and commission expenses	(19,644)	(1,184)	(2,701)	(694)	(24,223)

Net fee and commission income	(895)	43,415	4,276	1,396	48,193
Net credit risk provisions	(355)	—	66	9	(280)
Net gain or loss on financial instruments measured at fair value through profit or loss	200	(3)	(1)	148	343
Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss	(3)	—	—	(1)	(4)
Current income from investments in other unconsolidated companies	—	2,699	—	660	3,359
Share of profit or loss of equity-accounted investments, net of tax	—	2,011	—	3,539	5,550
Administrative expenses	(67,285)	(28,980)	(8,809)	(6,548)	(111,621)
Other operating income	(1,649)	238	1,218	6,473	6,281

Profit before tax	32,227	19,593	8,120	25,879	85,819
Segment assets	32,598,713	80,064	1,259,180	691,144	34,629,102
Segment liabilities	31,808,130	26,150	1,176,274	677,302	33,687,855

The profit before taxes of the reportable segments is identical to the profit before taxes reported on the income statement.

Notes on the consolidated statement of comprehensive income of OeKB Group

Note 5 Consolidated statement of comprehensive income

Income and expenses are recognised as they accrue.

Gains and losses are influenced by fair value changes recognised through profit or loss, by impairment losses, reversal of impairment through profit or loss, exchange rate fluctuation, and derecognition.

Note 6 Net interest income

Net interest income 2025

€ thousand	Amortised cost	FVTPL (designated)	FVTPL (mandatory)	Total
Money market instruments	43,921	—	—	43,921
Credit operations	537,962	109,775	—	647,737
Securities	26,944	33,761	25,953	86,658
Debt securities issued	—	2,916	—	2,916
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	(255,639)	162,457	(1,723)	(94,905)

Interest income	353,188	308,908	24,230	686,326
Money market instruments	(34,946)	—	—	(34,946)
Credit operations	(16,979)	(12)	—	(16,991)
Securities	—	—	—	—
Debt securities issued	(169,640)	(227,730)	—	(397,369)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(22,735)	(81,167)	—	(103,901)

Interest expenses	(244,299)	(308,908)	—	(553,207)

Net interest income	108,889	—	24,230	133,119

Net interest income 2024

€ thousand	Amortised cost	FVTPL (designated)	FVTPL (mandatory)	Total
Money market instruments	72,304	—	—	72,304
Credit operations	776,630	112,468	—	889,098
Securities	24,990	59,092	31,114	115,196
Debt securities issued	—	59	—	59
Allocation to or use of the EFS interest rate stabilisation provision relating to charged interest	(413,429)	304,141	(2,365)	(111,653)

Interest income	460,496	475,760	28,749	965,004
Money market instruments	(59,207)	—	—	(59,207)
Credit operations	(24,835)	(55)	—	(24,890)
Securities	—	—	—	—
Debt securities issued	(247,526)	(398,803)	—	(646,329)
Guarantee fees relating to debt securities issued for guarantees purs. to § 1(2) AFFG (see Note 1)	(23,677)	(76,902)	—	(100,579)

Interest expenses	(355,246)	(475,760)	—	(831,006)

Net interest income	105,250	0	28,749	133,999

The other interest income contains losses from negative interest in the amount of € 2.9 million (2024: € 0.1 million). The interest expenses, which are calculated using the effective interest method, contain losses from negative interest in the amount of € 0.1 million (2024: € 0.2 million).

Note 7 Net fee and commission income

€ thousand	2025	2024
Income from credit operations	3,904	4,558
Expenses from credit operations	(21,282)	(20,780)

Credit operations	(17,378)	(16,223)
Income from securities services	44,486	41,066
Expenses from securities services	(1,740)	(1,645)

Securities services	42,746	39,421
Income from guarantees	21,166	20,360
Expenses from guarantees	(942)	(1,230)

Guarantees	20,224	19,130
Income from energy clearing	3,445	3,292
Expenses from energy clearing	—	—

Energy clearing	3,445	3,292
Income from other services	3,364	3,139
Expenses from other services	(795)	(567)

Other Services	2,570	2,572

Net fee and commission income	51,607	48,193
Of which income	76,365	72,415
Of which expenses	(24,759)	(24,223)

The fee and commission income from credit operations resulted primarily from the activities of the development bank, the servicing of the development aid loans of the Republic of Austria, and the servicing of the ERP loans through OeHT (tourism financing). Fee and commission expenses from credit operations resulted primarily from the guarantee fees paid to the Republic of Austria pursuant to the AusfFG in connection with the operations of the development bank. The Republic of Austria assumed the default risk for these transactions relating to these guarantees. The income and expenses stemmed entirely from financial instruments that are measured at amortised cost.

The net fee and commission income from securities services resulted from the services rendered by OeKB Group for the Austrian capital market. These services pertained primarily to securities account management and the acquisition of securities transactions as well as the servicing of government bond auctions, the management of the technical infrastructure for legally required reporting relating to securities, the assignment of ISIN codes for Austrian securities, and the securities data service for master and maturity data.

The guarantee activities represent primarily services of the export guarantee activities provided by OeKB on behalf of the Republic of Austria (see also Note 1). The processing fees charged by OeKB are based on the guarantee fees collected for the Republic of Austria. The processing fee is recognised on an accrual basis. The guarantee business of OeKB Group also includes services related to the administration of federal government guarantees in connection with tourism financing.

OeKB offers energy clearing services in connection with credit rating services, financial clearing, and risk management as a central and independent provider.

The net fee and commission income from the other services operations were primarily the result of collected account management and transaction fees and the remuneration for the fiduciary services relating to the development aid measures of the Republic of Austria (see also Note 35).

The following table shows fee and commission income broken down according to the most important services. The table also shows the assignment of the broken down revenue to the reportable segments of OeKB Group.

Fee and commission income pursuant to IFRS 15 – 2025

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2025
Income from
Credit operations	1,417	—	2,487	—	3,904
Securities services	10	44,476	—	—	44,486
Guarantees	17,136	—	3,583	447	21,166
Energy clearing	66	3,379	—	—	3,445
Other services	1,727	296	—	1,342	3,364

Total	20,355	48,151	6,070	1,789	76,365
Of which services rendered at a specific point in time	8,757	21,829	—	749	31,335
Of which services rendered over a period of time	11,598	26,322	6,070	1,040	45,030

Fee and commission income pursuant to IFRS 15 – 2024

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2024
Income from
Credit operations	1,986	—	2,572	—	4,558
Securities services	—	41,066	—	—	41,066
Guarantees	15,122	—	4,406	832	20,360
Energy clearing	58	3,234	—	—	3,292
Other services	1,583	298	—	1,258	3,139

Total	18,749	44,598	6,977	2,090	72,415
Of which services rendered at a specific point in time	7,576	20,542	—	738	28,856
Of which services rendered over a period of time	11,173	24,056	6,977	1,353	43,559

The other liabilities contained deferred liabilities relating to revenue from service contracts with customers in the amount of € 21.5 million (2024: € 16.2 million). These liabilities resulted mostly to fees and commissions already received in relation to export and tourism guarantees. These fees were recorded over a specific period of time in the cases where the terms of the guarantees from the Republic of Austria to be managed by OeKB Group were more than 1 year.

The income recognised in financial year 2025 from fees and commissions received in prior periods came to € 4.1 million (2024: € 5.1 million).

As permitted by IFRS 15, no disclosures were made about remaining service obligations that had an expected residual term of 1 year or less as at 31 Dec 2025.

Note 8 Credit risk provisions

This item includes impairment charges and impairment charge reversals on financial instruments that are subject to the IFRS 9 impairment model for expected credit losses. The changes in POCI assets are also shown in this item.

€ thousand	2025	2024
Allocation/release of credit risk povisions (net) for
Loans and advances to banks	(1)	37
Loans and advances to customers	9	(59)
Other financial assets	13	3

Allocation/release of credit risk provisions (net)	21	(19)
Change due to stage transfer
Loans and advances to banks	—	—
Loans and advances to customers	(235)	(123)

Change due to stage transfer	(235)	(123)
Change due to present value effects, risk parameters, and model changes for
Loans and advances to banks	9	11
Loans and advances to customers	318	228
Other financial assets	9	9

Change due to present value effects, risk parameters, and model changes	335	247
Change in POCI assets for
Loans and advances to customers	(713)	(356)

Change in POCI assets	(713)	(356)
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	(22)	(29)

Net credit risk provisions	(615)	(280)

Additional information on loan loss provisions can be found in Note 37.

Note 9 Net gain or loss on financial instruments measured at fair value through profit or loss

Net gain or loss from the fair value measurement of financial instruments in 2025

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2025
Change in the fair value of the
Loans and advances to banks	23,307	—	—	23,307	—	—	23,307
Other financial assets	14,058	—	—	14,058	620	620	14,678
Derivative financial instruments	—	—	520,587	520,587	—	—	520,587
Guarantees pursuant to § 1(2b) AFFG	—	—	1,447,391	1,447,391	—	—	1,447,391
Debt securities issued	(414,166)	—	—	(414,166)	—	—	(414,166)

Change in the fair value	(376,801)	—	1,967,977	1,591,176	620	620	1,591,796
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	376,801	—	(1,967,977)	(1,591,176)	—	—	(1,591,176)

Net gain or loss from fair value measurement	—	—	—	—	620	620	620
Net gain or loss from foreign exchange differences	—	—	—	—	—	(920)	(920)
Net gain or loss from fair value measurement	—	—	—	—	—	620	620

Net gain or loss on financial instruments	—	—	—	—	—	(300)	(300)

The share of the changes in the fair value of loans and advances to banks that stems from changes in the credit spreads came to € 9.4 million in the period (2024: minus € 30.6 million) and to minus € 43.4 million in total (2024: minus € 52.8 million).

The share of the changes in the fair value of debt securities issued that stems from changes in the credit spreads came to minus € 9.1 million in the period (2024: minus € 26.7 million) and to minus € 150.2 million in total (2024: minus € 141.1 million).

Net gain or loss from foreign exchange differences on financial instruments in 2025

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2025
Foreign exchange differences income	1,589,625	71,254	1,660,879
Foreign exchange differences expenses	(298,058)	(72,174)	(370,233)

Subtotal	1,291,567	(920)	1,290,646
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	(1,291,738)		(1,291,738)

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	171	—	171

Net gain or loss from foreign exchange differences	—	(920)	(920)

The results from foreign exchange differences resulted primarily from the valuation of the USD for financial instruments that were not assigned to the EFS and primarily from the valuation of the CHF for financial instruments that were assigned to the EFS. Because the exchange rates are hedged with guarantees pursuant to § 1(2b) AFFG, they were largely offset through the foreign exchange differences.

Net gain or loss from the fair value measurement of financial instruments in 2024

	Financial instruments assigned to the EFS				Financial instruments not assigned to the EFS
€ thousand	Fair value option	FVTPL	Hedging transactions	Total	FVTPL	Total	Total 2024
Change in the fair value of the
Loans and advances to banks	48,467	—	—	48,467	—	—	48,467
Other financial assets	43,688	—	—	43,688	217	217	43,905
Derivative financial instruments	—	—	1,485,945	1,485,945	—	—	1,485,945
Guarantees pursuant to § 1(2b) AFFG	—	—	(1,316,979)	(1,316,979)	—	—	(1,316,979)
Debt securities issued	(224,037)	—	—	(224,037)	—	—	(224,037)

Change in the fair value	(131,882)	—	168,965	37,083	217	217	37,301
Transfer of the net gain or loss on financial instruments assigned to the EFS interest rate stabilisation provision	131,882	—	(168,965)	(37,083)	—	—	(37,083)

Net gain or loss from fair value measurement	—	—	—	0	217	217	217
Net gain or loss from foreign exchange differences	—	—	—	—	—	126	126
Net gain or loss from fair value measurement	—	—	—	0	—	217	217

Net gain or loss on financial instruments	—	—	—	0	—	343	343

Net gain or loss from foreign exchange differences on financial instruments in 2024

€ thousand	Financial instruments assigned to the EFS	Financial instruments not assigned to the EFS	Total 2024
Foreign exchange differences income	135,999	113,593	249,593
Foreign exchange differences expenses	(1,245,997)	(113,467)	(1,359,464)

Subtotal	(1,109,998)	126	(1,109,872)
Foreign exchange differences on guarantees pursuant to § 1(2b) AFFG	1,112,362	—	1,112,362

Transfer of the net gain or loss on financial instruments assigned to EFS to the EFS interest rate stabilisation provision	(2,364)	—	(2,364)

Net gain or loss from foreign exchange differences	0	126	126

Note 10 Net gain or loss on the derecognition of financial instruments not measured at fair value through profit or loss

As in the previous year, the only derecognition of assets pertained to assets of minor importance that were measured at amortised cost.

Note 11 Current income from investments in other unconsolidated companies

The current income from investments in other unconsolidated companies in the amount of € 6.0 million (2024: € 3.4 million) includes income from dividends from equity instruments not held for trading purposes, which are measured at fair value through other comprehensive income. These are strategic, long-term investments in other unconsolidated companies. The dividend income in the reporting period did not pertain to any significant equity holdings that were sold or otherwise derecognised.

OeKB did not reclassify accumulated profits and losses from other comprehensive income to equity during the reporting period. No material equity holdings were sold or otherwise derecognised during the reporting period.

Details on the net book value and corresponding fair value can be found in Note 38 Scope of consolidation. Changes in the fair value are shown in other comprehensive income.

Note 12 Administrative expenses

€ thousand	2025	2024
Salaries	(53,417)	(51,358)
Social security costs	(12,093)	(11,534)
Expenses for retirement benefits and social security costs	(7,977)	(7,886)

Staff costs	(73,488)	(70,778)
Business space costs	(5,835)	(8,281)
Office operations and communication	(359)	(373)
IT expenses	(16,230)	(15,609)
Vocational training	(680)	(713)
Travel and vehicle fleet	(1,062)	(1,101)
Advertising, dues, business contact	(1,167)	(1,236)
Data services	(2,217)	(1,950)
Legal consulting, auditing (incl. EFS expenses) and insurance	(4,347)	(4,552)
Of which for the auditor: Audit of the consolidated and annual financial statements	(495)	(484)
Of which for the auditor: Audit-related activities	(397)	(354)
Of which for companies affiliated with the auditor: Other consulting	(33)	(25)
Other administrative expenses (property and equipment)	(978)	(1,082)

Administrative expenses	(32,875)	(34,898)
Depreciation and amortisation of property, equipment, and intangible assets	(5,210)	(5,945)

Administrative expenses	(111,573)	(111,621)

Staff costs increased by 3.8% compared to the prior period. The increase can be attributed primarily to wage increases under collective bargaining agreements and to higher expenses for social benefits and post-employment benefits. Please see Note 24 for further information on the staff costs.

The other administrative expenses declined slightly in the reporting period. Expenses for IT and data services increased while the other expense sub-items decreased, resulting in only a moderate decline in annual comparison.

The depreciation, amortisation, and impairment of property, equipment, and intangible assets declined in the reporting period. This was largely due to the completion of new furnishing projects (future office) and the associated investments in fixtures, fittings, and equipment. Beyond this, completed digitalisation projects only have a minor residual effect on the amortisation amounts.

The expenses for the auditor in the amount of € 0.9 million (2024: € 0.9 million) consist of the costs for the auditing of the consolidated and separate annual financial statements, the expenses for audit-related activities in the context of the issuance activity of Oesterreichische Kontrollbank Aktiengesellschaft for the EFS, and other services from the network of the auditor.

Note 13 Other operating income

Other operating income related largely to service fees received by OeKB for providing outsourced services (such as Finance, IT Services, People & Culture, ESG Data Hub, and other services) and income from input VAT deduction.

The other operating expenses related mainly to the bank stability tax paid to the fiscal authorities of the Republic of Austria.

The following table shows those parts of other operating income that stem from contracts with customers in accordance with IFRS 15. These were allocated to the reportable segments of OeKB Group and broken down by the time of realisation of proceeds.

Other income pursuant to IFRS 15 – 2025

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2025
Assigned staff	—	—	—	193	193
Billed services	36	595	51	1,618	2,300

Other revenue	36	595	51	1,811	2,493
Of which services rendered at a specific point in time	—	152	—	—	152
Of which services rendered over a period of time	36	443	51	1,811	2,341

Other income pursuant to IFRS 15 – 2024

€ thousand	Export Services	Capital Market Services	Tourism Services	Other Services	2024
Assigned staff	—	—	—	245	245
Billed services	279	606	125	1,900	2,909

Other revenue	279	606	125	2,145	3,155
Of which services rendered at a specific point in time	—	179	—	—	179
Of which services rendered over a period of time	279	427	125	2,145	2,975

As permitted by IFRS 15, no disclosures were made about remaining service obligations that had an expected residual term of 1 year or less as at 31 Dec 2025.

Note 14 Income taxes

Income taxes are recognised and calculated in accordance with IAS 12. Income tax entitlements and obligations are gathered using the locally applicable tax rates of 23% since the financial year 2024 and onward. Deferred taxes are calculated using the liability concept. Under this approach, the book values of the assets and liabilities in the IFRS balance sheet are compared with the respective values that are relevant for the taxation of the respective group company. Differences in these values lead to temporary differences that are recognised as deferred tax assets or liabilities (see also Note 25).

Tax recognised in profit or loss

€ thousand	2025	2024
Current year	(25,270)	(25,803)
Adjustment for previous years	1,804	77

Total current tax expenses	(23,466)	(25,726)
Change in recognised deductible temporary differences	6,769	7,403

Net deferred taxes/tax income	6,769	7,403

Income tax	(16,697)	(18,323)
Other taxes	—	—

Total	(16,697)	(18,323)

Tax recognised in other comprehensive income

€ thousand	2025	2024
Actuarial gains/losses on defined benefit plans	(1,175)	(710)
Net gain or loss from the fair value measurement of investments in other unconsolidated companies (FVOCI)	(1,195)	202

Total	(2,370)	(508)

Change in deferred taxes

€ thousand	2025	2024
Change in deferred taxes on the income statement	6,769	7,403
Change in deferred taxes in other comprehensive income	(2,370)	(508)

Total	4,398	6,895

The actual taxes are calculated on the tax base for the financial year at the local tax rates applicable to the respective group company.

The taxation at the standard local rates is reconciled with the reported actual income taxes in the table. OeKB Group believes that its provisions for taxes are adequate for all open tax years based on its assessment of many factors including interpretations of tax law and prior experience.

Effective tax rate reconciliation

	2025		2024
	€ thousand	in%	€ thousand	in%
Result before taxes	89,817		85,819
Expected income taxes and other taxes	(20,658)	23.0%	(19,738)	23.0%
Tax free dividends received from investments in other unconsolidated companies	1,378	(1.5)%	773	(0.9)%
Tax free net gains or losses from equity-method investments	1,241	(1.4)%	1,283	(1.5)%
Tax effects from non-deductible expenses	(693)	0.8%	(362)	0.4%
Tax effect of prior years	1,804	(2.0)%	77	(0.1)%
Other tax effects	231	(0.3)%	(356)	0.4%

Income taxes and other taxes	(16,697)	18.6%	(18,323)	21.4%

OeKB Group applied the temporary exception from the accounting rules for deferred taxes in IAS 12 published by the IASB in May 2023. Thus, no deferred taxes relating to the income taxes under the pillar two rules are being reported and no related information is being disclosed.

The Minimum Tax Act was promulgated on 30 December 2023 in Federal Law Gazette I No 187/2023, enacting the Federal Law of the Republic of Austria on Ensuring a Global Minimum Tax for Corporate Groups and amending the Federal Fiscal Code and Austrian Uniform Commercial Code, and thus applies as of 31 December 2023. The goal of the provisions is to ensure that companies that are part of a group that generates worldwide annual revenue of at least € 750.0 million pay a minimum global income tax. According to the law, the parent company of the group (Oesterreichische Kontrollbank Aktiengesellschaft, Vienna) must pay an additional tax on the profits of its subsidiaries that are taxed at an effective tax rate of less than 15%. The legal jurisdictions in which this tax can be collected are limited exclusively to Austria. The federal law applies to the Group no earlier than the financial year beginning on 1 January 2025 because the Group surpassed the threshold of € 750.0 million in annual revenue in 2023 for the first time and exceeded this threshold in 2024 as well. As all members of OeKB Group are subject to an effective tax rate of over 15%, we expect no additional tax expenses from the global minimum tax for corporate groups at this time. The Group is still assessing the effects of the law on the pillar two rules on the future earnings capacity of the Group.

Notes on the consolidated balance sheet of OeKB Group

Note 15 Financial instruments

Classification on financial assets and financial liabilities

The following tables show a breakdown of the financial assets and financial liabilities by category according to IFRS 9. The methods and results of the ECL calculation are explained in Note 37.

Financial instruments by IFRS 9 category as at 31 December 2025

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	338,979	—	—	—	338,979
Loans and advances to banks	17	18,354,865	—	—	3,358,278	21,713,143
Loans and advances to customers	17	2,174,542	—	—	—	2,174,542
Other financial assets	18	1,001,127	39,714	407,887	1,210,971	2,659,699
Derivative financial instruments	19	—	—	639,847	—	639,847
Guarantees pursuant to § 1(2b) AFFG	19	—	—	7,068,536	—	7,068,536

Total		21,869,513	39,714	8,116,270	4,569,249	34,594,745
Liabilities and equity
Deposits from banks	22	648,295	—	—	—	648,295
Deposits from customers	22	1,273,783	—	—	—	1,273,783
Debt securities issued	23	7,416,984	—	—	20,797,688	28,214,672
Derivative financial instruments	19	—	—	1,670,952	—	1,670,952

Total		9,339,062	—	1,670,952	20,797,688	31,807,702

Financial instruments by IFRS 9 category as at 31 December 2024

€ thousand	Notes	At amortised cost	FVOCI (designated)	FVTPL (mandatory)	FVTPL (designated)	Total
Assets
Cash and cash equivalents	16	939,737	—	—	—	939,737
Loans and advances to banks	17	18,109,154	—	—	2,692,275	20,801,429
Loans and advances to customers	17	2,243,855	—	—	—	2,243,855
Other financial assets	18	895,299	35,904	419,942	1,328,344	2,679,490
Derivative financial instruments	19	—	—	890,020	—	890,020
Guarantees pursuant to § 1(2b) AFFG	19	—	—	6,912,883	—	6,912,883

Total		22,188,045	35,904	8,222,845	4,020,620	34,467,415
Liabilities and equity
Deposits from banks	22	957,783	—	—	—	957,783
Deposits from customers	22	1,083,502	—	—	—	1,083,502
Debt securities issued	23	6,385,472	—	—	22,459,432	28,844,905
Derivative financial instruments	19	—	—	972,025	—	972,025

Total		8,426,757	—	972,025	22,459,432	31,858,215

Note 16 Cash and cash equivalents

The recognition and measurement principles are shown in Note 2.

€ thousand	31 Dec 2025	31 Dec 2024
Balances at central banks	338,977	939,736
Cash	1	1

Cash and cash equivalents	338,979	939,737

The minimum reserves amounted to € 69.7 million as at 31 Dec 2025 (31 Dec 2024: € 68.3 million) and were included in the balances at central banks.

The cash and cash equivalents serve to provide for the minimum reserves and to ensure the liquidity of OeKB Group.

Note 17 Loans and advances to banks and customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15. The breakdown by rating category is presented in Note 37.

Loans and advances to banks

	Repayable on demand		Other maturities		Total
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
Domestic banks	21,808	15,727	18,138,156	18,689,219	18,159,964	18,704,947
Foreign banks	1,131,844	292,419	2,421,335	1,804,064	3,553,179	2,096,483

Loans and advances to banks	1,153,652	308,147	20,559,491	20,493,283	21,713,143	20,801,429

The item loans and advances to banks pertains to the loans of the Export Financing Scheme with net book values of € 20.3 billion (2024: € 20.2 billion).

Loans and advances to customers

	Domestic customers		Foreign customers		Total
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
States or government-affiliated organisations	3,694	5,881	38,703	44,278	42,397	50,159
Others	1,177,348	1,215,022	954,797	978,675	2,132,145	2,193,696

Loans and advances to customers	1,181,042	1,220,902	993,500	1,022,953	2,174,542	2,243,855

Note 18 Other financial assets

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Other financial assets

€ thousand	31 Dec 2025	31 Dec 2024
Treasury bills	1,460,431	1,490,232
Fixed income securities from public-sector issuers	—	—
Bonds	751,667	733,411

Bonds and other fixed income securities	2,212,098	2,223,643
Investment certificates	407,887	419,942

Equity shares and other variable-income securities	407,887	419,942
Investments in unconsolidated subsidiaries	566	4,788
Investments in other unconsolidated companies	39,148	31,117

Investments in other unconsolidated companies	39,714	35,904
Other financial assets	2,659,699	2,679,490

Of the bonds and other fixed income securities, € 2,082.8 million are listed (2024: € 2,124 million) and € 315.9 million will come due in the following year (2024 for 2025: € 502.0 million).

The other financial assets (investment certificates) included units in private equity funds in the amount of € 6.8 million (2024: € 5.8 million). As the fair value is particularly dependent on unobservable parameters, a change in these parameters may lead to different valuation results. Parameters that reflect the actual market conditions at the reporting date were used for the recognition. Changes in the applied EBITDA and P/E multipliers were primarily assessed to determine possible effects. A decrease (an increase) in these market multipliers would cause lower (higher) fair values. These private equity funds are secured by guarantees from the Republic of Austria, which means that potential losses of value are covered. As profits are allocated without undue delay and losses are hedged, no sensitivities are indicated for these assets due to immateriality.

The investments in other unconsolidated companies included Wiener Börse AG (WBAG) at € 35.4 million (2024: € 27.8 million). Wiener Börse (the Vienna Stock Exchange) helds 99.64% on Burza cenných papírù Praha, a.s., Prague (the Prague Stock Exchange). The recognised value of Wiener Börse is based on a valuation conducted on 31 Dec 2025 using the dividend discount model.

The most important assumptions in the valuation were:

	2025		2024
	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Free cash flows	4 years	4 years	4 years	4 years
Cost of equity	7.61%	7.81%	7.95%	8.35%

Sensitivity analyses

	2025		2024
€ thousand	Vienna Stock Exchange	Prague Stock Exchange	Vienna Stock Exchange	Prague Stock Exchange
Change in cost of equity
Cost of equity increases	1.00%	1.00%	1.00%	1.00%
Cost of equity decreases	(1.00)%	(1.00)%	(1.00)%	(1.00)%
Change in increasing cost of equity
Change in the total value (fair value) of WBAG		(63,801)		(47,239)
Effect on the fair value of OeKB Group in WBAG		(4,214)		(3,120)
Change in decreasing cost of equity
Change in the total value (fair value) of WBAG		84,489		61,599
Effect on the fair value of OeKB Group in WBAG		5,580		4,068

Details about the individual interests in investments other than subsidiaries can be found in Note 38.

Additional mandatory disclosures pursuant to § 64(1) No 10 and 11 BWG

The item bonds and other fixed income securities contains the fixed-rate bond portfolio of OeKB Group, which is classified as fixed assets.

The item equity shares and other variable-income securities contains securities with variable interest rates, of which € 379.6 million are classified as fixed assets (2024: € 370.9 million).

Of the bonds and other fixed income securities, € 2,082.8 million are admitted for public trading and listed (2024: € 2,123.6 million). The equity shares and other variable-income securities and other investments in subsidiaries are not listed on an exchange, as was the case in the previous year.

Note 19 Hedging instruments

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Derivative financial instruments

	2025			2024
€ thousand	Notional amount	Fair values positive	Fair values negative	Notional amount	Fair values positive	Fair values negative
Interest rate derivatives
Interest rate swaps	36,595,881	390,020	112,543	23,632,135	311,316	354,739

Currency derivatives
Currency swaps	22,757,961	249,827	1,558,409	25,064,649	578,703	617,287

Total	59,353,842	639,847	1,670,952	48,696,784	890,020	972,025

The increase in the volume of interest rate swaps stems from the strategy for the stabilisation of the net interest income in the EFS. The main cause of the change in the fair values of the currency swaps is the weakness of the US dollar.

Information on global netting arrangements

Derivative financial instruments are agreed in accordance with the global netting arrangements (framework contract) of the International Swaps and Derivatives Association (ISDA). The amounts owed under such an agreement are generally settled and paid on an individual transaction basis. In certain cases, for example if a credit event occurs, all outstanding transactions under the agreement are terminated, the termination value is determined, and a single net amount is paid to settle all transactions.

In addition, this net amount is calculated daily as per the ISDA contract and is furnished to or received from the given business partner as collateral. Therefore, the default risk is limited to the performance of one to two days (calculation of the previous day’s value and transfer of the difference to the previous collateral).

The ISDA agreements do not fulfil the criteria for netting on the balance sheet. This is due to the fact that no legal claim to the netting of the covered amounts because the right to netting is enforceable only in the case of certain future events such as a credit event.

The following table shows the net book values of the derivative financial instruments covered by the reported agreements.

Global netting agreements

	2025			2024
€ thousand	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount	Derivative financial instruments on the balance sheet	Gross and net amounts of derivative financial instruments that are not netted	Net amount
Derivative financial instruments with positive fair value
Interest rate derivatives - Interest rate swaps	390,020	(180,941)	209,079	311,316	(272,403)	38,913
Currency derivatives - Currency swaps	249,827	(239,955)	9,872	578,703	(321,996)	256,707

Total	639,847	(420,896)	218,951	890,020	(594,399)	295,620
Derivative financial instruments with negative fair value
Interest rate derivatives - Interest rate swaps	112,543	(80,992)	31,551	354,739	(242,028)	112,710
Currency derivatives - Currency swaps	1,558,409	(339,903)	1,218,505	617,287	(352,371)	264,915

Total	1,670,952	(420,896)	1,250,056	972,025	(594,399)	377,626

Guarantees pursuant to § 1(2b) AFFG

€ thousand	2025	2024
Fair value at the beginning of the period	6,912,883	7,117,500
Net profit for the period	155,653	(204,617)

Fair value at the end of the period	7,068,536	6,912,883

The change from foreign exchange differences resulted primarily from the exchange rate of the euro to the CHF (see the indicative exchange rates on the reporting dates – Note 2).

Note 20 Composition of the net profit or loss of equity-accounted investments

Equity-accounted investments

€ thousand	2025	2024
OeKB EH Beteiligungs- und Management AG, Vienna	63,163	64,045
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	8,406	8,500

Equity-accounted investments	71,569	72,544

Net profit or loss of equity-accounted investments

Income statement

€ thousand	2025	2024
OeKB EH Beteiligungs- und Management AG, Vienna	3,989	3,539
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	1,406	2,011

Share of profit or loss of equity-accounted investments, net of tax	5,394	5,550

Other comprehensive income

€ thousand	2025	2024
OeKB EH Beteiligungs- und Management AG, Vienna	231	12
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	—	—

Equity-accounted investments - Share of other comprehensive income/(expenses)	231	12

Total comprehensive income/(expenses)

€ thousand	2025	2024
OeKB EH Beteiligungs- und Management AG, Vienna	4,219	3,551
CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna	1,406	2,011

Net profit for the period	5,625	5,562

There were no contingent liabilities for the equity-accounted investments.

OeKB EH Beteiligungs- und Management AG, Vienna, Austria

Other Services segment	2025	2024
Shareholding	51%	51%
Share of voting rights	51%	51%

OeKB EH Beteiligungs- und Management AG is an unlisted holding company. It is the sole owner of Acredia Versicherung AG. It offers a complete range of credit insurance to Austrian businesses.

OeKB EH Beteiligungs- und Management AG is operated as a joint venture with Euler Hermes Aktiengesell-schaft, Hamburg, and is included in the consolidated financial statements according to the equity method. OeKB does not have the power of decision through voting rights or other rights that would allow it to influence the returns from the affiliated company.

€ thousand	2025	2024
Earned premiums	25,773	26,315
Actuarial result	7,942	6,912
Profit before tax	10,228	9,088
Of which depreciation and amortisation	(24)	(35)
Of which interest income	1,682	1,369
Of which interest expense	—	—
Profit for the year	7,821	6,939
Other comprehensive income	453	24

Total comprehensive income/(expenses)	8,273	6,963
Current assets	29,727	34,814
Of which cash and cash equivalents	23,069	27,967
Non-current assets	127,937	127,344
Current liabilities	12,736	16,534
Non-current liabilities	21,079	20,047

Equity	123,849	125,576
Proportionate share of equity at the beginning of the period	64,044	66,102
Proportionate share of total comprehensive income for the period	4,219	3,551
Dividend payments received	(5,100)	(5,610)

Proportionate share of equity at the end of the period	63,163	64,045

CCP Austria Abwicklungsstelle für Börsengeschäfte GmbH, Vienna, Austria

Capital Market Services segment	2025	2024
Shareholding	50%	50%
Share of voting rights	50%	50%

CCPA is operated as a joint venture with Wiener Börse AG, Vienna, and is recognised in the consolidated financial statements according to the equity-method.

CCPA is not a listed company. It acts as the clearing agent for Wiener Börse and EXAA electricity exchange. As the central counterparty, it is involved in all transactions conducted on Wiener Börse and EXAA electricity exchange. CCPA was licensed pursuant to Art 14(1) of Regulation (EU) No 648/2012 (European Market Infrastructure Regulation, EMIR) in 2014.

€ thousand	2025	2024
Revenue	5,894	5,401
Operating profit	1,153	692
Profit before tax	3,731	5,231
Of which depreciation and amortisation	(0)	—
Of which interest income	2,579	4,539
Of which interest expense	(0)	0
Profit for the year	2,812	4,022
Other comprehensive income	—	—

Total comprehensive income/(expenses)	2,812	4,022
Current assets	177,405	189,141
Of which cash and cash equivalents	169,206	167,305
Non-current assets	—	—
Current liabilities	160,593	172,141
Non-current liabilities	—	—

Equity	16,812	17,000
Proportionate share of equity at the beginning of the period	8,500	7,489
Proportionate share of total comprehensive income for the period	1,406	2,011
Dividend payments received	(1,500)	(1,000)

Proportionate share of equity at the end of the period	8,406	8,500

Note 21 Property, equipment, and intangible assets

Non-current assets in 2025 - Acquisition cost

€ thousand	31 Dec 2024	Additions	Transfers	Disposals	31 Dec 2025
Land and buildings	82,977	—	1,327	(8,422)	75,882
Right of use - buildings	7,876	—	—	(1,170)	6,705
Advanced payments on buildings	—	1,406	(1,327)	—	79
Fixtures, fittings, and equipment	21,116	2,255	(55)	(3,463)	19,853

Property and equipment	111,969	3,661	(55)	(13,056)	102,519
Software	17,680	748	1,077	(2,580)	16,924
Advanced payments on software	797	229	(1,022)	—	4

Intangible assets	18,477	977	55	(2,580)	16,928

Total	130,445	4,638	(0)	(15,636)	119,447

Non-current assets in 2025 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2024	Additions	Disposals	31 Dec 2025	31 Dec 2024	31 Dec 2025
Land and buildings	71,885	210	(2,015)	70,080	11,092	5,802
Right of use - buildings	5,342	543	—	5,885	2,534	821
Advanced payments on buildings	—	—	—	—	—	79
Fixtures, fittings, and equipment	14,024	2,503	(3,451)	13,076	7,092	6,777

Property and equipment	91,251	3,256	(5,466)	89,041	20,718	13,478
Software	14,662	1,954	(2,422)	14,194	3,018	2,730
Advanced payments on software	—	—	—	—	797	4

Intangible assets	14,662	1,954	(2,422)	14,194	3,815	2,734

Total	105,913	5,210	(7,888)	103,234	24,532	16,212

Non-current assets in 2024 - Acquisition cost

€ thousand	31 Dec 2023	Additions	Transfers	Disposals	31 Dec 2024
Land and buildings	82,977	—	—	—	82,977
Right of use - buildings	7,055	821	—	—	7,876
Fixtures, fittings, and equipment	18,675	3,561	—	(1,121)	21,116

Property and equipment	108,707	4,382	—	(1,121)	111,969
Software	16,422	1,182	392	(316)	17,680	*
Advanced payments on software	1,002	187	(392)	—	797	*
Customer relationships	517	—	—	(517)	—

Intangible assets	17,941	1,369	—	(833)	18,477

Total	126,648	5,751	—	(1,954)	130,445

*	Adjustment of the prior-year figures; no effect on the total of intangible assets.

Non-current assets in 2024 - Depreciation, amortisation, and net book values

	Accumulated depreciation and amortisation				Net book values
€ thousand	31 Dec 2023	Additions	Disposals	31 Dec 2024	31 Dec 2023	31 Dec 2024
Land and buildings	71,719	166	—	71,885	11,258	11,092
Right of use - buildings	4,330	1,011	—	5,342	3,007	2,534
Fixtures, fittings, and equipment	12,605	2,510	(1,091)	14,024	5,787	7,092

Property and equipment	88,654	3,687	(1,091)	91,251	20,053	20,718
Software	12,774	2,172	(285)	14,662	3,648	3,018
Advanced payments on software	—	—	—	—	1,002	797
Customer relationships	431	86	(517)	—	86	—

Intangible assets	13,205	2,258	(801)	14,662	4,736	3,815

Total	101,859	5,945	(1,892)	105,913	24,789	24,532

The value of the property itself was € 4.4 million (2024: € 6.4 million). OeHT sold the Am Parkring property in the 2025 financial year. The disposal gain in the amount of € 1.5 million is recognised in the income statement.

Lease liabilities in the amount of € 0.8 million (2024: € 2.5 million; recognition in other liabilities) were connected to the rights of use pursuant to IFRS 16 mentioned above. Of these recognised lease liabilities, € 214.9 thousand come due in 2026 and the remainder in subsequent years. The disposals include the re-assessment of rights of use in the amount of € 1,170.4 thousand (2024: € 824.5 thousand additions). As in the previous year, there were no expenses for short-term lease liabilities during the financial year.

There were no additions from capitalised interest in the current financial year or the prior year. There were no write-ups or transfers in the accumulated amortisation and depreciation in the current financial year or prior year.

Note 22 Deposits from banks and deposits from customers

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Deposits from banks

	Repayable on demand		Other deposits		Total
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
Domestic banks	151,339	131,482	247,669	358,259	399,008	489,741
Foreign banks	80,117	277,160	169,170	190,882	249,286	468,043

Total	231,456	408,642	416,839	549,141	648,295	957,783

The decrease in deposits from banks is primarily the result of a change in collaterals.

Deposits from customers

	Domestic customers		Foreign customers		Total
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
States or government-affiliated organisations	721,399	539,963	12	13	721,411	539,976
Others	401,209	453,986	151,163	89,540	552,372	543,526

Total	1,122,609	993,948	151,174	89,553	1,273,783	1,083,502

Note 23 Debt securities issued

The recognition and measurement principles are shown in Note 2. The classification according to IFRS 9 is indicated in Note 15.

Debt securities issued

	Net book value		Of which listed
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
Bonds issued	19,185,043	21,140,073	19,185,043	21,140,073
Other debt securities issued	9,029,629	7,704,832	—	—

Total	28,214,672	28,844,905	19,185,043	21,140,073

The amount repayable on maturity for debt securities issued that were measured at fair value option was € 20,485.0 million (2024: € 22,534.6 million). This corresponds to a difference to the fair value of € 86.7 million (2024: minus € 284.7 million).

Of the debt securities issued, € 12,016.4 million will come due in the following year (2024 maturing in 2025: € 12,678.9 million).

The other debt securities issued contained subordinated liabilities in the amount of € 2.0 million (2024: € 2.0 million), for which interest expenses in the amount of € 0.1 million (2024: € 0.1 million) were paid.

Note 24 Provisions

Changes in provisions

€ thousand	31 Dec 2024	Use	Release	Addition	31 Dec 2025
Non-current employee benefit provisions	116,786	(8,131)	(636)	—	108,019
Other provisions	6,113	(4,039)	(243)	3,536	5,367

Total provisions 2025	122,899	(12,170)	(878)	3,536	113,387

Total provisions 2024	129,647	(12,160)	(312)	5,724	122,899

Changes in non-current employee benefit provisions

€ thousand	Pensions	Termination benefits	Total 2025	Total 2024
Present value of defined-benefit obligations (DBO) = employee benefit provisions at 1 January	93,904	22,881	116,786	122,532
Service cost	127	538	666	644
Interest cost	3,078	728	3,806	3,844
Payments	(6,129)	(2,001)	(8,131)	(7,146)
Actuarial gain/loss	(4,347)	(760)	(5,107)	(3,089)
Of which actuarial gain/loss arising from changes in parameters	(4,205)	(752)	(4,956)	(5,704)
Of which actuarial gain/loss arising from experience adjustments	(143)	(8)	(151)	2,615

Employee benefit provisions at 31 Dec (DBO)	86,633	21,387	108,019	116,786

The actuarial result stemmed from the change in the discount rate from 3.39% to 3.87% (2024: from 3.24% to 3.39%). The long-term trend for future wage with 3.20% (2024: 3.20%) and the trend for future pension with 2.90% (2024: 2.90%) were unchanged. The result in 2024 was attributed largely to the change in the discount rate.

Historical information on defined-benefit obligations

€ thousand	2020	2021	2022	2023	2024
Pension provisions	123,279	109,211	89,667	99,374	93,904
Termination benefit provisions	29,623	26,552	22,590	23,159	22,881

Non-current employee benefit provisions	152,902	135,763	112,257	122,532	116,786

The pension obligations for most of the staff have been transferred to a pension fund under a defined-contribution plan. In connection with this plan, contributions of € 1.5 million were paid to the pension fund in 2025 (2024: € 1.3 million).

Staff costs also included the contributions of € 0.6 million to the termination benefit fund (2024: € 0.6 million).

The following table presents the sensitivity of the obligations to key actuarial assumptions. It showed the respective absolute change in the amount of the provision recognised at 31 Dec 2025 when varying a single assumption at a time. The other assumptions are unchanged in each case.

Sensitivity analyses - Changes in expenses (-)/earnings (+)

€ thousand	Pensions	Termination benefits	Total 2025	Total 2024
Increase in the discount rate by 0.50%	4,032	737	4,769	5,486
Decrease in the discount rate by 0.50%	(4,388)	(784)	(5,172)	(5,973)
Increase in expected salary growth by 0.50%	(134)	(783)	(917)	(1,052)
Decrease in expected salary growth by 0.50%	129	743	872	1,000
Increase in the pension trend by 0.50%	(4,137)	—	(4,137)	(4,760)
Decrease in the pension trend by 0.50%	3,851	—	3,851	4,416
Increase in life expectancy by 10% (corresponds to 1 year)	(4,978)	—	(4,978)	(5,432)

The sensitivity analysis was performed by an independent actuary using the projected unit credit method.

Maturity profile of the non-current employee benefit provisions

	Pensions		Termination benefits
€ thousand	DBO 31 Dec 2025	DBO 31 Dec 2024	DBO 31 Dec 2025	DBO 31 Dec 2024
1 year	6,295	6,234	2,400	2,676
2 up to 3 years	12,195	12,135	2,779	2,858
4 up to 5 years	11,509	11,559	3,738	2,688
Over 5 years	56,634	63,976	12,470	14,660

Total	86,633	93,904	21,387	22,881
Duration	10.1 years	10.8 years	7.7 years	7.9 years

Other provisions

€ thousand	2025	2024
Staff-related provisions	5,206	5,954
Other provisions	161	159

Total	5,367	6,113

Note 25 Tax assets and tax liabilities

Tax assets and tax liabilities each include deferred tax assets and deferred tax liabilities arising from temporary differences between the IFRS carrying amounts and the corresponding tax base taking account of the valid tax rates (since 2024: 23.0%) for Group companies (see also Note 14).

The recognised amount of deferred tax assets is based on the assumption that sufficient taxable revenue will be generated in future. OeKB Group had no (unused) loss carryforwards at the reporting date.

Deferred taxes

	Deferred tax assets		Deferred tax liabilities
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
Loans and advances to banks	9,866	8,693	—	—
Loans and advances to customers	484	—	—	57
Other financial assets	—	—	3,700	2,898
Derivative financial instruments	384,319	223,566	147,165	204,705
Guarantees pursuant to § 1(2b) AFFG	—	—	1,625,763	1,589,963
Property and equipment	—	—	—	1,332
Other assets	256	349	189	—
Deposits from banks	61	330	—	—
Debt securities issued	1,226,244	1,426,945	—	—
Provisions	11,681	12,846	—	—
Other liabilities	—	—	465	481
EFS interest rate stabilisation provision	202,203	180,140	—	—

Total	1,835,114	1,852,868	1,777,282	1,799,435

Tax settlement	(1,777,282)	(1,799,435)

Tax claims (liabilities), net	57,832	53,434

€ thousand	2025	2024
Change	4,398	6,895
Of which in the income statement	6,769	7,403
Of which transfer to EFS interest stabilisation provision	—	—
Of which in the net other comprehensive income	(2,370)	(508)

Unrecognised deferred taxes payable

As in the prior year, there were no deferred taxes payable for temporary differences relating to shares in subsidiaries and joint ventures on 31 Dec 2025.

Note 26 Other liabilities

The item other liabilities in the amount of € 58.7 million (2024: € 45.8 million) consisted of € 34.7 million (2024: € 27.0 million) other liabilities and of € 24.0 million (2024: € 18.8 million) accruals and deferred income.

The item other liabilities consisted primarily of open offsetting items in the amount of € 11.8 million (2024: € 11.9 million), obligations for staff-related expenses in the amount of € 3.0 million (2024: € 3.1 million), and payment clearing account related to guarantee fees paid to the Republic of Austria by Austrian exporters and development aid financing in the amount of € 13.5 million (2024: € 4.8 million).

The accruals and deferred income consisted primarily of not-yet received commission payments from export and tourism guarantee operations in the amount of € 22.1 million (2024: € 16.3 million). The accruals and deferred income also included general fees and fees from commitments to lend in the amount of € 1.8 million (2024: € 2.4 million) relating to loans that have not yet been paid out. These are taken into account in the effective interest rate at the time that the underlying loan is paid out and then received on an ongoing proportionate basis through this rate.

Note 27 EFS interest rate stabilisation provision

The EFS interest rate stabilisation provision is formed for the Export Financing Scheme. The provision is based on the actual obligation regarding the use of surpluses from the EFS. This obligation arises from the rules for the fixing of interest rates in the EFS, which specify fixed margins for OeKB, and from a directive from the Federal Ministry of Finance on the use of surpluses from the scheme (see also Note 1).

The additions to and utilisation of the EFS interest rate stabilisation provision result from the net interest income from the EFS less OeKB’s fixed margin for the operation of the scheme and less the costs directly related to the refinancing of the scheme. The net effects from the measurement of the derivative financial instruments, guarantees pursuant to § 1(2b) AFFG, and the loans and advances of and deposits from the EFS are also included in this item. In accordance with the associated decisions, the provision is used to stabilise the terms of export financing loans.

Change in the EFS interest rate stabilisation provision

€ thousand	2025	2024
At the beginning of the period	1,650,594	1,499,465
Release/allocation from the net interest income	94,905	111,653
Release/allocation from the net credit risk provisions	22	29
Release/allocation from the net gain or loss on financial instruments measured at fair value through profit or loss	74,388	39,447
Release/allocation from the net other operating income	(6,384)	—
Release/allocation from deferred taxes	(294)	—

Change in the EFS interest rate stabilisation provision	162,638	151,129

At the end of the period	1,813,232	1,650,594

Note 28 Capital management

Equity disclosure

The subscribed capital of € 130.0 million (2024: € 130.0 million) is divided into 880,000 no-par value shares. These registered ordinary shares with restricted transferability are represented by global certificates registered in the name of each individual shareholder. Every share represents an equal proportion of the share capital. There are no shares in issue that have not been fully paid up. Each share represents a rounded proportion of € 147.73 of the share capital.

The capital reserve remained unchanged at € 3.3 million and is restricted pursuant to § 229(4) UGB.

The retained earnings attributable to owners of the parent increased by € 11.9 million to € 805.3 million (2024: € 793.4 million). The retained earnings contained an amount of € 10.6 million (2024: € 10.6 million) as a legal reserve pursuant to § 229(4) UGB.

The IAS 19 reserve is the result of actuarial gains on defined-benefit pension plans and changed by € 4.2 million from minus € 24.1 million to minus € 20.0 million in annual comparison. The FVOCI reserve resulted from the fair value measurement of investments in other unconsolidated companies and came to € 24.1 million (2024: € 20.1 million).

The equity attributable to owners of the parent thus came to € 942.8 million (2024: € 922.8 million).

The Executive Board will propose the disbursement of a dividend from the parent company of up to € 73.00 per share (880,000 shares) from the profit retained for 2025. This corresponds to a maximum disbursement of € 64.2 million. The resolution is scheduled for vote at the Annual General Meeting on 20 May 2026. The vote and specific resolution will depend on the capital needs and ongoing strategic considerations. The remaining profit shall be carried forward.

The ordinary Annual General Meeting resolved on 23 May 2025 to distribute a dividend for the 2024 financial year of € 68.00 per share and to carry the remaining profit forward.

The return on assets pursuant to § 64(1)19 BWG attributable to the owners of the parent was 0.2% in 2025 (2024: 0.2%).

Capital management

According to § 3(1)7 BWG, transactions conducted by OeKB and OeEB under the Export Guarantees Act (Federal Law Gazette No 215/1981) and the Export Financing Guarantees Act (Federal Law Gazette No 196/ 1967) are not subject to Regulation (EU) No 575/2013 or to §§ 22 to 24d, 39(2d) in conjunction with § 69(3), § 39(3) and (4), § 70(4a) 1, 8, 9, and 11, and §§ 70b to 70d BWG and are not subject to the inclusion of these transactions in the limits according to § 5(4) BWG. In terms of the supervisory law monitoring pursuant to § 69(2) BWG, the requirements in Regulation (EU) No 575/2013 do not apply. According to § 3(1)11 BWG, the provisions of the BWG and Regulation (EU) No 575/2013 do not apply to the business activities of OeHT (however, § 5[1]1 to 4a and 6 to 14, §§ 38 to 39b except § 39[2d] in conjunction with § 69[3], §§ 41 to 42, § 65, §§ 69 to 70a, §§ 71 to 73a, and §§ 98 to 99e BWG do apply, though the supervisory monitoring pursuant to § 69[2] BWG shall not take into account the requirements of Regulation [EU] No 575/2013).

The bank group pursuant to § 30 BWG consists of Oesterreichische Kontrollbank Aktiengesellschaft, OeKB CSD GmbH, Oesterreichische Entwicklungsbank AG, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. The strategy of OeKB Group aims to maintain a stable capital base over the long term. There were no material changes in capital management. The Group satisfied the capital requirements of the national supervisory authority at all times during the reporting period.

The minimum regulatory capital requirement for credit risk was determined in accordance with the provisions of Regulation (EU) No 575/2013, the operational risk was determined in accordance with the standardised approach pursuant to Art 312 CRR. The capital requirements declined significantly due to the adjustment of the credit risk and the change in the measurement of operational risk. The bank group did not hold a trading book at any time. At Group level, the risks were aggregated in accordance with the concept of economic capital. Through the analysis of risk-bearing capacity, the economic capital required was compared with the economic capital available, and both metrics are monitored.

OeKB is the parent institution of OeKB bank group for the purposes of § 30 BWG. OeKB Group’s regulatory capital determined in accordance with Regulation (EU) No 575/2013 showed the following composition and development:

€ thousand	2025	2024
Risk-weighted assets (standardised approach to credit risk)	260,003	398,146

Total risk exposure amount (total regulatory capital requirement/8%)	507,060	836,955
Minimum regulatory capital requirement for
Credit risk	20,800	31,852
Operational risk	19,765	35,105

Total regulatory capital requirement	40,565	66,956
Consolidated regulatory capital purs. to Part 2 CRR
Paid-up share capital	130,000	130,000
Reserves*	753,676	742,436
Less deductions
Intangible assets	(2,734)	(3,815)

Common equity tier 1 capital	880,942	868,621

Tier 1 capital	880,942	868,621

Available regulatory capital purs. to Part 2 CRR	880,942	868,621
Surplus regulatory capital	840,377	801,665
Consolidated capital adequacy ratio (regulatory capital as a percentage of total risk-weighted assets)	173.7%	103.8%
Consolidated tier 1 ratio	173.7%	103.8%
Cover ratio (regulatory capital as a percentage of the capital requirement)	2,171.7%	1,297.3%

*

Purs. to Art 26(2) CRR, earnings for the year are included in common equity tier 1 only after the official adoption of the final annual financial results. The dedicated reserve for technical assistance is deducted from the reserves.

This results in the following ratios pursuant to Art 92(1) lit a to c of Regulation (EU) No 575/2013 at the reporting date, which are compared with the minimum ratios for the Group:

Minimum ratios purs. to Art 92 of Regulation (EU) No 575/2013

	2025		2024
In%	Minimum ratio	Actual ratio	Minimum ratio	Actual ratio
Core tier 1 ratio	7.157	173.735	7.138	103.784
Tier 1 ratio	8.657	173.735	8.638	103.784
Total capital ratio	10.657	173.735	10.638	103.784

Calculation of the actual ratio

Core tier 1 ratio =	Common equity tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art 92 CRR

Tier 1 ratio =	Tier 1 capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art 92 CRR

Total capital ratio =	Available regulatory capital purs. to Part 2 CRR * 100
Minimum regulatory capital requirement purs. to Art 92 CRR

Minimum ratio for OeKB Group

In%	2025	2024
Core tier 1 ratio purs. to Art 92(1) lit a of Regulation (EU) No 575/2013	4.500	4.500
Capital conservation buffer purs. to § 22 BWG in conjunction with § 103q line 11 BWG	2.500	2.500
Anti-cyclical capital buffer purs. to § 23a BWG in conjunction with § 103q line 11 BWG	0.157	0.138
Core tier 1 ratio purs. to Art 92(1) lit a of Regulation (EU) No 575/2013 incl. buffer requirements	7.157	7.138
Tier 1 ratio purs. to Art 92(1) lit b of Regulation (EU) No 575/2013 incl. buffer requirements	8.657	8.638
Total capital ratio purs. to Art 92(1) lit c of Regulation (EU) No 575/2013 incl. buffer requirements	10.657	10.638

The required ratios resulted from Art 92(1) of Regulation (EU) No 575/2013, the additional capital buffer requirements of the BWG, and the capital buffer regulation of the FMA.

Other disclosures and risk report

Note 29 Information regarding the consolidated statement of cash flows

The consolidated statement of cash flows shows the state and development of the cash and cash equivalents of OeKB Group. The reported cash position consisted largely of cash and balances at central banks and corresponds to the item cash and cash equivalents on the balance sheet. Cash and cash equivalents do not include loans and advances to banks that are repayable on demand, which are largely related to cash collaterals, because these cannot be converted into cash amounts at any time. The Group had additional liquidity reserves (see Note 37), but these were not included in the definition of cash and cash equivalents. This additional liquidity buffer was formed in the EFS and was only used in stress scenarios. The reported cash and cash equivalents were denominated exclusively in euros.

The cash flow from operating activities included the changes in loans and advances to banks and loans and advances to customers as well as the changes in deposits from banks and deposits from customers. The changes in debt securities issued are also shown in this breakdown because these instruments are used to refinance the loan assets under the EFS and are purely operational in character in the view of OeKB Group due to the special business model. The change in the lease liabilities was also reported in cash flows from operating activities as these do not represent a material financing component. In net cash from operating activities, all income and expense components were adjusted for non-cash items, especially depreciation, amortisation, and impairment; changes in provisions and loan loss provisions; deferred taxes; and unrealised currency translation gains and losses; as well as all other items the cash effects of which represent cash flows from investing or financing activities. Foreign currency losses and gains were incurred primarily in connection with the issue of long- and short-term debt securities issued for the EFS. The exchange rate risks were mostly covered by the guarantees pursuant to § 1(2b) AFFG. OeKB Group thus did not bear any exchange rate risk from the EFS. Fluctuations in exchange rates had little or no impact on cash and cash equivalents held or due in foreign currency. The total of the other adjustments primarily contains non-cash foreign currency losses and gains and non-cash effects from the fair value measurement of debt securities issued and derivatives, which are related to the change to the AFFG guarantee and the deduction for received interest and addition for paid interest, which are reported separately pursuant to IAS 7.

The cash flow from investing activities reflected changes in the other financial assets in the investment portfolio, in the property and equipment, and intangible assets. The cash flow from financing activities reflected changes in equity transactions with the owners.

Reconciliation of the changes in equity to the cash flows from financing activities

€ thousand	Notes	Retained earnings 2025	Non-controlling interests 2025	Net cash from financing activities 2025	Retained earnings 2024	Non-controlling interests 2024	Net cash from financing activities 2024
Balance sheet at 1 Jan		793,439	—	—	776,134	—	—
Dividends paid	28	(59,840)	(1,563)	(61,403)	(48,400)	(1,562)	(49,963)

Total change in cash flows from financing activities		(59,840)	(1,563)	(61,403)	(48,400)	(1,562)	(49,963)

Profit for the year		71,663	1,457	—	65,706	1,791	—
Balance sheet at 31 Dec		805,262	—	—	793,439	—	—

Most important developments during the financial year

The cash flow from operating activities in the amount of minus € 554.5 million (2024: € 558.7 million) changed by minus € 1,113.2 million compared with the prior year. The change was due to primarily the change of loans and advances to banks and loans and advances to customers, the change in the deposits from banks, and the change in the debt securities issued. The payments for the purchase of loans and advances to banks and loans and advances to customers exceeded the repayments for the redemption by € 835.3 million (2024: minus € 1,179.1 million). The proceeds from new liabilities to banks and liabilities to customers and the debt securities issued exceeded the payments for the purchase by € 336.0 million (2024: minus € 851.3 million). As in the previous year, the most significant non-cash transactions were the changes in the EFS interest rate stabilisation provision, the fair value measurement of the derivative financial instruments, and the fair value measurement of the guarantee pursuant to § 1(2b) AFFG.

The cash flow from investing activities in the amount of € 15.2 million changed by € 82.0 million compared with the prior year (2024: minus € 66.9 million). The payment inflows exceeded the payment outflows during the financial year, primarily as a result of lower new investments.

Note 30 Analyse of remaining maturities pursuant to § 64(1) BWG

The remaining maturity is the period from the balance sheet date to the contractual maturity date of the asset or liability; in the case of instalments, the remaining maturity is determined separately for each instalment.

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2025

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Loans and advances to banks	1,153,652	458,111	6,698,314	9,796,711	3,606,354	21,713,143
Loans and advances to customers	283,365	40,638	253,224	917,679	679,637	2,174,542
Other financial assets	6,802	87,508	277,649	1,449,292	838,447	2,659,699
Derivative financial instruments	—	74,317	21,007	460,943	83,580	639,847
Guarantees pursuant to § 1(2b) AFFG	—	1,252,127	383,767	5,002,981	429,661	7,068,536

Total	1,443,819	1,912,702	7,633,961	17,627,607	5,637,678	34,255,767
Deposits from banks	231,456	10,648	81,401	178,614	146,176	648,295
Deposits from customers	1,085,900	80,098	107,785	—	—	1,273,783
Debt securities issued	—	9,579,909	2,635,070	15,150,854	848,839	28,214,672
Derivative financial instruments		386,743	152,564	1,090,411	41,234	1,670,952

Total	1,317,356	10,057,398	2,976,820	16,419,878	1,036,249	31,807,702

Remaining maturities purs. to § 64(1) BWG at 31 Dec 2024

€ thousand	Repayable on demand	Up to 3 months	3 months up to 1 year	1 up to 5 years	More than 5 years	Total
Loans and advances to banks	308,147	738,812	7,296,775	8,996,723	3,460,972	20,801,429
Loans and advances to customers	253,007	60,529	259,186	949,934	721,200	2,243,855
Other financial assets	5,763	42,568	520,593	1,420,289	690,277	2,679,490
Derivative financial instruments	—	69,080	36,164	612,871	171,905	890,020
Guarantees pursuant to § 1(2b) AFFG	—	761,540	1,864,150	3,606,318	680,875	6,912,883

Total	566,916	1,672,530	9,976,867	15,586,135	5,725,229	33,527,677
Deposits from banks	408,642	49,007	91,432	238,277	170,425	957,783
Deposits from customers	951,701	30,884	100,917		—	1,083,502
Debt securities issued	—	7,764,288	4,914,619	14,714,365	1,451,633	28,844,905
Derivative financial instruments	—	70,036	418,640	431,725	51,625	972,025

Total	1,360,343	7,914,214	5,525,608	15,384,367	1,673,683	31,858,215

Note 31 Subordinated assets

In relation to the development aid activities of OeEB, there are subordinated assets in the balance sheet items loans and advances to banks in the amount of € 65.2 million (2024: € 57.6 million), loans and advances to customers in the amount of € 26.0 million (2024: € 23.0 million), and other financial assets in the amount of € 99.2 million (2024: € 63.2 million) that are covered by guarantees from the Republic of Austria.

Note 32 Assets pledged as collateral

€ thousand	2025	2024
Collateral for credit risks in derivative financial instruments
Collateral pledged	1,365,987	514,878
Collateral received	96,241	257,679

The change in the assets and liabilities pledged as collateral was due to the changes in the collateral furnished and received pursuant to ISDA contracts with derivative partners (see Note 19).

Note 33 Contingent liabilities and other off-balance sheet commitments

The contingent liabilities not reported on the balance sheet in the amount of € 281.3 million (2024: € 682.7 million) pertained to guarantees issued by OeEB in the amount of € 18.7 million (2024: € 26.8 million) that were in turn backed by guarantees from the Republic of Austria pursuant to the AusfFG and guarantees issued by OeHT in the amount of € 262.6 million (2024: € 656.0 million) that were backed by an indemnity from the Republic of Austria. The undrawn credit facilities and commitments to lend came in at € 2,708.3 million (2024: € 3,108.6 million) – see Note 37. There are also security purchase obligations in the amount of € 17.6 million (2024: € 44.7 million) relating to the activities of OeEB. These purchase obligations are in turn covered by guarantees of the Republic of Austria pursuant to the AusfFG.

Note 34 Other off-balance sheet commitments

Pursuant to § 2(3) ESAEG (Deposit Guarantee Schemes and Investor Compensation Act), the fully consolidated companies of OeKB Group are required to guarantee a proportionate amount of deposits under the deposit insurance system operated by the Vienna-based Einlagensicherung AUSTRIA Ges.m.b.H. OeKB, OeEB, OeKB CSD, and OeHT are members of this institution.

Note 35 Fiduciary assets and liabilities

Off-balance sheet fiduciary transactions from the segment export financing amounted to € 160.8 million (2024: € 161.2 million). The fiduciary transactions for the Republic of Austria pertain mostly to the operations of the development bank that were entered into under the advisory programme and the “Holdings financed by federal funds” according to an agreement between OeEB and BMF, as well as to the fiduciary account of the federal government.

Off-balance sheet fiduciary transactions from the tourism financing amounted to € 415.7 million (2024: € 453.0 million). The fiduciary transactions under the ERP fund pertain largely to the business activities of OeHT that were commenced under the aws erp tourism programme (legal basis: ERP Fund Act, general provisions for the aws erp programme, Regulation [EU] No 651/2014 Art 14 and 17, and Regulation [EU] No 1407/2013).

Note 36 Other disclosures on assets and liabilities pursuant to UGB/BWG

Supplementary disclosures purs. to § 43 and § 64 BWG

	31 December 2025		31 December 2024
€ thousand	Assets	Liabilities and equity	Assets	Liabilities and equity
Denominated in foreign currency	2,069,220	21,728,468	2,083,424	23,316,829
Issued or originated outside Austria	5,747,334	28,430,907	4,336,285	29,369,900

Disclosures pursuant to § 225(3) and (6) UGB

Of the other assets, € 12.5 million (2024: € 8.0 million) and of the other liabilities, € 33.8 million (2024: € 24.5 million) will come due after the reporting date.

Note 37 Financial risk management and loan loss provisions

Overview and special features of OeKB Group

In significant business segments, OeKB Group acts as a contractor to the Republic of Austria. It engages in no retail or deposit-taking business. As the parent company, OeKB is a special-purpose bank for capital and energy market services, and the Austrian export industry. The bank subsidiary Oesterreichische Entwicklungs-bank AG is the official development bank of the Republic of Austria and supplements the Export Services, and the bank subsidiary OeKB CSD GmbH the Capital Market Services. Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., which finances investment projects in the Austrian tourism and leisure industry, is managed as the separate Tourism Services segment.

Risk management and risk controlling are key processes that are integral to the business strategy and are designed to ensure the lasting stability and profitability of the company and the entire OeKB Group. Each risk exposure is accepted after careful consideration and must conform with the risk policy and strategy defined by the Executive Board. The risk policy and strategy is intended to ensure a stable return on equity on the basis of a conservative approach to business and operational risks. The risk policy and strategy set out the risk management principles, the risk appetite, the key features of the risk management organisation, and the principles for the measurement, control, and limitation of the defined risk categories as well as principles for the handling of ESG risks.

The Export Financing Scheme represents the majority of the business model and thus of the assets on the balance sheet – see also Note 1.

The risks of the EFS that is administered for the Republic of Austria are mitigated by extensive collateral and guarantees, especially from the Republic of Austria. The Export Financing Guarantees Act sets out the requirements for guarantees for export lending and thus the conditions for customer access to credit under the scheme, as well as the rules for the Austrian government guarantees protecting creditors in refinancing operations (creditor guarantees) and the government guarantees for exchange rate risk (exchange rate guarantees).

Exemptions from regulatory requirements are highly important for the business model. OeKB Group is not subject to the liquidity regulations (LCR, NSFR) or European and national provisions for the banking union (such as the BRRD). Further exemptions exist regarding export financing (i.e. the EFS), in particular the exemption from the CRR (Regulation [EU] No 575/2013). These exemptions apply to OeKB as the parent company of OeKB Group as well as to the fully consolidated banking subsidiary Oesterreichische Entwicklungsbank AG (see § 3[1]7 BWG). Similar exemptions apply to the OeKB Group member OeKB CSD GmbH, which is authorised as a central depository under the CSD Regulation (see § 3[1]12 BWG) and for Österreichische Hotel- und Tourismusbank GmbH (see § 3[1]11 BWG).

OeKB as the parent bank runs the Internal Capital Adequacy Assessment Process (ICAAP) pursuant to § 39a(1) and (3) BWG on a consolidated basis as the Group ICAAP. The risks at the individual company level are managed in part by setting risk budgets and monitoring compliance with these budgets on a quarterly basis.

Because of the special importance of the EFS and based on the management principles of OeKB Group, the EFS is treated as a separate investment risk entity (part of credit risk) in the Group ICAAP. For this purpose, a separate risk coverage calculation is performed for the EFS. The EFS poses no risks for the OeKB Group so long as it can bear its own risks. Any risk exceeding the Export Financing Scheme’s risk coverage capital would become part as a credit risk of the Group’s ICAAP. For details, see Chapter ICAAP EFS and its integration in the Group ICAAP.

The following contents of this note specify the risk management objectives, policies, and processes of OeKB Group with regard to market, credit, business, and liquidity risk, operational risk and other non-financial risks, and the impacts of climate-related factors in particular on the risk types.

Aside from the sub-ICAAP for the EFS (see above) and the allocation of risk budgets for the bank subsidiaries, no other risk capital is assigned to the individual segments of OeKB Group. Because of the far-reaching exemptions, risk management is not conducted according to the CRR regulations for the most part, but according to the pillar 2 concepts.

Risk management framework

The Executive Board bears overall responsibility for the establishment of an adequate, functional, and holistic risk management system that covers all material operational and business risks of OeKB Group. It meets this obligation by enacting suitable organisational measures as well as by providing a suitable guideline structure.

Guideline structure

One central guideline of the risk management framework is the risk policy and strategy of OeKB Group, which the Executive Board formulates and adopts in coordination with the Chief Risk Officer (CRO) and in consultation with the Risk Committee of the Supervisory Board on an annual basis in line with the business strategy.

The risk policy and strategy set out the risk management principles, the key features of the risk management organisation, the risk appetite, and the principles for the measurement, management, and limitation of the defined risk categories and the integration of sustainability factors. In this manner, the Executive Board ensures the uniform management of risks throughout the OeKB Group.

Each risk exposure that is accepted must conform with the Risk Policy and Strategy of OeKB Group. The principles and standards for ethical business practices are set forth in the Code of Conduct and are binding for all employees. These especially govern the handling of data, complaints, and conflicts of interest as well as compliance, whistleblowing, the prevention of corruption and money laundering, and the fit and proper policy for key personnel. The remuneration policy contains the principles for pay pursuant to the BWG and takes account of the relevant risks. In the standard operating procedure for document management, clear tasks and roles are assigned for the creation, review, release, distribution, revision, and archiving of documents. An effective internal control system is in place to ensure proper processes and correct financial reporting. Internal Audit/Group Audit serve as the third line.

Organisation

Given OeKB Group’s key business activities and its specific business and risk structure, the Bank has adopted a clear functional organisation for its risk management process with well defined roles.

The Risk Management Committee (RMC), the Non-Financial Risk Committee (NFRC), and the Cyber Security Executive Committee (CSEC), each of which includes a representative of the overall Executive Board, play a key role in risk management.

The task of the RMC, which is chaired by the CRO, is strategic financial risk management and controlling including ESG risks. The Committee is the recipient of the risk reports, monitors and manages the risk profiles of the individual financial risks, and adopts or proposes to the Executive Board any necessary measures, including limits and risk budgets derived from the risk coverage calculation. Key findings of the NFRC und CSEC are reported to the RMC to ensure a comprehensive view and assessment of all risks.

The NFRC serves to manage non-financial risks, in particular operational and ICT (information and communications technology) risks and is directed by the central office for the ICS and ORM, which has been located in the Risk Controlling department. The CSEC is chaired by the Chief Information Security Officer (CISO) and serves, among other things, to regularly exchange information with the Executive Board, to ensure governance, to evaluate risks, and to provide advice on and commission measures in the area of information and cyber security. The CISO is responsible for the information and cyber security and reports regularly and directly to the overall Executive Board.

The implementation of the measures decided by the RMC is especially overseen by the CRO. Falling under the risk oversight officer on the Executive Board in organisational terms, direct reporting to the full Executive Board applies once per year as well as reporting to the Risk Committee of the Supervisory Board. The CRO manages the Risk Controlling department (RCO), which is responsible for the measurement and assessment of financial risks, operating-level financial risk controlling including monitoring the internal limits, and the practical implementation of the Internal Capital Adequacy Assessment Process. The central office for ORM and the ICS is also integrated into the RCO, thus covering the methodological and policy competence for ORM and the ICS. The operational implementation of the requirements for ORM and the ICS is embedded in the OFM (Organisation & Facility Management) department as part of the process management.

Other key functions of the governance structure are the officers for preventing money laundering, for sanctions and counter-terrorism, for compliance (WAG and § 39[6] BWG), and for data protection – all of whom report directly to the Executive Board. The activities relating to operational risk management, information security, internal control system and compliance are subject to ongoing coordination.

Comprehensive risk analyses are conducted every year to ensure that all material risks have been identified and that they can be measured and managed. New products and services are subject to a product introduction process, which includes a risk assessment.

Risk management is supplemented by the Internal Control System (ICS), which ensures compliance with guidelines and risk-mitigation measures. Ensuring compliance with the legal requirements for the ICS and the implementation of the ICS policy adopted by the Executive Board as well as the ongoing refinement of this policy fall under the methodological responsibility of the central office for the ICS and ORM. Largely automated IT general controls and audits conducted by the Internal Audit/Group Audit department ensure its effectiveness. Internal Audit/Group Audit serve as 3rd line and conduct regular audits on operational management (1st line), and on the organisational units involved in the risk management processes (2nd line), and on the employed procedures.

OeKB Group has implemented a comprehensive and risk-oriented reporting and limit system to ensure that the senior management responsible for managing and monitoring financial and operational risks are informed adequately and in good time.

The Supervisory Board oversees all risk management arrangements and receives quarterly reports on OeKB Group’s risk situation. These risk reports present a detailed view of OeKB Group’s risk situation. The Supervisory Board also maintains a Risk Committee pursuant to § 39d BWG, which convened one meeting in 2025. The Audit Committee of the Supervisory Board also monitors the effectiveness of the internal control system. The Supervisory Board has also set up a Nomination Committee, a Remuneration Committee, and a Working Committee.

The Business Continuity Management (BCM) of OeKB Group is designed to identify risks to critical business processes and business operations and to establish suitable measures. The goal of BCM is to ensure in critical situations that relevant business processes are not interrupted or are only interrupted temporarily or to the lowest extent possible and that the economic existence of OeKB is ensured even in the event of major damage incidents. The contingency and crisis management organisations and behavioural standards are defined in the business continuity management policy and the crisis management manual.

Internal Capital Adequacy Assessment Process (ICAAP)

Risk appetite and approaches to risk management

The ICAAP is conducted pursuant to § 39a(3) BWG at the group level and serves to ensure the maintenance of the defined bank-specific level of capital adequacy and forms an integral part of the management process as a controlling and measurement tool. The risk appetite is set annually by the Executive Board in coordination with the Risk Committee of the Supervisory Board.

The process accounts for the going concern approach and the gone concern approach. The key difference between the two approaches lies in the definition of the economic capital available to cover risk and the choice of the confidence level for the risk (99.9% for the going concern approach and 99.98% for the gone concern approach).

Risk coverage calculations and limitation

The risk coverage calculation is performed quarterly by the Risk Controlling department – which as a risk oversight function is independent from risk origination – and is reported both to the Risk Management Committee and the Supervisory Board. In the risk coverage calculation, the economic capital requirement is compared with the risk coverage capital (internal or business capital). This is done in consideration of different coverage objectives and approaches (going concern and gone concern).

The key variable in the measurement and management of risk is economic capital. Risk is defined by OeKB as the danger that the actual outcome will be less favourable than the expected outcome (unexpected loss). The economic capital is calculated on the basis of a one-year horizon at the confidence levels defined in the steering principles.

The risk coverage calculation especially takes all defined material risk categories into account, namely credit risk, market risk, operational risk, and business risk. Credit risks are measured using the credit value at risk (CVaR) approach and market risks using the VaR approach. Business risk is determined on the basis of a statistical analysis of empirical target deviations in the operating profit.

Based on the results of the risk coverage calculation and the recommendations by the Risk Management Committee, the Executive Board defines the limits for market and credit risk for OeKB Group as a whole as well as risk budgets for the individual banks in OeKB Group. Compliance with these limits and risk budgets is monitored by the Risk Controlling department and reported to the Risk Management Committee and the Executive Board on a quarterly basis. There is no steering of individual business divisions or segments in the economic capital within OeKB Group, as this is of limited relevance; a separate ICAAP is conducted for the EFS. As in the prior years, the risk-bearing capacity of the EFS was assured as at 31 Dec 2025, meaning that there is no risk of spill-over from the EFS to the Group ICAAP. See also the section EFS ICAAP and its integration in the Group ICAAP.

Additional operational limits are also in place in key areas. These also cover the monitoring of risk concentrations.

In the risk coverage calculation, inter-concentrations of risk between risk types are taken into consideration by determining the aggregate risk by adding up the individual type-specific risk capital amounts and thus assuming a perfectly positive correlation.

The measurement of operational risk is based on the Standard Approach expanded by a distribution for scaling to the respective confidence level of the specific approach.

The following table shows that the risk in the form of the economic capital is well below the available, free risk coverage capital and that the risk-bearing capability of OeKB Group is high in the going concern and gone concern approach.

Risk coverage calculation for OeKB Group

	31 December 2025		31 December 2024
€ thousand	Economic capital	Available risk coverage capital	Economic capital	Available risk coverage capital
Going concern	126,713	870,329	146,805	854,043

Gone concern	170,158	1,054,112	195,828	1,037,826

The economic capital calculations are supplemented with stress tests. This involves both univariate tests for key risk drivers and multivariate market-specific tests. To assess the sustainability of the risk-bearing capacity under adverse market conditions, input parameters such as volatilities, correlations, and probabilities of default are subject to stress on the basis of a macro-economic scenario and then evaluated on the basis of this risk-bearing capacity.

Comparison of risk pursuant to ICAAP with minimum regulatory capital requirements pursuant to Art 92 of Regulation (EU) No 575/2013

	Value at risk pursuant to ICAAP (confidence level 99.98%)		Regulatory capital requirement purs. to Reg. (EU) No 575/2013 (see Note 28)
€ thousand	31 Dec 2025	31 Dec 2024	31 Dec 2025	31 Dec 2024
Credit risk	65,841	67,920	20,800	31,852
Commodity and foreign exchange risk	125	312	—	—
Other market risk in the banking book	70,941	73,603	—	—
Other risks	8,103	9,325	—	—
Operational risk	25,149	44,668	19,765	35,105

Total	170,158	195,828	40,565	66,956

The risk in the ICAAP exceeded the minimum regulatory capital requirement pursuant to CRR. This resulted primarily from the fact that OeHT does not fall under the CRR and that the market risk in the banking book is not covered by the CRR regulatory capital. The decline in operational risk is the result of the switch from the basis indicator approach to the standardised measurement approach.

Market risk – banking book

Market risk is the risk of losses due to changes in market parameters. OeKB Group distinguished between specific and general interest rate risk, foreign exchange risk, and equity price risk. As no trading book is maintained, market risks relate only to banking book positions.

The risk amounts for market risk are assessed in the Group ICAAP (see previous table) using the value at risk (VaR) concept to estimate maximum potential losses within a single year (holding period). According to the steering principles, the calculation is carried out at the two confidence levels of 99.9% and 99.98% by means of Monte Carlo simulations.

The market risk limit is set by the Executive Board based on the proposal of the Risk Management Committee. In operational terms, this is managed on the basis of the requirements of the (Group) ALCO and Executive Board by the Treasury department, which administers the proprietary portfolio that makes the most significant VaR contribution. The proprietary investments consist of bonds held directly in securities accounts and managed on the basis of a buy-and-hold strategy. They are recognised according to the amortised cost, which is intended to avoid valuation effects stemming from changes in market interest rates.

The effects of extreme market changes are also determined by means of stress tests, which also serve to assess the plausibility of the VaR values. These tests comprise both the determination of the value at risk under stress conditions (such as credit migration and correlations) and multivariate stress tests based on specific historical scenarios (such as 11 September, 2007/08 financial crisis, COVID-19 2020, Ukraine crisis 2022). The effects of interest rate shifts and twists are also calculated in present-value and the supervisory outlier tests are performed on a quarterly basis.

General and specific interest rate risk in the banking book

In addition to the stochastic interest rate risk calculation in the risk coverage calculation, the general interest rate risk is also regularly calculated using interest rate scenarios. The supervisory outlier tests (SOTs) pursuant to EBA Guideline 2022/14 (with significant portions of the balance sheet such as the EFS not being covered by the SOTs due to the applicable exemptions [see above]) were well below the thresholds defined by the supervisory authorities throughout the reporting period from a present-value perspective and from a net-interest-income perspective.

OeKB uses the internal model for calculating the SOTs, with this model being closely oriented towards the EBA Guideline and following the constant portfolio approach, for the portfolios that are excepted from the SOTs as well, and thus for managing the general interest rate risk of the Group and the EFS.

The following table shows the sensitivity of the net present value (PV) and of the net interest income (NII) depending on defined interest rate shocks.

General interest rate risk in the banking book (IRRBB) at 31 Dec 2025/constant portfolio

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB Group	2,208,401	(66,096)	68,035	(18,331)	18,753	(90,311)	91,395	59,089	(59,705)
Of which EFS	905,533	(54,144)	55,984	(14,074)	14,439	(84,974)	86,048	59,093	(59,708)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB Group	320,561	(13,702)	13,702	7,056	(7,056)	516	(516)	(6,927)	6,927
Of which EFS	200,301	(14,940)	14,940	7,388	(7,388)	(231)	231	(6,927)	6,927

General interest rate risk in the banking book (IRRBB) at 31 Dec 2024/constant portfolio

		Parallel shift		Short/long twist		Parallel shift of key currencies
€ thousand	PV/NII	+50 BP	(50) BP	-/+25 BP	+/-25 BP	EUR +25 BP	EUR (25) BP	CHF +25 BP	CHF (25) BP
Interest rate sensitivities on a present value basis (excl. non-interest-bearing assets)
OeKB Group	2,105,364	(79,916)	82,186	(21,166)	20,117	(52,138)	52,882	14,199	(14,390)
Of which EFS	813,072	(68,545)	70,820	(16,279)	15,126	(47,095)	47,847	14,204	(14,395)

Interest rate sensitivities on an earnings basis (1 year, before guarantee fee)
OeKB Group	319,057	(19,652)	19,652	4,381	(4,374)	11,733	(11,733)	(20,894)	20,894
Of which EFS	202,968	(21,383)	21,383	4,729	(4,729)	10,715	(10,715)	(20,894)	20,894

The significant decrease in interest rate sensitivities at the net gain or loss level reported in the individual currency view – and the associated significant increase in the present value view – can be attributed to extensive hedging measures taken to stabilise the net interest income in the EFS.

In addition to the general interest rate risk, EBA Guideline 2022/14 also governs how the specific interest rate risk in the banking book is to be taken into account. This risk must also be assessed from a present-value perspective and an income perspective. This has been taken into account in the ICAAP on a present-value basis for many years and amounted to € 13.8 million as of 31 Dec 2025 in the gone concern view (31 Dec 2024: € 13.7 million). The associated income risk is minor and is included in the regular internal reporting.

Credit risk

OeKB Group differentiates between the following types of credit risk: counterparty risk/default risk, investment risk, and concentration risk.

Beyond the EFS, the only entity in OeKB Group that engages in significant credit operations is the Tourism Services segment (tourism financing). The overall low credit risks compared with the risk coverage capital of OeKB Group therefore stem primarily from the proprietary portfolio (bonds), the non-consolidated holdings, and the tourism financings extended by OeHT. The latter is subject to high collateral standards. The majority of the loans are secured by banks but also by public sector entities and to a limited extent by mortgages.

Credit risks are assessed using the credit value at risk (CVaR). This is the difference between the maximum loss at a given confidence level (for example 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of the Vasicek distribution assuming a one-year holding period. The CVaR amounted to € 65.8 million as at 31 Dec 2025 (31 Dec 2024: € 67.9 million).

OeKB follows the strategy of broad diversification in the management of its proprietary portfolio. There are individual concentrations of exposure to issuers with the highest credit ratings. The major loan limits must also be followed in this, and reports are submitted regularly to the RMC and the Executive Board. The Tourism Services segment concentration on the tourism and leisure industry in Austria is inherent to the company’s business model, so loans are only provided under stringent collateral requirements.

The credit risk limits are set by the Executive Board according to the proposal of the RMC, which is based on the risk coverage calculation; compliance is monitored by the RCO. Credit derivatives are not used.

The creditworthiness of counterparties is assessed using a clear rating and mapping system. This rating is based on a detailed 22-part internal master scale that differentiates between sovereign and other counterparties in the very good rating segment in assessing the probability of default. The PDs are derived taking migration risks into account. This rating and mapping system is adopted by the RMC and is reviewed annually by the RCO.

EFS ICAAP and its integration in the Group ICAAP

The EFS, which OeKB manages as an agent of the Republic of Austria, accounts for the vast majority of the total assets and is managed as a separate accounting entity from the other business activities. In accordance with the steering principles, OeKB Group conducts a separate risk coverage calculation for the EFS by measuring the residual risks in the EFS that exceed the guarantees from the Republic of Austria (guarantees and sureties pursuant to the AusfFG and AFFG) and comparing them with the risk coverage capital (EFS interest rate stabilisation provision less any current and potential onerous contract provisions pursuant to the UGB).

This EFS interest rate stabilisation provision results from surpluses generated in the EFS, which are to be retained in the EFS in accordance with the decree of the Ministry of Finance from 1968 (non-interest liability). As the tax office only treats the EFS interest rate stabilisation provision as a “deductible debt item” if the funds are used to lower the effective refinancing interest rate, a tax provision is added to the credit risks when calculating the risk-bearing capacity.

The EFS is taken into account as investment risk within OeKB Group’s Internal Capital Adequacy Assessment Process. Any risk exceeding the risk coverage capital of the EFS thus becomes part of the OeKB Group’s credit risk and is included in the calculation of risk coverage for OeKB Group.

The EFS has always had an unimpaired risk-bearing capacity to date, and there has never been a spillover of risks. The total of the risks in the EFS described below is less than the risk coverage capital in the EFS again in 2025, meaning that no risk from the EFS is accounted for in the Group ICAAP.

The most substantial risk types by far are credit and interest rate risk. Other relevant risk positions are, for example, CVA risk in connection with swap transactions and the refinancing risk.

Credit risk in the EFS

OeKB Group’s credit exposure consists primarily of financial instruments in the Export Financing Scheme (loans and advances to banks and customers). These loans are extended according to strict principles and high collateral requirements (mainly by guarantees of the Republic of Austria). To secure credit risks in connection with derivative financial instruments, collateral agreements are concluded with all counterparties. Credit derivatives are not used.

The extensive collateral and guarantees provided by the Republic of Austria result in a high level of risk concentration vis-à-vis the Republic of Austria, which is not measured due to the high quality of the collateral.

Credit risks above and beyond this are assessed using the credit value at risk (CVaR) method. This is the difference between absolute VaR at a given confidence level (99.9% in the going concern approach and 99.98% in the gone concern approach) and the expected loss associated with the respective default. The CVaR is calculated by means of a Monte Carlo simulation assuming a one-year holding period.

In addition to the risk concentration vis-à-vis the Republic of Austria, there are also significant concentrations vis-à-vis banks and other guarantors. These concentrations are inherent to and scope for the business model; diversification in this regard is limited. Due to the use of the Monte Carlo simulation, the calculated CVaR contains both business partner concentration risks as well as concentrations relating to guarantors and the probability of impairment as based on their credit ratings and correlation with the borrowers.

Credit risk is managed on the basis of the risk coverage calculation and the limits defined on this basis, and in day-to-day operations through a business partner limit system in which business partners and guarantors as well as combinations thereof are assigned limits. The concrete limits are assigned by the Executive Board based on the recommendations of the Credit Committee. Compliance is monitored by the Risk Controlling department.

Market risk in the EFS

In accordance with the primary steering principle, market risk is measured by means of the earnings at risk (EaR) and includes interest rate risks and, to the extent not guaranteed by the Republic of Austria, a limited level of exchange rate risks. As in the case for the measurement of credit risk, market risk is measured by means of a Monte Carlo simulation with the confidence levels specified above and a planning period of one year. The value at risk (VaR) is also determined. These stochastic risk measurement methods are supplemented by the measurement of the impacts of stress assumptions and the calculation of the sensitivity of the net interest income and present value to interest rate shifts and twists, which are also reported to the RMC, ALCO, and Executive Board (see above General and specific interest rate risk).

Treasury department is responsible for the operational management of market risk and, in particular, in coordination with the Asset Liability Management Committee (ALCO). ALCO, which includes the Executive Board, is also responsible for the management of the interest result, for defining the EFS asset rates and for designing the EFS products.

Business risk

OeKB Group primarily understands business risks to mean declines in profits caused by unexpected changes in business volume or margins or unexpected operating costs and expenses. Unexpected refers to deviations from the Group’s planning. To the extent that they have materialised in the past, these risks also include business model risks and strategic risks arising from business policy decisions and changes in economic or legal conditions as well as reputation risks as negative consequences of stakeholder perceptions.

Business risk is initially determined on a quantitative basis and then subject to expert review so that concrete limits can be set annually by the RMC. As this risk category is a profit risk, it is accounted for in the risk coverage calculation by being deducted from the risk coverage capital.

Aside from quantitative inclusion in the ICAAP, the Group is aware of the relevance of these risks in particular in its role as a special-purpose bank group, due to the high importance of the Export Financing Scheme, and in light of the associated legal exemptions. The active monitoring of legislative changes, stakeholder dialogue, adherence to a conservative risk policy, and a proactive reputation policy (including Code of Conduct, sustainability policy) are central factors in mitigating these risks.

Other risks in the ICAAP

Model risks and risks from risk types that are not separately measured are taken into account in the risk coverage calculation by the application of percentage surcharges to the determined economic capital.

OeKB Group faces various risk concentrations. Two of the most significant concentrations are the business field concentration as a special-purpose bank group and the dependence on the guarantees provided by the Republic of Austria in connection with the EFS. These concentrations are inherent to and scope for the business model; diversification in this regard is limited.

Inter-concentration risks that arise from interdependences between different risk types are factored into the Group ICAAP as well as into the EFS ICAAP by aggregating each risk types (credit risk, market risk, etc). Multivariate stress tests are also performed to evaluate these risks.

The risk of excessive leverage, and hence the leverage ratio, are of minor significance for OeKB Group as most of its assets stem from the Export Financing Scheme. The EFS exposure is secured by the guarantees of the Republic of Austria to a large extent, and the debt financing is part of the business model.

Non-financial risks

Unlike market and credit risks, for example, non-financial risks can only be measured and managed through key figures to a limited extent. These thus fall more extensively than the other risks under the responsibility of line management and business process owners, and thus under the responsibility of every single employee. The definition of the risk appetite and the management occur on a qualitative and quantitative basis. OeKB Group includes the following risks in this category: business model risk, strategic risk, reputation and conduct risk, compliance risk, and operational risk, including ICT risks.

A five-stage traffic light system (risk matrix) is used for the holistic assessment of the non-financial risks on a quarterly basis. A workflow-based decentralised assessment of the various risk categories is conducted by lines and 2nd line officers using a special software system. The goal is to have all processes, precautions, and measures put into place and executed in such a manner that the expected annual damages are below € 500 thousand (half of the tolerable error specified in the ICS).

Operational risk is understood to mean the risk of losses resulting from the inadequacy or failure of internal processes, people and systems, or from external events, which includes legal risks, model risks, and information and communication technology (ICT risk) risks, but not strategic risks and reputation risks. The economic capital requirement for the Group ICAAP is determined by scaling the minimum regulatory capital requirement according to the Standard Approach to the respective confidence level.

Operational risk is dictated by the corporate culture and the behaviour of each individual more strongly than market risk and credit risk. With this in mind, the Executive Board has established a Code of Conduct with rules, as such as for corruption prevention, the whistle-blower system, and the complaint handling system.

Bank-wide standards and processes are derived from the risk policy and strategy in various policies such as the NFR and BCM policies. All policies are subject to annual review. The central committee for managing operational risk is the Non-Financial Risk Committee (NFRC), which is directed by the central office for ORM and ICS. Damage incidents and measures, the risk situation and key risk indicators are also discussed in this committee. The effectiveness of plans and concepts is checked using tests and exercises. The ongoing maintenance and evaluation of the central loss incident database, in which near losses are also documented, helps to ensure the continuous optimisation of operational risks.

Legal risks are minimised through continuous monitoring by the respective business segments and the Legal department, and by the appointment of Compliance Officers pursuant to the WAG and § 39(6) BWG.

The methodological and policy competence for the internal control system is assigned to the central office for ORM and the ICS, which is part of the Risk Controlling department and which also directs the Non-Financial Risk Committee. The new methodology with risk assessment and control testing that was piloted in 2024 was fully implemented in 2025. The NFRC, in which the full Executive Board is represented as is the case with the RMC, manages the non-financial risks.

Given the high importance of information and cyber security, the Group has a separate Information Security Officer. The Chief Information Security Officer reports directly to the Executive Board and chairs the Information and Cyber Security Executive Committee. The Cyber Security and Defence programme that was initiated in 2022 was completed on schedule on 30 June 2025. It served objectives including fulfilment of the regulatory requirements under the Digital Operational Resilience Act (DORA, Regulation [EU] 2022/ 2554). ISO 27001 certification was successfully confirmed (first-time certification in 2024) in 2025.

In addition to an effective internal control system, Internal Audit/Group Audit also contributes to reducing operational risks through regular audits as a 3rd line.

Liquidity risk

OeKB Group differentiates between the following types of liquidity risk:

•	The risk of not being able to fully meet present or future payment obligations as they fall due;

•	Refinancing risk, the risk that funding can only be obtained at unfavourable market terms; and

•	Market liquidity risk, the risk that assets can only be sold at a discount.

Liquidity risk management is performed for OeKB Group as a unit, including the EFS.

The Executive Board defines the principles for liquidity risk management and the risk appetite in the risk policy and strategy that is coordinated with the Supervisory Board’s Risk Committee on an annual basis. This refers to liquidity risk as insolvency risk. This is the short-term risk of not being able to meet present or future payment obligations fully as they come due. A minimum survival period of 30 days and a minimum survival period of 45 days on annual average is specified for OeKB Group, along with a bottom target threshold (early warning level) of two months.

The goal of the liquidity strategy is to ensure sufficient access to required liquidity on acceptable terms even in difficult market situations. OeKB’s excellent standing on the international financial markets for decades as an issuer coupled with the high diversification of its financial instruments, markets, and maturities, and most importantly of all the guarantee of the Republic of Austria protecting the lenders pursuant to § 1(2a) AFFG combine to facilitate market access even when markets are under special stress. The processes used to measure and manage liquidity risk are documented in the liquidity risk management manual that is adopted by the RMC.

As the overwhelming need for liquidity results from the Export Financing Scheme, the refinancing risk is factored into the risk coverage calculation for the EFS.

The central tool for the measurement of liquidity risk in the narrower sense is a monthly liquidity gap analysis. This is done using one-day time buckets for the next twelve-month period and is based on cash flow and funding projections – under both idiosyncratic and systemic stress assumptions – that are set against the liquidity buffer (consisting primarily of securities eligible for rediscounting by the ECB). Market liquidity risk is taken into account through corresponding haircuts for liquid assets.

The average survival period determined by this methodology was nearly 5 months in 2025. OeKB Group defines the survival period as that period for which the current liquidity buffer is sufficient under an assumed combination of simultaneous idiosyncratic and systemic stresses to meet all payment obligations without having to raise additional capital on the financial markets (although the guarantees from the Republic of Austria). In a stress period, the survival period is thus the time available to take any strategic corrective action necessary. A liquidity contingency plan is in place for crisis situations.

OeKB Group’s survival period

Days	2025	2024
Annual average	148	199
Yearly maximum	297	326
Yearly minimum	63	117

The unencumbered liquidity buffer of OeKB Group has the following composition:

Liquidity buffer of OeKB Group

€ thousand	Fair values at 31 Dec 2025	Fair values at 31 Dec 2024
Cash and cash equivalents	339	940
Less minimum reserves	(70)	(68)

CCPA fiduciary account	(18)	(42)
Cash and cash equivalents at central banks	251	829
Securities deposited at the central bank	7,981	7,979
Treasury bills and similar securities eligible for rediscounting	1,392	1,264
Bonds from other issuers eligible for rediscounting	161	360

Total	9,785	10,432

The vast majority of the securities deposited at the central bank are covered bonds issued by OeKB and immediately bought back, for which reason they are not reported on the balance sheet. They are used solely to secure liquidity.

Daily liquidity is ensured on the basis of the needs and coverage calculation, and long-term liquidity is assessed on the basis of the gap analysis. Operational liquidity management is handled by the Treasury department, which reports to the ALCO. Compliance with the survival period requirements is monitored by the Risk Controlling department and reported to the RMC and the ALCO.

OeKB does not manage its liquidity according to the liquidity coverage ratio (LCR) or net stable funding ratio (NSFR). Pursuant to § 3(2)1 BWG, the following legal provisions do not apply: Part 6 of Regulation (EU) No 575/2013, §§ 27a, 39(2b)7 in conjunction with 39(4), 39(3), and 74(6)3a in conjunction with § 74(1) BWG.

The following table shows the future cash flows for the financial liabilities pursuant to IFRS 7.39. The principal flows are assigned to the individual maturity bands based on the contractual maturities. Positions that are repayable on demand are assigned to the first maturity band.

Cash flow analysis as at 31 December 2025

€ thousand	Total inflows/outflows	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Financial liabilities
Deposits from banks	(704,362)	(411,807)	(127,693)	(125,169)	(39,693)
Deposits from customers	(1,455,381)	(647,048)	(49,323)	(759,011)	—
Debt securities issued	(29,733,166)	(17,129,997)	(11,363,924)	(947,059)	(292,186)

Total	(31,892,909)	(18,188,852)	(11,540,940)	(1,831,239)	(331,879)
Derivative financial instruments
Inflows	33,238,557	15,404,021	15,606,699	2,077,670	150,168
Outflows	(34,981,448)	(15,768,397)	(16,860,353)	(2,204,176)	(148,521)

Total	(1,742,891)	(364,377)	(1,253,655)	(126,506)	1,647

Cash flow analysis as at 31 December 2024

€ thousand	Total inflows/outflows	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Financial liabilities
Deposits from banks	(1,024,148)	(659,169)	(174,931)	(128,161)	(61,886)
Deposits from customers	(1,109,068)	(565,257)	(28,985)	(514,826)	—
Debt securities issued	(30,296,927)	(19,063,741)	(6,629,153)	(4,308,031)	(296,002)

Total	(32,430,143)	(20,288,167)	(6,833,069)	(4,951,019)	(357,888)
Derivative financial instruments
Inflows	27,000,104	16,879,478	9,266,061	668,719	185,846
Outflows	(27,986,716)	(17,561,262)	(9,547,822)	(688,035)	(189,598)

Total	(986,612)	(681,783)	(281,760)	(19,316)	(3,753)

The following table shows the expected liquidity gaps per maturity band. Here, the contractual capital flows of the liabilities are compared with the corresponding loans and advances. The presentation takes the AFFG exchange rate guarantee into account.

Gap according to the gap analysis as at 31 Dec 2025

	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Incl. guarantees	(2,878,536)	440,006	2,587,746	766,282

Gap according to the gap analysis as at 31 Dec 2024

	Up to 2 years	2 up to 5 years	5 up to 10 years	More than 10 years
Incl. guarantees	(2,400,144)	798,729	3,041,075	768,042

The majority of the portfolio can be attributed to the Export Financing Scheme, and existing liquidity gaps can be closed at any time. Funding operations are conducted on the international financial markets, primarily via commercial paper programmes and bond issues.

Details on credit risk and loan loss provisions

The maximum credit risk essentially encompasses all of OeKB Group’s assets (with the exception of property and equipment and intangible assets). The maximum credit risk is significantly reduced by the extensive guarantees and sureties, primarily from the Republic of Austria.

Credit rating and country breakdown

The distribution of OeKB Group’s financial instruments measured at amortised cost across rating categories (summary of the master rating scale with six rating levels) was as shown in the following table. Guaranteed assets were assigned to the rating category of the guarantor in the amount of the guarantee.

Credit quality of the financial instruments at amortised cost

€ thousand	Stage 1 net book value	Stage 2 net book value	Stage 3 net book value	POCI net book value	Carrying amount 2025	Carrying amount 2024
Loans and advances to banks
Rating category 1 (AAA/AA)	17,017,139	12,213	—	—	17,029,352	17,754,481
Rating category 2 (A)	1,086,102	—	—	—	1,086,102	95,881
Rating category 3 (BBB)	239,411	—	—	—	239,411	258,792
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6-7
(CCC or lower)	—	—	—	—	—	—

Total	18,342,653	12,213	—	—	18,354,865	18,109,154
Loans and advances to customers
Rating category 1 (AAA/AA)	712,045	96,024	97,673	44,628	950,370	906,319
Rating category 2 (A)	873,299	184,918	982	—	1,059,198	1,181,064
Rating category 3 (BBB)	111,245	51,529	—	—	162,774	153,077
Rating category 4 (BB)	0	—	—	—	0	—
Rating category 5 (B)	—	—	—	647	647	698
Rating category 6-7
(CCC or lower)	601	—	—	952	1,553	2,697

Total	1,697,190	332,470	98,655	46,227	2,174,542	2,243,855

Credit quality of the financial instruments at amortised cost

€ thousand	Stage 1 net book value	Stage 2 net book value	Stage 3 net book value	POCI net book value	Carrying amount 2025	Carrying amount 2024
Other financial assets (at amortised cost)
Rating category 1 (AAA/AA)	864,098	—	—	—	864,098	779,914
Rating category 2 (A)	118,022	—	—	—	118,022	82,300
Rating category 3 (BBB)	18,912	—	—	—	18,912	32,990
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6-7
(CCC or lower)	94	—	—	—	94	95

Total	1,001,127	—	—	—	1,001,127	895,299

					Value 2025	Value 2024
Credit facilities and commitments to lend
Rating category 1 (AAA/AA)	2,650,092	1,854	—	—	2,651,945	3,002,799
Rating category 2 (A)	39,508	—	—	—	39,508	70,206
Rating category 3 (BBB)	16,292	563	—	—	16,855	35,577
Rating category 4 (BB)	—	—	—	—	—	—
Rating category 5 (B)	—	—	—	—	—	—
Rating category 6-7
(CCC or lower)	—	—	—	—	—	—

Total	2,705,892	2,417	—	—	2,708,309	3,108,582

Credit risk concentrations

The following table shows the geographical breakdown of the loans and advances to banks and loans and advances to customers.

Breakdown of the loan commitments based on the country of the guarantor

	Loans and advances to banks		Loans and advances to customers		Total per country
€ thousand	2025	2024	2025	2024	2025	2024
Austria	20,171,568	19,974,029	1,914,484	1,983,060	22,086,052	21,957,089
Germany	544,984	203,249	174,567	9,591	719,551	212,840
France	440,261	27	67,888	223,537	508,149	223,564
Italy	239,427	253,014	14,955	24,764	254,382	277,778
Denmark	106,744	74,203	—	—	106,744	74,203
Other countries	210,159	296,908	2,648	2,903	212,806	299,810

Total	21,713,143	20,801,429	2,174,542	2,243,855	23,887,685	23,045,284

Determining the expected credit loss (ECL)

The following shows the material input factors, assumptions, and techniques employed by OeKB Group to calculate impairment charges according to IFRS 9 (expected credit loss model). Because of the business model of OeKB Group and its special credit risk situation, the ECL values calculated according to the IFRS 9 are of limited informational value.

Low credit risk exemption

According to IFRS 9, the credit risk can be considered to be low when the rating of the financial instrument is equivalent to an investment grade rating. OeKB Group applies this low credit risk exemption. A non-significant increase is generally assumed when the financial instrument in question has a low default risk (before accounting for collateral) on the reporting date.

OeKB Group defines categories 1 to 10 of the 22 total categories on the internal master rating scale as low default risk. Level 10 corresponds to an S&P rating of BBB-; this means that the classes 1 to 10 correspond to the market’s typical definition of investment grade.

Justification for the use of the low credit risk exemption

OeKB Group is purely a group of special-purpose banks with special, legally mandated tasks for the Capital Market, the Export Services, and in the Tourism Services segment (see Note 1). The majority of the total assets result from the Export Financing Scheme and is governed by special laws (AFFG and AusfFG). Exemptions from the CRR and CRD apply to all activities relating to export (financing) promotion (and to the entire OeKB Group without limitations at the European level), and the subsidiaries are not banks for the purposes of the CRR. The EFS is a self-sustaining promotion system; credit losses do not reduce equity but are posted against the EFS interest rate stabilisation provision or are directly covered by a guarantee from the Republic of Austria (see Note 1). Decades of operational experience have shown no or only minor losses from the portfolios to date.

In line with the EBA Guidelines, OeKB Group regularly monitors the development of credit ratings and reserves the right to take individual financial instruments out of the low credit risk exemption based on an assessment (past due or a different qualitative trigger). This means that the low credit risk exemption is only applied to financial instruments that are of investment grade and that have no qualitative indicators for stage 2 or stage 3.

Definition significant increase in credit risk

The assessment of the significant increase in credit risk is a central aspect of the ECL model. In the event of a significant increase in credit risk, the impairment value must not be the 12-month ECL, but the lifetime ECL (except for instruments to which the low credit risk exemption can be applied).

As OeKB Group uses the low credit risk exemption, the 12-month ECL (stage 1) is generally used. An impairment in the amount of the lifetime expected loss (stage 2) is relevant for financial instruments whose rating is not or is no longer in the investment grade range, if the credit risk increases significantly at the same time (based on quantitative or qualitative characteristics).

Significance criteria

An increase in credit risk is significant when the probability of default (PD) increases significantly. The assessment is conducted quantitatively on the basis of the aggregated probabilities of default (PDs) for the (expected) term of the instrument. OeKB Group has selected a change in the forward lifetime PD as the relative transfer criterion for assignment to stage 2, with the change in the default risk being neutralised over the course of time in the comparison. If the increase exceeds the defined threshold, the instrument is assigned to stage 2 (unless the instrument remains in stage 1 on the basis of the low credit risk exemption).

The thresholds for assessing the significance of the change in the default risk are defined relative to the risk of default upon initial recognition, and more than 250% increase in the forward lifetime PD is seen as significant.

In addition to the quantitative definition, OeKB Group also uses qualitative information to assess a significant change in the default risk. This especially includes significant changes in external market indicators and actual or anticipated significant changes in external credit ratings of a financial instrument or borrower. When such marked developments occur, the significance is assessed on a case-by-case basis. A borrower being past due by more than 90 days generally qualifies as a transfer criterion, and being past due by more than 30 days is an indicator that can be refuted in individual cases.

Collateral is not taken into account when assessing the default risk (except collateral included in the security rating).

Collective stage transfers

In some cases in the past, OeKB Group has used the instrument of the collective stage transfer as a management overlay. There was no cause to use this instrument in 2025.

Contracts with modified conditions

There are many different reasons why conditions in customer contracts are changed after the fact, even when the business partner’s credit rating has not worsened, such as changed market conditions or early repayments.

One reason in OeKB Group is development aid loans used to finance projects in developing and emerging countries. Because projects take different courses, it is normal here to make changes to the times of payout and repayment.

As explained in Note 2, the previous contract is terminated and a new financial asset recognised at fair value when substantial contract amendments are made. In cases of minor changes, the difference in the fair value of the contract before and after the amendment is recognised on the income statement.

When significant changes are made, the date of the initial recognition of the new financial asset is also used as the original credit risk for the future calculation of the change in the credit risk, while the original credit risk upon the conclusion of the original contract is still used in the case of minor changes.

If contracts are modified due to the borrower experiencing financial difficulties and with the intention of maximising the future interest and principal payments of this business partner (forbearance), this is in any case a qualitative indicator for the default of the borrower (see also “Definition of default” below). The partner may be returned to the 12-month ECL after a longer period of consistent contract fulfilment and when there are additional indications that the financial difficulties have been overcome.

Calculation of the expected credit loss

The three key parameters for calculating the ECL are the

•	probability of default (PD)

•	loss given default (LGD)

•	exposure at default (EAD).

The derivation of these three parameters is explained below.

Probability of default

Credit rating classification

OeKB Group classifies every credit exposure and assigns every borrower and every financial instrument to a credit rating category on the internal master rating scale based on external ratings from qualified agencies and internal credit assessments. A probability of default is assigned to every rating level and increases exponentially from level to level. These one-year probabilities of default are used for risk management in the sense of the Basel requirements and must therefore be adapted accordingly for use in the ECL calculation.

PIT and FLI adjustments

In the first step, monthly aggregated probabilities of default are determined out to the maximum maturity in the portfolio using conditional probabilities (Bayes’ theorem) in line with the one-year through the cycle PDs used in risk management. The use of the Bayesian scalar approach ensures that the PD values are between 0 and 1.

According to IFRS 9, the PD must not only be estimated for a point in time (PIT), but must also take forward looking information (FLI) into account. This means that OeKB Group adapts the PIT probabilities of default to account for expected future developments in the next step.

Portfolio-specific models that allow a multi-year (generally three years) projection of the portfolio PDs by way of relevant macroeconomic indicators (see also below) are created for these FLI adjustments. These adjustments are applied to the PIT PDs and continued on a tapering basis after the end of the forecasting period to calculate the FLI PDs. The FLI models consist of a multilinear regression of quarterly data over a period typically lasting 10 or more years. The dependent variable is the average probability of default for the portfolio, usually calculated as a share-weighted value. A set of independent variables is selected for each portfolio in collaboration with economic experts and added to the regression. Different compositions are then tested from this set in the regression, with the variants taking into account relative and absolute changes as well as time-delayed effects. The model is selected taking the calculated coefficient of determination and the distribution characteristics of the unexplained variation into account. The most important factors include long-term and short-term interest rates, inflation and the wage trend, GDP, and budget balances. The decisive factors in the tourism model are the development of overnight stays, the Austrian unemployment rate, and the long-term interest rate. In the final step, the FLI adjustments are estimated from projections for the macro-economic parameters using the regression coefficients.

This econometric model forms the base scenario for the changes in the probabilities of default. This base scenario is current included in the ECL calculation with a weighting of 45%. The two other scenarios are derived from possible further geopolitical developments (such as the conflicts in Ukraine and the Middle East) and their effects on the energy supply, inflation, and interest rates. The comeback scenario (weighting 20%) is based on sufficient energy for households and businesses; the stress scenario (weighting 35%) is based on a spread of the geopolitical crises and a longer-lasting recession. Depending on the susceptibility of the respective sector, the future probabilities of default for these two scenarios are increased or decreased using multiplicative factors. For the tourism sector, which makes the greatest contribution to the ECL, this means that the probabilities of default are roughly 5% lower in the comeback scenario than in the base scenario in the coming four years, and that they rise by roughly 40% to 70% in the coming four years in the stress scenario.

No PIT or FLI adjustments are applied to the EAD or LGD values.

Definition of default

OeKB Group uses default indicator definitions that are oriented towards Art 178 CRR. These especially include debtors being past due by more than 90 days, the initiation of bankruptcy/restructuring proceedings against the debtor, and other crisis-related restructuring measures that lead to concessions to the debtor. There may also be other indicators that point to a potential default (such as information about the default of the debtor with other creditors) in individual cases. These must be assessed on a case-by-case basis and are also taken into account in the period from the balance sheet to the preparation of the balance sheet.

Loss given default (LGD) and application of collateral

The loss given default is another central parameter in calculating the ECL. It indicates the amount of the loss in the event of borrower or financial instrument default, in which case fungible collateral must be taken into account.

Because of its business model, OeKB Group does not have sufficient data to derive a statistically significant LGD model, either for a 12-month LGD or for a lifetime LGD.

Therefore, the following approach has been selected in general based on the ICAAP and the values specified in the CRR:

•	LGD for assets economically guaranteed by the Republic of Austria: unchanged 0%.

•	LGD of unchanged 3.25% for reverse repurchase agreements and unchanged 6% for loans with mortgage collateral (OeHT).

•	LGD for other financial transactions: unchanged 65% (see Art 161 CRR: senior exposures 40%/45% and subordinated 75%). Note: There are no subordinated exposures at this time.

No collateral is taken into account by way of LGD aside from the cases listed above. Other collateral is not taken into account in the loss given default, but in the PD (multiple default).

The calculation of these multiple default PDs takes the number of collateral items into account. This means that this represents the probability that not only the borrower will default, but also the guarantors at the same time, with the correlation between the borrower and the guarantors being taken into account. This means that the joint probability of default is a cumulative bivariate or trivariate distribution function depending on whether there is one or two items of collateral.

Collateral is not taken into account in the PD as part of the staging process, but is only used to calculate the ECLs (for the one-year ECL and the lifetime ECL).

Expected exposure at default (EAD)

The EAD represents the expected gross book value at the time of default. The EADs are modelled on the basis of a monthly observation calculated from the contractual cash flows plus accrued interest according to the effective interest method.

Product-specific credit conversion factors are estimated for undrawn facilities and loan commitments based on empirical experience with degrees of utilisation.

Impairment requirement according to the ECL calculation

The impairment charges are determined by the weighting of the ECLs calculated on the basis of the scenarios, using the following weighting factors: 45% for the basic scenario, 20% for the comeback scenario, and 35% for the stress scenario. The following table shows the need for impairment charges based on the ECL calculation and does not include the subsequent measurement of the POCI assets; these can be found in Note 8.

Change in loan loss provisions in 2025

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2024	29	951	187	1,168
Additions	2	18	15	34
Disposals	(0)	(28)	(27)	(56)
Stage transfers
Transfers from stage 1 in stage 2	—	255	—	255
Transfers from stage 2 in stage 1	—	(20)	—	(20)
Present value effects and changes in risk parameters	(9)	(318)	(9)	(335)

Loan loss provisions as at 31 Dec 2025	21	859	166	1,047

Of which 1-year-ECL	21	204	166	391
Of which lifetime-ECL	—	655	—	655

Change in loan loss provisions in 2024

€ thousand	Loans and advances to banks	Loans and advances to customers	Other financial assets	Total
Loan loss provisions as at 31 Dec 2023	77	999	199	1,276
Additions	13	96	8	116
Disposals	(50)	(39)	(11)	(100)
Stage transfers
Transfers from stage 1 in stage 2	—	168	—	168
Transfers from stage 2 in stage 1	—	(44)	—	(44)
Present value effects and changes in risk parameters	(11)	(228)	(9)	(247)

Loan loss provisions as at 31 Dec 2024	29	951	187	1,168

Of which 1-year-ECL	29	320	187	536
Of which lifetime-ECL	—	632	—	632

Because of the extensive guarantees from the Republic of Austria, OeKB Group only has limited need for loan loss provisions. Thus, no further breakdown is provided. The greatest share of these provisions can be attributed to the Tourism Services segment. These OeHT loans to Austrian tourism and leisure companies also feature a high collateral quality (guarantees from the Republic of Austria, from banks, and a limited level of mortgages).

The effects (risks and opportunities) of global warming in particular on the various risk types were evaluated in a causal chain analysis/financial materiality analysis covering the entire OeKB Group also in 2025 (see below Sustainability risks). Among other things, the findings show that ESG factors currently have no material effect on credit risk of OeKB Group, meaning that no additional climate-induced adjustments of the loan loss provisions were made beyond the ESG risks already taken into account in the assessment of creditworthiness.

As can be seen in the table above, the loan loss provisions have decreased slightly. This is especially true of the credit portfolio of OeHT, which makes the greatest contribution to the ECL. The probabilities of default for banks (a large portion of the OeHT credit portfolio is secured by banks) improved in annual comparison.

The corresponding gross book values of the impaired financial assets as at 31 Dec 2025 came to € 17,229.2 million (2024: € 17,823.8 million) for loans and advances to banks, € 1,933.1 million (2024: € 2,014.3 million) for loans and advances to customers, and € 1,001.3 million (2024: € 895.5 million) for other financial assets. Unimpaired collateral in the amount of € 1,368.0 million (2024: € 515.9 million) is not included in the gross book values.

Sensitivity of the need for expected credit loss depending on the economic scenarios (see the item PIT and FLI adjustments for a description of the scenarios) as a percentage deviation from posted figures:

31 Dec 2025	Comeback scenario	Basic scenario	Stress scenario
Impairment requirement	(19)%	(11)%	+25%

31 Dec 2024	Comeback scenario	Basic scenario	Stress scenario
Impairment requirement	(39)%	(26)%	+42%

Sustainability risks

OeKB Group critically evaluates future trends on a continuous basis to ensure success in its core business over the long term and to live up to its social responsibility. Climate change, biodiversity, resource scarcity, and sustainable finance are key challenges. See the Sustainability section in the management report for more information. This is intended to enhance the resilience of our business strategy. Overall, OeKB sees high potential for the Austrian economy and thus for the business segments of OeKB Group in the transition of the economy.

OeKB Group understands sustainability risks to mean environmental, social, or buiness management (ESG risks) that could have a material negative effect on the bank’s asset, financial, or earnings position or repute-tion. This especially includes climate-related risks in the form of physical and transition risks. Sustainability risks are not an own risk type, but are aspects that are taken into account in the assessment and management of the various financial and non-financial risks.

The management and employees of OeKB Group are aware of their responsibility to conduct business in a sustainable manner. This applies both to the sustainability policy in terms of the impacts that OeKB Group’s business activities have on environmental and social issues as well as to the risks and opportunities that could arise for the business model from changing environmental conditions, such as climate change.

For this reason, OeKB is continuing to place a clear focus on the increased consideration of climate risks in its risk management and business strategy. OeKB is continuously improving its ESG risk management in accordance with the progress of data availability. On the one hand, this includes the integration of ESG factors into the rating assessment (ESG risk scoring) and taking these factors into account in the lending process, as well as quantitative ESG stress tests.

Since years, we have explicitly integrated climate-based risks and opportunities into the risk policy and strategy and therefore the risk management of OeKB Group.

As in the previous years, a comprehensive analysis of the impacts of global warming and biodiversity on the various risk types was conducted in 2025, with this analysis being integrated with the financial materiality analysis for the first time in this year. All departments of OeKB and the bank subsidiaries were involved in this process. The effects of global warming and a loss of biodiversity were evaluated in a base and stress scenario at different time horizons by means of a likelihood and impact assessment. The analysis took physical and transition risks into account and considered three time horizons: short term (1 to 3 years), medium term (3 to 10 years), and long term (over 10 years).

The salient conclusion of this analysis is that no material financial risks were identified over the short to medium term, and that no adjustments in the risk modelling or in the risk coverage calculation are needed at the present time. ESG factors are already taken into account in the assessment of lending commitments and in the making of lending decisions. At the project level, OeKB Group identifies, assesses, and manages climate-related risks starting with the due diligence assessment, which also includes an environmental and social audit in OeKB and OeEB. OeHT also has clear ESG assessment procedures and requirements in lending and credit monitoring for the financing of the tourism and leisure industry.

Over the long term, a material risk is seen in the potential negative influence of overall external conditions and market requirements on the refinancing of the EFS. This could impact the earnings capacity and economic viability of the EFS and subsequently also materially impair the earnings position of OeKB Group. It is especially transition risks that at least have the potential to materially impact the business model, reputation, and to a limited degree credit risk. This is above all due to the specific business segments of OeKB Group, which are operated on the basis of legal regulations and at the behest of the Republic of Austria to promote the export and tourism industries and with the goal of development-policy financing.

OeKB has already implemented a series of measures to mitigate the material risks. Examples of concrete measures include the regular issue of sustainability bonds for refinancing in the EFS and the Exportinvest Green and Exportinvest Green Energy products that were developed together with the Federal Ministry of Finance over the past several years. The investment strategy for the proprietary portfolio also includes clear exclusion criteria, for example, as well as clear targets for the share of green, social, and sustainability bonds; at the end of 2025, the share of such investments already accounted for nearly 50%. In addition to risks, a range of opportunities were also identified – including in supporting the transformation of the global economy into a carbon-neutral system.

In 2026, OeKB Group will place a particular focus on transition planning for the bank group, in particular for mitigating business (model) risks. As key business segments of OeKB Group are operated as an agent of and in part for the account of the Republic of Austria, this will take place in close coordination with the ministries responsible for defining the overall operating conditions, in particular the Federal Ministry of Finance.

After the implementation of an ESG tool, the impact of sustainability risks on the credit risk was also quantified for the first time in 2025. This was based on the NGFS (Network for Greening the Financial System) scenarios, which account for physical and transition risks. Through this, it was discovered that the data availability in the ESG tool still needs to be improved. On the other hand, the result of the financial materiality analysis was confirmed, and no material effects on the credit risk of OeKB Group were identified as measured by the effect on the expected credit loss in accordance with the IFRS.

Sustainability risks are also a core aspect of the quarterly risk situation assessment and of the reporting to the RMC, Executive Board, and Supervisory Board.

Thus, ESG factors, especially global warming, have no material impact on the continued operations of OeKB Group at present, and there are no reasons to correct the fair values or valuations of financials, including the determination of risk provisions.

Note 38 Scope of consolidation

The following table shows all companies that are included in the financial statements of OeKB Group. In addition to the parent company Oesterreichische Kontrollbank Aktiengesellschaft, the following companies are fully consolidated: Oesterreichische Entwicklungsbank AG, Vienna, OeKB CSD GmbH, Vienna, and Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna.

Two companies were not consolidated (2024: 3) because they do not have a material influence on the asset, financial, or earnings position of the Group. The combined total assets of these entities represented 0.002% of the Group’s consolidated total assets, and their combined profit for the year represented less than 0.16% of the Group’s consolidated profit for the year. AGCS Gas Clearing and Settlement AG, in which OeKB holds a 20% stake, was not recognised at the equity book value because its results do not have a material effect on the item share of profit or loss of equity-accounted investments, net of tax and on the item equity-accounted investments. The holding is included in the investments in other unconsolidated companies at fair value (proportionate equity), as is the case with the stakes in other energy clearing companies.

Number of companies consolidated or held at cost

	31 Dec 2025	31 Dec 2024
Fully consolidated companies	3	3
Equity-accounted investments	2	2
Investments in unconsolidated subsidiaries (fair value measurement)	2	3
Investments in other unconsolidated companies (fair value measurement)	10	10

Total	17	18

Companies wholly or partly owned by OeKB

Name and registered office			Type of investment			Financial information
Amounts in € thousand	BWG category[1]	Segment structure[2]	Directly held	Indirectly held	Shareholding in%	Reporting date of latest annual accounts at 31 Dec	Balance sheet total as defined in the UGB	Equity as defined in §224(3) UGB	Profit/loss for the year	Share of OeKB Group at fair value
Fully consolidated companies
Oesterreichische Entwicklungsbank AG, Vienna	CI	E	x		100.00%	2025	1,511,904	74,717	5,128
OeKB CSD GmbH, Vienna	CI	C	x		100.00%	2025	45,620	42,587	12,002
Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H., Vienna	CI	T	x		68.75%	2025	1,197,022	57,485	9,102

Companies wholly or partly owned by OeKB

Name and registered office			Type of investment			Financial information
Amounts in € thousand	BWG category[1]	Segment structure[2]	Directly held	Indirectly held	Shareholding in%	Reporting date of latest annual accounts at 31 Dec	Balance sheet total as defined in the UGB	Equity as defined in §224(3) UGB	Profit/loss for the year	Share of OeKB Group at fair value
Equity-accounted investments
OeKB EH Beteiligungs- und Management AG, Vienna	OC	O	x		51.00%	2025	89,624	89,560	5,976	63,163
Acredia Versicherung AG, Vienna	OC	O		x	51.00%	2025	144,523	90,198	6,707	46,001
Acredia Services GmbH, Vienna	OC	O		x	51.00%	2025	8,421	6,411	2,146	3,269
CCP Austria Abwicklungs- stelle für Börsengeschäfte GmbH, Vienna	OC	C	x		50.00%	2025	177,405	16,812	2,812	8,155
Unconsolidated subsidiaries (fair value measurement in other comprehensive income - OCI)
Tourism Investment Services GmbH, Vienna	OC	T	x		68.75%	2025	142	122	5	84
OeEB Impact GmbH, Vienna	OC	E	x		100.00%	2025	496	428	109	428
Investments in other unconsolidated companies (fair value measurement in other comprehensive income - OCI)
AGCS Gas Clearing and Settlement AG, Vienna	OC	C	x		20.00%	2024	225,414	4,022	252	831
APCS Power Clearing and Settlement AG, Vienna	OC	C	x		17.00%	2024	125,690	4,971	1,065	838
CISMO Clearing Integrated Services and Market Operations GmbH, Vienna	OC	C	x		18.50%	2024	5,624	3,525	2,725	575
OeMAG Abwicklungsstelle für Ökostrom AG, Vienna	OC	C	x		12.60%	2024	886,265	8,181	2,329	1,027
EXAA Abwicklungsstelle für Energieprodukte AG, Vienna	OC	C	x		8.06%	2024	3,202	1,929	59	157
Wiener Börse AG, Vienna	OC	C	x		6.60%	2024	226,631	208,981	46,404	34,519
Einlagensicherung AUSTRIA Ges.m.b.H., Vienna	OC	O	x		1.00%	2024	1,317	100	—	4
EDFI Management Company S.A., Belgium	OC	E	x		10.00%	2024	8,789	1,760	0	177
European Financing Partners S.A., Luxembourg	OC	E	x		7.63%	30 Sep 2025	198,892	235	7	18
Interact Climate Change Facility S.A., Luxembourg	OC	E	x		7.69%	30 Sep 2025	120,434	239	5	18

[1]	CI = Credit institution, OC = Other company
[2]	C = Capital Market Services, E = Export Services, O = Other Services, T = Tourism Services

No interests in investments other than subsidiaries and no interests in subsidiaries are listed on an exchange.

Note 39 Subsidiaries with non-controlling interests

The following table contains material disclosures about Österreichische Hotel- und Tourismusbank Gesellschaft m.b.H. It is the only company in OeKB Group with non-controlling interests, amounting to 31.25%.

Tourism Services segment

€ thousand	2025	2024
Net interest income	10,972	11,105
Profit before tax	6,282	7,460
Profit, net of tax	4,663	5,730
Other comprehensive income, net of tax	20	20

Total comprehensive income/(expenses)	4,684	5,750
Total comprehensive income attributable to non-controlling interests	1,464	1,797
Current assets	21,660	19,437
Non-current assets	1,176,753	1,220,182
Current liabilities	24,863	4,784
Non-current liabilities	1,114,744	1,175,713

Net assets	58,805	59,122
Net assets attributable to non-controlling interests	18,377	18,476
Net cash from operating activities	(2,560)	5,356
Net cash from investing activities	7,561	(357)
Net cash from financing activities	(5,000)	(5,000)

Net cash	2	(1)

Dividend payment to non-controlling interests	(1,563)	(1,563)

Note 40 Staff disclosures

During the financial year, the Group had an average of 477 full-time equivalents (2024: 471).

Note 41 Board member’s compensation and loans

The following tables give details of the aggregate compensation of the Executive and Supervisory Board members. The remuneration of the Executive Board included salaries, a variable component based on the success of the company, benefits in kind, and payments for defined contribution benefits after the end of the employment relationship.

Remuneration of the Executive Board members

€ thousand	2025	2024
Current benefits	(1,055)	(1,065)
Expenses for benefits due after the end of the employment relationship (termination benefits and pensions)	(176)	(170)
Other non-current benefits	(865)	(958)

Total	(2,096)	(2,193)

Remuneration of former Executive Board and Supervisory Board members

€ thousand	2025	2024
Former Executive Board members	(1,868)	(1,790)
Supervisory Board members	(161)	(159)

No active Executive Board member had entitlements under defined-benefit plans.

OeKB Group did not offer share-based payment.

The Executive Board and Supervisory Board members did not receive any loans or guarantees from OeKB Group during the financial year, as in the prior year.

Note 42 Other related party transactions

As a specialise-purpose institution for Export Services and Capital Market Services, OeKB engages in many transactions with its shareholders such as acting as the “Hausbank” under the EFS and as an issuer of securities. In addition to two essential shareholders (UniCredit Bank Austria AG and Raiffeisen Bank International AG), OeKB Group also defines companies that are recognised in the consolidated financial statements according to the equity method as related parties (see following table). Individuals who are considered related parties include the Executive Board and Supervisory Board members of Oesterreichische Kontrollbank Aktiengesellschaft (see Note 43). All of the following transactions were conducted at arm’s length terms.

The majority of loans and advances to banks stem from transactions with shareholders of OeKB relating to the Export Financing Scheme. As explained in Note 1, uniform terms that are published on the OeKB website are offered to all customers in the EFS. The majority of the receivables under the EFS feature a guarantee from the Republic of Austria, and the remainder feature a guarantee from another country or an insurance company. The share of interest income generated by credit transactions with shareholders in 2025 came to € 185.7 million or 28.7% (2024: € 270.6 million or 30.4%).

The other financial assets are bonds that were publicly issued by the shareholders of OeKB.

The deposits from banks consist of loans extended by shareholders of OeKB to OeHT to refinance the tourism financing measures.

Transactions between Oesterreichische Kontrollbank Aktiengesellschaft and fully consolidated subsidiaries were not disclosed in the consolidated financial statements because they are eliminated in the consolidation process.

The following balance sheet items include transactions with related parties of OeKB Group:

Related party transactions

€ thousand	Owners of OeKB Group 2025	Investments in unconsolidated subsidiaries and other interests 2025	Equity-accounted investments 2025	Owners of OeKB Group 2024	Investments in unconsolidated subsidiaries and other interests 2024	Equity-accounted investments 2024
Loans and advances to banks	7,925,542	—	—	7,950,259	—	—
Other financial assets	2,453	—	—	6,926	—	—

Assets	7,927,995	—	—	7,957,185	—	—
Deposits from banks	203,400	—	—	313,619	—	—
Deposits from customers	—	—	101,335	—	—	144,702
Debt securities issued	1,645	—	—	1,676	—	—

Liabilities and equity	205,045	—	101,335	315,295	—	144,702
Nominal amount of loan commitments, financial guarantees and other commitments	1,106,129	—	—	1,435,643	—	—
Income statement
Interest income	185,747	—	—	270,897	—	—
Interest expenses	7,405	—	3,587	8,494	—	3,236
Fee and commission income	6,443	—	556	5,836	—	446
Fee and commission expenses	13	—	—	18	—	0
Current income from investments in other unconsolidated companies	1,563	—	5,394	—	—	5,550
Administrative expenses	—	—	101	—	—	102
Other operating income	1	—	642	1,608	—	1,035

There were no transactions with the Executive Board or Supervisory Board members, as in the prior year.

The following table shows the shareholder structure of OeKB.

Ownership structure of Oesterreichische Kontrollbank Aktiengesellschaft at 31 Dec 2025

Shareholders	Number of shares held	Shareholding in %
CABET-Holding-GmbH, Vienna (UniCredit Bank Austria Group)	217,800	24.750%
UniCredit Bank Austria AG, Vienna	142,032	16.140%
Erste Bank der oesterreichischen Sparkassen AG, Vienna	113,432	12.890%
Schoellerbank Aktiengesellschaft, Vienna	72,688	8.260%
AVZ GmbH, Vienna	72,600	8.250%
Raiffeisen Bank International AG, Vienna	71,456	8.120%
P.S.K. Beteiligungsverwaltung GmbH, Vienna	44,792	5.090%
Raiffeisen OeKB Beteiligungsgesellschaft mbH, Vienna	44,000	5.000%
Oberbank AG, Linz	34,224	3.889%
Beteiligungsholding 5000 GmbH, Innsbruck	26,888	3.055%
BKS Bank AG, Klagenfurt	26,888	3.055%
Volksbank Wien AG, Vienna	13,200	1.500%

Total shares	880,000	100.000%

Note 43 Board members and officials

Members of the Executive Board

Term of office
Name	from	to
Helmut Bernkopf	1 Aug 2016	31 Jul 2028
Angelika Sommer-Hemetsberger	1 Jan 2014	31 Dec 2028

Members of the Supervisory Board

Term of office
Position	Name	from	to

Chairman (since 23 May 2025)	Dieter Hengl	25 May 2011	AGM 2026

First Vice Chairwoman	Marie Valerie Brunner	20 Mar 2024	AGM 2027

Second Vice Chairwoman	Ilinka Kajgana	18 Dec 2024	AGM 2027

Member	Sabine Abfalter	25 May 2022	AGM 2027

Member	Rainer Borns	27 May 2024	AGM 2027

Member	Rainer Hackl	23 May 2025	AGM 2026

Member	Christine Hartlieb-Götz	23 May 2025	AGM 2029

Member	Robert Konrad	23 May 2025	AGM 2026

Member	Marion Kristen	24 May 2023	AGM 2028

Member	Herbert Pichler	27 May 2020	AGM 2030

Member	Friedrich Spandl	20 May 2021	AGM 2026

Member	Herta Stockbauer	21 May 2014	AGM 2029

Member	Robert Wieselmayer	19 May 2016	AGM 2026

Member	Janine Wukovits	25 May 2022	AGM 2027

Chairman	Robert Zadrazil	19 May 2009	23 May 2025

Member	Mary-Ann Hayes	29 May 2019	23 May 2025

Member	Reinhard Karl	27 May 2024	23 May 2025

Member	Hans Unterdorfer	28 Sep 2022	deceased at
25 Sep 2025

AGM = Annual General Meeting

Employee representatives

Term of office
Position	Name	from	to

Chairman	Martin Krull	14 Mar 2002	27 Nov 2029

Vice Chairwoman	Christina Schadauer	14 Mar 2023	27 Nov 2029

Member	Elisabeth Halys	1 Jul 2013	27 Nov 2029

Member	Suzana Minic	1 Jan 2026	27 Nov 2029

Member	Christoph Seper	14 Mar 2014	27 Nov 2029

Member	Markus Tichy	1 Jul 2011	27 Nov 2029

Member	Evelyn Ulrich-Hell	1 Jun 2024	27 Nov 2029

Member	Sophie Clemente-Palma	28 Nov 2024	31 Dec 2025

Working Committee

Position	Name

Chairman (since 23 May 2025)	Dieter Hengl

Member	Sabine Abfalter

Member	Martin Krull

Chairman (until 23 May 2025)	Robert Zadrazil

Nomination Committee

Position	Name

Chairman (since 23 May 2025)	Dieter Hengl

Member (since 23 May 2025)	Sabine Abfalter

Member	Christina Schadauer

Chairman (until 23 May 2025)	Robert Zadrazil

Member (until 23 May 2025)	Marie Valerie Brunner

Audit Committee

Position	Name

Chairwoman	Sabine Abfalter

Member	Robert Wieselmayer

Member	Martin Krull

Risk Committee

Position	Name

Chairwoman	Herta Stockbauer

Member (since 23 May 2025)	Dieter Hengl

Member	Martin Krull

Member (until 23 May 2025)	Robert Zadrazil

Remuneration Committee

Position	Name

Chairman	Robert Wieselmayer

Member	Sabine Abfalter

Member (since 23 May 2025)	Dieter Hengl

Member	Ilinka Kajgana

Member	Martin Krull

Member	Christina Schadauer

Member (until 23 May 2025)	Robert Zadrazil

Government commissioners

	Name	Term of office since
Commissioner	Harald Waiglein	1 Jul 2012
Deputy Commissioner	Johann Kinast	1 Mar 2006

The government commissioners under § 76 of the Austrian Banking Act are also representatives of the Austrian Minister of Finance under § 6 of the Export Financing Guarantees Act.

Note 44 Legal risks

On 7 July 2024, the referral request of the Federal Fiscal Court (BFG) to the European Court of Justice (ECJ) on the question of whether the VAT-relevant “intermediary bank exception” for banks, insurance companies, and pension funds (§ 6/1/28 UStG – valid until 31 Dec 2024) represents state aid under Art 107(1) TFEU (Treaty on the Functioning of the European Union) was published. The intermediary bank exception had been in force since 1 January 1995.

In the view of the BFG, there is no basis for the intermediary bank exception in Union law. Because EU Directive 2006/112/EC on the common system of value added tax cannot be applied against the taxpayer’s will to their detriment, and a directive-compliant interpretation of national law that contradicts the clear wording of the law is not permissible, aligning national law with EU law is unfeasible. In addition, the BFG sees the question of whether the exemption constitutes prohibited state aid under Art 107 TFEU.

State aid is prohibited when it provides an advantage to certain businesses or sectors, when it distorts or threatens to distort competition, and it may affect cross-border trade.

Upon initiation of a formal investigation procedure (which we expect in 2027), a period of ten years must be considered. In this affected period (2017–2024, eight years), OeKB Group billed services worth roughly € 6.0 million that were rendered exempt of tax pursuant to § 6/1/28 UStG. In addition, OeKB Group received services in the amount of € 0.5 million (after deduction of any input taxes) that were rendered exempt of tax pursuant to § 6/1/28. In terms of the services received, roughly 50% of the value added tax can be settled as part of the input tax adjustment.

OeKB primarily applies the intermediary bank exception in the billing of its services to participants in the Austrian capital market (fund data service and financial data service). Billing under application of the intermediary bank exception was applied as soon as the recipient of the service submitted confirmation of eligibility for billing in accordance with the specific legal prerequisites. In principle, roughly 50% of these rendered services could also have been billed exempt from tax pursuant to § 6(1)8 UStG. For this reason, we anticipate that we will be able to correct the billing of these services in the event of a retroactive change of the legal requirements. Services related to the delegation of personnel or the provision of services were only rendered to a limited degree. OeKB is of the legal opinion that it was not the recipient of prohibited aid under Art 107 TFEU. The outcome of the legal question referred by the BFG to the ECJ currently involves a great deal of uncertainty given that the EU Commission must instruct the Republic of Austria to take action, meaning that the likelihood of an outflow of funds is believed to be remote as at the reporting date.

Aside from this matter, there were no material legal risks that would have negatively influenced the asset, financial, and earnings position of OeKB Group.

Note 45 Events after the balance sheet date

There were no events that required reporting after the balance sheet date.

Note 46 Date of approval for publication

These financial statements will be submitted to the Supervisory Board for approval on 25 March 2026. Additional disclosures in accordance with Part 8 of Regulation (EU) No 575/2013 (Disclosure Report, in German only) are provided on the OeKB website (www.oekb.at).

Vienna, 6 March 2026

Oesterreichische Kontrollbank Aktiengesellschaft

Signed by the Executive Board

Helmut Bernkopf                                Angelika Sommer-Hemetsberger

Independent Auditors‘ Report

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the accompanying consolidated financial statements of Oesterreichische Kontrollbank Aktiengesellschaft, Vienna, and its components (the Group), which comprise the statement of profit or loss, the statement of comprehensive income for the financial year 2025, the statement of financial position as of December 31, 2025, the statement of changes in equity and the statement of cash flows for the financial year then ended, and notes to the consolidated financial statements.

In our opinion, the consolidated financial statements comply with legal requirements and give a true and fair view of the consolidated financial position of the Group as of December 31, 2025, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with IFRS Accounting Standards published by the International Accounting Standards Board (IASB) as adopted by the EU, the additional requirements under section 245a UGB (Austrian Commercial Code) and the Austrian Banking Act.

Basis for Opinion

We conducted our audit in accordance with Regulation (EU) No. 537/2014 and with the Austrian Generally Accepted Auditing Standards. Those standards require the application of the International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with laws and regulations applicable in Austria and we have fulfilled our other professional responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained up to the date of our report is sufficient and appropriate to provide a basis for our opinion as of that date.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Processing of loans and advances to credit institutions in the export financing scheme

Description and Issue

As of December 31, 2025, receivables from credit institutions in connection with the export financing scheme in the amount of EUR 20.259 million were reported. The Republic of Austria is predominantly liable for these claims.

The Company’s export financing scheme serves domestic and foreign credit institutions as a source of refinancing, provided that they meet

•	OeKB’s creditworthiness criteria (“house bank status”),

•	the statutory conditions for the assumption of guarantees of the Republic of Austria in the form of guarantees regarding the transactions to be financed, and

•	the conditions for a uniform settlement of the financing (collateral).

Please refer to the information in the chapter “Legal basis for the export guarantee and for the Export Financing Scheme” of the Notes.

In the context of the valuation of receivables from credit institutions, guarantees (mainly by the Republic of Austria) are considered. If the statutory or contractually defined processing criteria are not met, the guarantees cannot be considered in the valuation. The Company has implemented processes, manual and automated controls in its IT systems that monitor proper processing.

Due to the extensive and partly manual process steps to ensure compliance with the processing criteria, the associated high audit effort, and the importance of the item for the consolidated financial statements, we have determined the processing of receivables from credit institutions in the export financing scheme as a key audit matter.

Our response

In auditing the processing of loans and advances to credit institutions in the export financing scheme, we performed the following key audit procedures:

•

We have evaluated the processes to ensure the legally and contractually defined processing criteria and analyzed whether these processes and the key controls established by the company in these areas are suitable for ensuring compliance with the processing criteria. We have tested the effectiveness of these key controls – in the case of automated controls involving our IT specialists – in random samples.

•	For a random sample of loans to credit institutions (“Hausbanken”) we have checked whether there is an assumption of guarantee by the Federal Ministry of Finance for them.

•	At the end of the year, we reconciled the amount of receivables from credit institutions under the export financing scheme with the guarantees of the Republic of Austria.

•

For a random sample of loans to credit institutions (“Hausbanken”) as part of the export financing scheme and still available at the end of the year, we compared the parameters recorded in the system with the application documents.

Other Information

Management is responsible for the other information. Other information comprises all information in the annual financial report but does not include the consolidated financial statements, the group management report, and the auditor’s report thereon. Except for the report of the supervisory board, we received the other information prior to the date of this auditor’s report. The report of the supervisory board is expected to be made available to us after this date.

Our opinion on the consolidated financial statements does not cover this other information, and we do not express any form of assurance thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether it is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated.

If, based on our work performed on the other information obtained prior to the date of the auditor’s report, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of Management and the Audit Committee for the Consolidated Financial Statements

Management is responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRS Accounting Standards as adopted by the EU, the additional requirements under section 245a UGB and the Austrian Banking Act and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

The audit committee is responsible for overseeing the Group’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with Regulation (EU) No 537/2024 and with Austrian Generally Accepted Auditing Standards, which require the application of the ISAs, will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Regulation (EU) No 537/2014 and with Austrian Generally Accepted Auditing Standards, which require the application of the ISAs, we exercise professional judgement and maintain professional skepticism throughout the audit.

We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure, and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that gives a true and fair view.

•

Plan and perform the audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to be able to give an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain responsible for our audit opinion.

We communicate with the audit committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the audit committee with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and, where applicable, related safeguards.

From the matters communicated with the audit committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Other statutory and legal requirements

Report on the Audit of the Consolidated Management Report

Pursuant to statutory provisions, the consolidated management report is to be audited as to whether it is consistent with the consolidated financial statements and whether it has been prepared in accordance with the applicable legal requirements.

Management is responsible for the preparation of the consolidated management report in accordance with the Austrian Commercial Code.

We conducted our audit in accordance with laws and regulations applicable with respect to the consolidated management report.

Opinion

In our opinion, the consolidated management report is prepared in accordance with the applicable legal requirements, includes appropriate disclosures according to section 243a UGB and it is consistent with the consolidated financial statements.

Statement

In the light of the knowledge and understanding of the Group and its environment obtained in the course of our audit of the consolidated financial statements, we have not identified material misstatements in the consolidated management report.

Other Matters according to Article 10 of EU Regulation (EU) 537/2014

We were appointed as auditor by the shareholders’ meeting on May 27, 2024, and commissioned by the supervisory board on May 27, 2024, to audit the consolidated financial statements for the financial year ending December 31, 2025. In addition, we were appointed as auditor for the following financial year by the annual shareholders’ meeting on May 23, 2025, and commissioned by the supervisory board on May 23, 2025. We have been the auditor, without interruption since the financial year ending December 31, 2022.

We confirm that our opinion in the section “Report on the Audit of the Consolidated Financial Statements” is consistent with the additional report to the audit committee referred to in Article 11 of Regulation (EU) No 537/2014.

We declare that we did not provide non-audit services referred to in Article 5 par. 1 of Regulation (EU) No 537/2014 and that we remained independent in conducting the audit.

Engagement Partner

The engagement partner responsible for the audit is Dr. Gottfried Spitzer.

Vienna

March 6, 2026

Deloitte Audit Wirtschaftsprüfungs GmbH

(signed by:)	(signed by:)
Dr. Gottfried Spitzer	Dipl.-Kffr. Karen Burghardt
Certified Public Accountant	Certified Public Accountant

Publication or sharing with third parties of the consolidated financial statements together with our auditors’ report is only allowed if the consolidated financial statements and the consolidated management report are identical with the audited version. This audit opinion is only applicable to the German and complete consolidated financial statements with the consolidated management report. Section 281 para 2 UGB applies to alternated versions.

This translation of the auditors’ report is for convenience purposes only.

Only the German original version is legally valid and binding.

REPUBLIC OF AUSTRIA

MAP OF AUSTRIA

GENERAL

The Republic of Austria is situated in Central Europe. It shares borders with:

•	Switzerland and Liechtenstein in the west,

•	Germany, Czech Republic and Slovakia in the north,

•	Hungary in the east, and

•	Slovenia and Italy in the south.

The preliminary population figure for Austria on January 1, 2026 was 9,219,113, according to Statistik Austria. From 2016 to 2026, Austria’s population increased by 5.5%. Vienna, the capital, had a population of 2.03 million in 2025.

Austria has an area of 32,383 square miles. The western and southern regions of Austria, containing the Austrian Alps, are mountainous and heavily forested. There are fertile plains in the eastern parts of the country and in the valley of the Danube River, which flows through Austria for a distance of 217 miles.

The present Austrian frontiers were determined by the Treaty of St. Germain in 1919. The occupation of Austria following World War II was ended by the State Treaty for the Re-establishment of an Independent and Democratic Austria in 1955. The treaty limits the manufacture and possession by Austria of certain types of military weapons, including atomic weapons.

FORM OF GOVERNMENT

Under the Austrian Federal Constitution Act of 1920, as amended in 1929 (the “Constitution”), Austria is a democratic and federal republic, with legislative and executive powers divided between the federal government and the nine constituent provinces.

The legislative power of the federal government is vested in a bi-cameral legislature consisting of the Nationalrat and the Bundesrat. The members of the Nationalrat are elected for a period of five years by direct, secret, popular suffrage under a system of proportional representation. The Nationalrat may be dissolved before the termination of the term of five years for which it is elected, by its own action or, in certain circumstances, by the Federal President. The present Nationalrat was elected on September 29, 2024. The members of the Bundesrat are elected periodically by the legislatures of the provinces in proportion to the populations of the nine provinces.

The executive powers of the federal government are vested in the Federal President, the Chancellor and the Cabinet. The Federal President is elected by direct, secret, popular suffrage for a term of six years. Dr. Alexander Van der Bellen was re-elected Federal President on October 9, 2022. The chief constitutional powers of the Federal President are the appointment of the Chancellor and his Cabinet and the dissolution of the Nationalrat. The present administration was formed on March 3, 2025 by a coalition of the Austrian People’s Party, the Social Democratic Party of Austria, and The New Austria and Liberal Forum and is led by Christian Stocker of the Austrian People’s Party as Chancellor and Andreas Babler of the Social Democratic Party of Austria as Vice-Chancellor.

The judicial power is exercised by the federal courts. Courts of last resort are provided for questions of civil and criminal law and for questions of administrative law. A separate constitutional court has primary competence to determine the constitutionality of all legislative and administrative acts of the federal government and the provinces.

POLITICAL PARTIES

The following table shows the political affiliations of the members of the Nationalrat after the most recent elections and the current composition of the Bundesrat.

	Nationalrat				Bundesrat
	2013 Elections	2017 Elections	2019 Elections	2024 Elections	Composition as of June 10, 2025
Freedom Party of Austria (FPÖ)	40	51	30	57	16
Austrian People’s Party (ÖVP)	47	62	71	51	22
Social Democratic Party of Austria (SPÖ)	52	52	40	41	18
The New Austria and Liberal Forum (NEOS)	9	10	15	18	1
Austrian Green Party (Grüne)	24	—	26	16	3
Peter Pilz List (PILZ)	—	8	—	—	—
Team Frank Stronach (FRANK)	11	—	—	—	—
Without party affiliation	—	—	1	1	—

Total	183	183	183	183	60

SOURCE: Data published by the Parliament of Austria.

MEMBERSHIP IN INTERNATIONAL ORGANIZATIONS

Austria is a member of many international organizations, including:

•

the United Nations and of all of its affiliated organizations. Three of these organizations, the International Atomic Energy Agency, the United Nations Industrial Development Organization and the United Nations Office for Drug Control and Crime Prevention have their headquarters in Vienna.

•	the European Union (“EU”),

•	the European Stability Mechanism (“ESM”),

•	the International Monetary Fund (“IMF”),

•	the International Bank for Reconstruction and Development (“IBRD”),

•	the Multilateral Investment Guarantee Agency (“MIGA”),

•	the International Finance Corporation (“IFC”),

•	the International Development Association (“IDA”),

•	the Asian Development Bank (“ADB”),

•	the Asian Development Fund (“ADF”),

•	the Inter-American Development Bank (“IDB”),

•	the Fund for Special Operations (“FSO”),

•	the Inter-American Investment Corporation (“IIC”),

•	the African Development Fund (“AfDF”),

•	the African Development Bank (“AfDB”),

•	the European Bank for Reconstruction and Development (“ERBD”),

•	the European Investment Bank (“EIB”),

•	the Organization for Economic Cooperation and Development (“OECD”),

•	the Council of Europe,

•	the International Energy Agency,

•	the International Fund for Agricultural Development (“IFAD”),

•	the Common Fund for Commodities (“CF”), and

•	the Global Environment Facility (“GEF”).

Austria is a founding member of the World Trade Organization (“WTO”) and was previously a party to the General Agreement on Tariffs and Trade (“GATT”). Austria is a founding member of the Asian Infrastructure Investment Bank (“AIIB”).

Vienna is recognized as a center for international conferences and has served as the site of numerous United Nations meetings as well as Strategic Arms Limitation Talks. The headquarters of the Organization of the Petroleum Exporting Countries (“OPEC”) are located in Vienna.

THE ECONOMY

General

Austria has a highly developed and diversified economy. Industry, which consists of manufacturing and mining, construction, energy and water supply, accounted for 26.9% of the gross value added at current prices in 2025. The service sector accounted for 71.7% of gross value added in 2025, while agriculture and forestry produced 1.4% of gross value added.

Gross Domestic Product

The following table shows the major sectors of Austria’s gross domestic product (GDP) for the years 2021 through 2025. The 2025 GDP at current prices totaled EUR 512.8 billion, representing a 3.8% increase over 2024. In 2025, GDP at constant prices (reference year 2015) totaled EUR 382.5 billion, representing a 0.6% increase over 2024. The increase in real economic activity was broad-based, involving many expenditure categories and sectors.

GROSS DOMESTIC PRODUCT(1)

	2021	2022	2023	2024	2025	Percentage of 2025 total gross value added
	(Billions of euros at current prices)
Agriculture, forestry and fishing	4.9	6.1	5.9	6.0	6.4	1.4
Industry:
Mining and quarrying; Manufacturing	70.0	76.3	77.2	75.8	79.0	17.2
Electricity, gas and water supply, waste management	10.0	13.5	19.1	17.2	16.0	3.5
Construction	24.5	26.4	28.4	28.4	28.0	6.1

Total Industry	104.5	116.1	124.7	121.5	123.0	26.9
Service activities:
Wholesale and retail trade	45.8	51.1	48.3	47.6	49.8	10.9
Transportation and storage	17.7	21.5	22.8	24.0	25.1	5.5
Accommodation and food service activities	8.3	15.1	17.7	19.1	20.3	4.4
Information and communication	15.3	15.9	16.9	17.4	18.0	3.9
Financial and insurance activities	16.7	18.2	21.8	22.2	22.4	4.9
Real estate activities	35.5	36.5	40.3	43.7	44.8	9.8

	2021	2022	2023	2024	2025	Percentage of 2025 total gross value added
	(Billions of euros at current prices)
Other business activities	36.8	40.5	42.7	44.3	45.3	9.9
Public administration(2)	68.8	71.7	77.7	85.9	90.5	19.8
Other service activities	8.2	10.0	10.9	11.9	12.3	2.7

Total service activities	253.1	280.6	299.0	316.1	328.5	71.7
Total gross value added	362.5	402.8	429.6	443.5	457.9	100.0

Taxes less subsidies on products	43.7	46.6	48.2	50.5	54.9

Gross domestic product Value	406.2	449.4	477.8	494.1	512.8

Volume(3)	366.2	385.7	382.7	380.2	382.5
Percentage change in gross domestic product over preceding year
Value	+6.8	+10.6	+6.3	+3.4	+3.8
Volume(3)	+4.9	+5.3	-0.8	-0.7	+0.6

(1)	European System of Accounts (ESA) 2010 basis. Amounts may not add due to rounding.
(2)	Including defense, compulsory social security, education, human health and social work activities.
(3)	Chained series, reference year 2015.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

These GDP results are based on the European System of Accounts in the version of 2010 (“ESA 2010”), which became legally binding in September 2014. The ESA 2010 defines for all member states of the European Union (the “Member States”) which concepts, definitions and accounting rules have to be applied in compiling their national accounts in order to make the data comparable at an international level.

Domestic Expenditure

The following table shows the total goods and services available for domestic expenditure and the total domestic expenditure for goods and services at current prices for the years 2021 through 2025.

DOMESTIC EXPENDITURE(1)

	2021	2022	2023	2024	2025	Percentage of 2025 gross domestic product added
	(Billions of euros at current prices)
Gross domestic product	406.2	449.4	477.8	494.1	512.8	100.0
Add: Imports	223.7	279.3	270.8	262.6	268.3	52.3

Total demand	630.0	728.7	748.6	756.7	781.1	152.3
Less: Exports	227.3	276.0	279.5	275.1	280.5	54.7
Total domestic demand	402.7	452.6	469.1	481.6	500.6	97.6
Domestic expenditure:
Consumption expenditure:
Households(2)	201.7	229.0	247.0	257.6	265.9	51.8
General government	88.6	92.3	98.3	106.7	112.4	21.9

Final consumption expenditure	290.3	321.2	345.3	364.3	378.2	73.8
Investment:
Machinery and equipment(3)	31.9	33.4	35.6	34.6	38.5	7.5
Construction	50.2	54.7	54.9	53.1	52.5	10.2

	2021	2022	2023	2024	2025	Percentage of 2025 gross domestic product added
	(Billions of euros at current prices)
Other investment(4)	23.0	25.2	27.4	28.7	29.6	5.8

Gross fixed capital formation	105.1	113.3	118.0	116.3	120.6	23.5
Changes in inventories(5)	7.3	18.1	6.3	0.1	0.7	0.1

Gross capital formation	112.4	131.4	124.3	116.5	121.3	23.7
Statistical discrepancy	0.0	0.0	-0.4	0.8	1.0	0.2
Gross domestic final expenditure	402.7	452.6	469.1	481.6	500.6	97.6

(1)	ESA 2010 basis. Amounts may not add due to rounding.
(2)	Including non-profit institutions serving households.
(3)	Including weapon systems.
(4)	Intellectual property products and cultivated biological resources.
(5)	Including acquisition less disposals of valuables.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Productivity, Wages, Wholesale Prices and Cost of Living

The following table sets forth for Austria the indices of productivity and gross wages and salaries per worker and employee and wholesale and consumer prices (based on the HICP-index), and the respective percentage increases over the previous period for the years 2021 through 2025.

PRODUCTIVITY, WAGE AND PRICE INDICES(1)

	Productivity Real GDP per person employed		Wages and salaries per employee		Wholesale prices		Consumer prices
	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year	Index (2015 = 100)	Percentage increase over previous year
2021	100.1	+2.4	115.1	+2.7	112.6	+10.4	111.5	+2.8
2022	102.4	+2.4	120.7	+4.9	136.2	+21.0	121.1	+8.6
2023	100.8	-1.6	129.3	+7.1	133.9	-1.7	130.4	+7.7
2024	99.5	-1.3	137.7	+6.5	132.6	-1.0	134.2	+2.9
2025	99.9	0.4	142.7	+3.6	132.8	0.2	139.0	+3.6

(1)	Indices based on average of monthly and quarterly data for the periods indicated.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Industry

In 2025, manufacturing accounted for 17.1% of gross value added at current prices, which is 0.2 percentage points above its share in the year before, as it grew faster than the overall economy. The contribution of manufacturing to Austria’s gross value added is higher than the average in Member States (15.9%). Austria’s share of the European Union’s manufacturing output decreased to 2.9% in 2024 after remaining stable between 3.2% and 3.3% from 2012 till 2021. The gross value added per employee was the sixth highest among the 27 Member States in 2023. According to the latest sectoral data from September 2025, in terms of contribution to GDP, machinery and equipment remained the largest sector within the industrial sector, followed by metals and metal products. The primary contributors to the Austrian exports industry are the motor vehicles industry, the machinery industry and the chemical industry. The export intensity in Austrian manufacturing is high. In 2025, 20.4% of exports went to non-European destination countries, primarily in the Americas and Asia, but the EU-27 countries remained the main destination for Austrian exports, capturing 67.8%. According to Statistics Austria’s global estimate, Austria’s R&D expenditure was well above the European Union average at 3.35% in 2024.

In 2025, an average of 624,089 active employees were part of the manufacturing industry, while 275,139 persons were actively employed in construction, representing 16.0% and 7.0% of Austria’s wage and salary earners, respectively. Construction accounted for 6.1% of gross value added in 2025.

Banking, Insurance, Real Estate and Business Services

The Single Market program of the European Union fostered competition within Austria’s financial services industry and led to a series of mergers and consolidations. The financial market crisis, automation and widespread use of internet banking services have accelerated the pace of adjustment. Furthermore, the COVID-19 crisis and new payment technologies fostered cashless payments in Austria. Consequently, the number of banks declined from 923 in 2000 to 445 at the end of 2025 and the number of branches was reduced by 1,499 units in the same period. At the end of the third quarter of 2025, the total exposure of Austrian banks towards Central, Eastern and Southeastern Europe (“CESEE”) according to the Bank for International Settlements rose to EUR 381 billion, thus edging up to 68% of Austrian GDP. The aggregate annual result of Austrian banks dropped to EUR 8.2 billion by the end of the third quarter of 2025. Total operating gains weakened considerably over the year (-12%) due to a reversal of other operating gains into losses and a surge in administrative and other expenses. In the third quarter of 2025, the profitability of Austrian banks (on a consolidated basis) in terms of their return on assets (0.7%) was above the corresponding European Union average (0.5%). The consolidated tier 1 capital ratio (T1) of Austrian banks increased by 1 percentage point towards 19.5% in the third quarter of 2025 compared to the third quarter of 2024.

Premium intake by the insurance industry is forecasted to grow by 4.8% in 2025 according to preliminary data published by the Financial Market Authority (FMA). The FMA-report indicates solid premium growth in both property-casualty insurance (+4.9%) and health insurance (+8.4%) for 2025. Life insurance continued its recovery and showed a slight increase in premium intakes by 0.6% in 2025, exclusively due to volatile single premium contracts. Investment income was higher across the industry (+18.9%) and claims payments normalized after the flooding related peak in 2024, giving way to a marked revival of profits from ordinary activities to EUR 2.5 billion (+50.5%). Solvency ratios comfortably surpassed the Solvency II limits (280%).

According to preliminary data by the statistical office, output in financial and insurance activities remained broadly stable in 2025 (+0.1%) in real terms, while increasing by +0.8% in nominal terms. The contribution of financial services to Austria’s total gross value added remained at 4.9% in 2025.

Energy

The following table shows Austria’s domestic production and consumption of primary energy and the ratio of domestic production to consumption for the years 2021 through 2024.

DOMESTIC PRODUCTION AND CONSUMPTION OF PRIMARY ENERGY

	2021	2022	2023	2024
	(Tera Joules)
Indigenous primary production:
Electricity	0	0	0	0
Oil and oil products	23,879	21,921	19,805	19,658
Natural gas	23,731	22,362	19,864	19,304
Coal, coke and lignite	0	0	0	0
Renewable energy(1)	478,201	474,630	516,599	545,509

Total(2)	525,811	518,913	556,269	584,470

Gross domestic consumption(3):
Electricity from hydro, wind, PV	200,942	195,708	199,894	202,781
Oil and oil products	492,075	474,999	474,908	464,037
Natural gas	323,793	288,537	246,792	244,402

	2021	2022	2023	2024
	(Tera Joules)
Coal, coke and lignite	108,583	105,413	101,965	99,485
Renewable energy(1) and waste	303,656	303,631	315,435	318,843

Total(2)	1,429,049	1,368,288	1,338,994	1,329,547

Indigenous primary production as a percentage of gross domestic consumption	36.8	37.9	41.5	44.0

(1)	Fuelwood, biofuels, ambient heat, waste.
(2)	Amounts may not add due to rounding.
(3)	Taking into account changes in inventories of producers, intermediaries and importers, as well as exchanges with other countries excluding changes in inventories of ultimate consumers.

SOURCE: WDS—WIFO Data System, Macrobond.

While the reliance on oil, oil products and hydroelectric power as a percentage of total domestic consumption remained relatively stable and renewable energy including biomass increased slightly, the use of natural gas decreased further. In the foreseeable future, Austria will have to continue importing significant amounts of electric and non-renewable energy products in order to meet its demand.

Domestic oil and gas production in Austria has declined steadily in recent years. In 2025, production of natural gas declined by 8.6% compared to the previous year. Data for the production of crude oil (including natural gas liquids) in 2025 is not yet available. In 2024 it fell slightly, reaching 0.476 million tons, which corresponds to 5.9% of the observed refinery intake. Natural gas production from domestic sources covered 6.6% of total domestic natural gas consumption in 2025. According to the Geological Survey, Austria had proven (and potentially available) reserves of 6.1 billion cubic meters of natural gas (excluding inert gas) and 4.03 million tons of crude oil at the end of 2024.

2025 ranks among the ten warmest and driest years in Austria’s recorded history. On average across the whole of Austria, there was 13% less precipitation in 2025 than in an average year in the recent past (1991–2020 climate average). This makes 2025 one of the 20 driest years since rainfall measurements began in 1858. Due to this drought and the associated low water levels in rivers, particularly the Danube, as well as the failure of some turbines, 24.7% less hydroelectric power was generated in 2025. Electricity generation from wind power fell by 7.6%. The other sources were unable to meet the increased demand resulting from the growing electrification of all areas of life and the economy (total gross domestic production of electricity –10.6% compared to 2024). For this reason, a significant amount of electricity had to be imported in 2025. Except for 2023 and 2024, Austria has been a net importer of electricity. Since 1978, following a national referendum, Austrian law prohibits the use of nuclear power as a source of energy.

In 2025, expenditures for imported energy accounted for 2.4% of Austria’s GDP. Kazakhstan, Libya, the Kingdom of Saudi Arabia, Guyana, Iraq and Azerbaijan, were the principal suppliers of crude oil to Austria. 81.8% of all natural gas imports came from Germany and 8.4% came from Italy, other imports from the Netherlands (2.9%), Denmark (2.4%), Slovenia and Belgium (residuum). No gas was imported from Russia in 2025. The volume of total gas imports fell by 37.9% in 2025. Coal and coke were imported mainly from Poland.

Over the past decades, Austria had relied heavily on pipeline gas from Russia, partly due to its geographical proximity and Austria’s lack of access to seaports. The reliance on Russia for more than four-fifths of Austria’s natural gas supply exposed Austria to the risk of, among other things, supply disruptions and gas price increases. Since the Russian invasion of Ukraine on February 24, 2022, Austria has experienced the negative effects of this dependence. Russia has supplied significantly less gas to Europe and Austria and, as a result, high energy and commodity prices have pushed up consumer price inflation. The Austrian government has therefore declared a goal of reducing Austria’s dependence on gas imports from Russia. In this context, the following steps and initiatives are being undertaken:

•

Close cooperation with the EU Energy Platform. The Platform aims at coordinating EU action on global markets to prevent EU countries from outbidding each other, while leveraging their political and market weight to effectively diversify supplies, introduce direct competition between the world’s largest suppliers and achieve better conditions for all EU consumers. It covers a range of actions regarding natural gas and LNG (and in the future hydrogen) to support the EU’s security of supply and access to affordable energy. The EU has set itself the goal to completely phase out imports of Russian natural gas by 2027.

•

Achieving and maintaining high levels of gas storage and establishing a strategic gas reserve (a state-controlled gas stock held by the federal government) totaling 20 TWh. The quality of data on existing reserves and their legal and technical accessibility has been improved. As of March 20, 2026, the gas storage level after the winter months was at 35.4%.

•

Efforts to diversify sources of gas supply. Additional investments into the cross-border gas pipeline network were made to enhance the capacity to transit gas from Germany and other European countries to Austria. These imports require a corresponding infrastructure of higher-ranking lines, storage facilities and transfer points, which is why Austria’s participation in transnational infrastructure initiatives (e.g., European Hydrogen Backbone) is of great importance. Also, specific legislation was put in place to promote diversification, e.g., by targeted support for all companies that purchase gas from alternative sources and therefore reduce dependence on Russian natural gas. In this way, the Austrian government also specifically supports the establishment of new supply relationships by Austrian companies.

Because of a legal dispute with the Austrian partly state-owned oil company OMV, the Russian natural gas supplier Gazprom Export ceased supplying natural gas to Austria on November 16, 2024, despite an existing long-term supply contract. Consequently, OMV announced the immediate cancellation of this contract on December 11, 2024. Even in case of limited availability of alternative gas imports via Italy and Germany and high gas consumption due to the winter season, no gas shortage has occurred.

Disruptions in energy supply in combination with high energy costs pose material risks to economic growth. The efforts described above to reduce dependence on Russian gas and to diversify supply are intended to counteract these risks and are not expected to have a negative impact on the general economy.

Agriculture and Forestry

Almost half of Austria’s surface area is used for agriculture and animal breeding. Domestic agricultural production covers approximately 90% of the country’s food consumption. In 2025, animal output (e.g., livestock raising and dairy operations) accounted for about 45.7% of total agricultural production.

Austria has one of the largest forest areas in Europe. About 48% of its surface area, or approximately 15,500 square miles, are forested. Exports of lumber and forest products, including paper, paperboard and pulp, represented 5.6% of Austria’s exports in 2025.

In 2025, an average of 139,000 individuals were estimated to be employed in agriculture and forestry, representing 3.4% of Austria’s labor force (measured as full-time equivalents).

Tourism

Austria’s tourism benefits from many year-round destinations, with minor visitor peaks in February, July and August. A large number of international, but also many domestic tourists are attracted by the country’s multifaceted natural and scenic beauties, as well as its rich tradition in cultural attractions. Moreover, Austria offers a wide range of sports activities that draw visitors throughout the year, most notably its renowned winter sports opportunities in the Alpine regions.

In 2025, tourism demand continued to increase and reached new highs with 48.2 million arrivals and 157.3 million overnight stays (+3.1% and 1.9%, respectively, in comparison to 2024). Similar to the years since 2022, growth in 2025 was primarily driven by international guests (arrivals +4.1%, overnight stays +2.4%), while domestic demand grew only slightly (+1.0% and +0.5%, respectively). As a result, the market share of foreign visitors rose to 69.5% (arrivals) and 74.3% (overnight stays), an increase of 0.4 and 0.6 percentage points, respectively, compared with the previous year.

Among foreign guests in Austria, the top 10 markets accounted for 81.4% of international overnight demand in 2025, with all but the USA (2.2%, ranked 9th) located in Europe (Germany at 50.1%, the Netherlands at 9.6%, Switzerland (including Liechtenstein) at 3.7%, Czech Republic at 3.5%, the United Kingdom at 3.0%, Belgium at 2.5%, Poland and Italy, each at 2.4% and Hungary at 1.9%). Overall, these markets grew at a significantly slower rate than total international demand (+1.1% versus +2.4%), in particular Switzerland (-1.3%), Belgium (-0.3%), Germany (+0.2%) and the Netherlands (+1.6%). While overnight stays by Italian and British guests were only slightly below the overall foreign trend (+2.1% and +2.2%, respectively), demand from the other four top source countries grew at a disproportionately high rate, with the strongest growth coming from the USA (+7.9%), followed by Poland (+7.3%), Czech Republic (+6.1%) and Hungary (+2.9%).

Although demand from long-haul travelers, which had slumped dramatically as a result of the COVID-19 pandemic, continued to pick up in 2025 (overnight stays year-on-year: Brazil +21.3%, Japan +18.9%, Australia +18.6%, South-East Asia +18.1%, Saudi Arabia +15.0%, China +14.7%, India +14.6%, United Arab Emirates and Canada each +13.9%, Russia +12.0%), there were still considerable shortfalls in some cases (compared to 2019: Russia -84.6%, China -49.2%, Japan -45.2%, South Korea -19.6%).

The following table shows the total number of overnight stays by foreign tourists in Austria and international tourism receipts according to the balance of payments (the latter also includes spending by foreign guests during day trips).

OVERNIGHT STAYS BY FOREIGNERS

AND FOREIGN EXCHANGE RECEIPTS

	2021	2022	2023	2024	2025
Overnight stays by foreign visitors (thousands)	49,964	98,031	111,261	114,058	116,820
International tourism receipts(1) (millions of Euros)	10,167	21,019	25,330	27,033	28,549

(1)	Including international transport.

SOURCE: Statistics Austria, OeNB; WDS—WIFO Data System, Macrobond.

The Role of Government in the Economy

The industries and companies under state ownership formerly included the entire coal, iron ore, and iron and steel industries and a large part of the non-ferrous metals and oil and natural gas industries, as well as a number of companies producing machinery and vehicles, electrical machinery and equipment, and chemicals and chemical products. Austria vested the administration of ownership interests in these nationalized industries in the Österreichische Industrieholding Aktiengesellschaft (“ÖIAG”). In 1993 ÖIAG began with the privatization of companies or groups of companies owned by it. Since then, ÖIAG has carried out numerous privatization transactions including successfully floating holdings on the stock exchange. In March 2015, ÖIAG was converted into a limited liability company and renamed Österreichische Bundes- und Industriebeteiligungen GmbH (“ÖBIB”). With effect from February 20, 2019, ÖBIB was converted into a joint stock company and renamed Österreichische Beteiligungs AG (“ÖBAG”). ÖBAG is wholly owned by the Republic of Austria.

ÖBAG holds interests in the four listed companies OMV AG (31.50%), Telekom Austria AG (28.42%), EuroTeleSites AG (28.42%) and Österreichische Post AG (52.85%). Regarding these holdings:

•	OMV AG is engaged in the exploration, development and refining of oil and gas, as well as the production of chemicals for use in the fertilizer industry.

•	Telekom Austria AG is Austria’s largest telecommunications group, providing fixed network, mobile communications, data communications and internet services.

•	EuroTeleSites AG is the leading provider of telecommunications infrastructure and solutions in the Central and Eastern Europe region.

•	Österreichische Post AG is Austria’s leading service provider in mail carriage.

Furthermore, ÖBAG owns stakes in Casinos Austria AG (33.24%) and in APK Pensionskasse (32.97%) and is the sole owner of Bundesimmobiliengesellschaft m.b.H. (BIG), GKB-Bergbau GmbH and IMIB Immobilien- und Industriebeteiligungen GmbH. ÖBAG also manages a 51.00% stake in VERBUND AG, a listed company that is Austria’s largest electricity provider, on behalf of the Ministry of Finance. ÖBB-Holding AG, the holding company of the Austrian national railway system, is wholly owned by the Republic of Austria.

Labor and Social Legislation

At the beginning of 2025, about 6.0 million people of working age (15-64) lived in Austria; about 4.8 million (78.7%) represented the working age labor force (employees, self-employed and unemployed).

The number of persons in active employment was 3,904,719. More than 1 million (1,032,605) were foreign workers, representing 26.4% of the workforce. About 60% of them are EU citizens.

Employment remained largely stagnant in 2025 (+0.2%). The unemployment rate (according to the European Labour Force Survey) increased to 5.7% in 2025, 0.5 percentage points higher than in 2024. The following table sets forth information relating to unemployment and wage increases for the years 2021 through 2025:

	2021	2022	2023	2024	2025
	(%)
Unemployment rate (according to Labour Force Survey)	6.2	4.8	5.1	5.2	5.7
Index increase of agreed scale wages	+1.7	+3.0	+7.6	+8.5	+3.9

SOURCE: Eurostat, Statistics Austria.

While active dependent employment in manufacturing (-2.0%), retail and wholesale trade (-1.7%) and temporary employment sector (-5.6%) declined for another year in 2025, it rose in public administration; in particular, staffing levels in the health services were significantly higher than in the previous year (+4.4%). Employment was also higher in some other service sectors (e.g., accommodation and food service industry (+0.8%), transport (+1.5%), provision of professional, scientific, technical services (+2.1%)) compared to the previous year.1

In 2025, the majority of the total employed population (75.1%) had a job in the tertiary sector. Another 21.3% worked in the secondary sector and 3.6% in the primary sector.

The following table sets forth information relating to employment for the years 2021 through 2025:

	2021	2022	2023	2024	2025
	(As % of total employment)
Primary sector	4.2	4.0	3.7	3.7	3.6
Secondary sector	22.2	22.0	22.0	21.6	21.3
Tertiary sector	73.6	74.0	74.3	74.7	75.1

SOURCE: WDS—WIFO Data System, Macrobond.—Employment according to National Accounts definition (jobs), NACE 2008.

The employment rate was 74.3% in 2025 for people aged 15-64; the gender gap (not adjusted for hours worked) was 6.7 percentage points, similar to previous year’s figure (employment rate for men in 2025: 77.7%, employment rate for women in 2025: 71.0%). The employment rate of young people (2025: 50.8%) was still particularly high by international comparison, especially for men, due to the prevalence of apprenticeship training in Austria. Apprenticeship training is characterized by the fact that it takes place both in a company and in school. By contrast, young women are more likely to opt for full-time school-based upper secondary and tertiary education. In the age group 15-24, 53.0% of men and 48.6% of women were in employment in 2025, with the gender gap narrowing to 4.4 percentage points (2024: 6 percentage points). In contrast to recent years, at prime working age (25 to 54 years) the gender gap has widened to 5.3 percentage points (2024: 4 percentage points; employment rate for men 2025: 87.9%, women 82.6%). The gender gap was still widest at the transition from work to retirement, although for the first time it was significantly lower than in previous years, as expected with the equalization of the retirement age for women. The gender gap decreased from almost 15 percentage points to 11.3 percentage points (55-64 years old: men 66.6% after 66.2% in 2024, women 55.3% after 51.6% in 2024). It is expected that this pronounced gender gap will continue to narrow in the coming years.

The following table sets forth the employment rate in percent by age and gender for the years 2021 through 2025:

Sex	Age	2021	2022	2023	2024	2025
Total	15 to 24 years	50.2	51.9	53.1	51.3	50.8
Total	15 to 64 years	72.4	74.0	74.1	74.1	74.3
Total	25 to 54 years	83.8	85.7	85.4	85.4	85.3
Total	55 to 64 years	55.4	56.4	57.3	58.8	60.9
Men	15 to 24 years	54.6	55.6	56.3	54.3	53.0

[1]	The figures for the period prior to 2025, which were based on NACE 2008, have been reclassified to NACE 2025.

Sex	Age	2021	2022	2023	2024	2025
Men	15 to 64 years	76.7	78.0	77.9	77.5	77.7
Men	25 to 54 years	86.9	88.5	87.8	87.4	87.9
Men	55 to 64 years	62.7	63.9	65.4	66.2	66.6
Women	15 to 24 years	45.7	48.2	49.8	48.3	48.6
Women	15 to 64 years	68.1	70.0	70.3	70.7	71.0
Women	25 to 54 years	80.7	83.0	83.0	83.4	82.6
Women	55 to 64 years	48.3	49.0	49.4	51.6	55.3

SOURCE: Eurostat, WIFO.—Data according to Labour Force Survey (percentages of total population, based on persons).

Austria’s social security system includes health, maternity, disability and old age benefits, workers’ compensation, family allowances, supplementary retirement and welfare plans, unemployment benefits and a number of other social services and benefits. In 2024, about 99.9% of Austria’s population was covered by health insurance (Main Association of Social Security Institutions, 2025), which is a major part of social security. Social security benefits are paid out of current contributions from employees and employers and by current allocations from the federal budget.

According to ESSPROS (European System of Integrated Social Protection Statistics), the gross social expenditure to GDP ratio was 32.7% in 2024. Compared to the previous year, this corresponds to an increase of 2.1 percentage points. At +10.5%, social spending grew faster than nominal GDP at +3.4%. In 2024, social expenditure was divided into the following components: 46.0% on old age, 27.6% on health care and sickness, 9.0% on family allowances, 5.3% on disability, 4.9% on survivors’ pensions, 4.6% on unemployment policy and 2.5% on housing and social inclusion.

The Austrian statutory pension system for employees, self-employed persons and farmers in gainful employment includes old-age, surviving and disability pensions. The first pillar is an earnings-related pay-as-you-go scheme. Occupational and private schemes as second and third pillar have a limited role in overall provisions. About 91.8% of old age income is out of the first, 3.3% out of the second and 4.9% out of the third pillar in 2024. The current statutory retirement age is 65 years for men. For women, it was 60 years until 2023; between 2024 and 2033, it is raised gradually by 0.5 years each year until it reaches 65. The early retirement age for the long-term insured (40 years of gainful employment) is 62 and is associated with significant deductions. For women, this type of pension will therefore be relevant from 2028.

Over the past decade, major pension reforms have been adopted by the Austrian parliament with the aim of strengthening actuarial calculations, reducing early retirement by abolishing certain types of early retirement schemes and increasing the deductions for each year of early retirement. Deductions for early retirement range from 1.8% per year for heavy workers to 5.1% for the long-time insured. Each year of gainful employment counts for 1.78% for the pension payment, which means that after 45 insurance years the gross replacement rate is 80.1% of average lifetime gross income. As a result of past reforms, the replacement rate of 80.1% now requires 45 years of insurance instead of 40 years. All pensions are fully subject to income tax and health insurance contributions.

The disability scheme has also been reformed: as of January 1, 2014, people born in 1964 or later no longer have access to temporary disability pensions. The reform is accompanied by a number of measures, such as rehabilitation programs, skills upgrading, etc., to reintegrate this group of workers into the workforce.

Overall, the pension reforms had positive effects: The average retirement age in 2025 was 61.8 years for women and 63.5 years for men (old age pensions) and the average age entering a disability pension was 53.9 years for women and 56.3 years for men (Main Association of Social Security Institutions, 2026). At the same time, access to disability pensions has halved over the last decade. According to the latest pension projections (November 2025) by the Austrian Pension Commission for 2025 to 2030, pension expenditure is expected to increase from 13.05% of GDP in 2025 to 13.72% of GDP in 2030. In 2025, 3.79% of pension expenditure (including poverty-preventing payments to pension beneficiaries) as a share of GDP was financed from the federal budget, rising to 4.23% of GDP in 2030. Recent pension reforms have reduced the growth of pension expenditure. However, the high price increases used as the basis for the annual pension adjustment increase the future expenditure dynamics much more than was calculated in the previous projections.

Foreign Direct Investments

The amount of inward foreign direct investment declined by 0.8% in 2025, after increasing by 8.9% in 2024. Inward foreign direct investment mainly originated from the 27 EU member states (48%), but this share has been decreasing over the last decade (2010: 62.7%). The largest EU investors in 2025 were Germany (28.4%) and Italy (5.4%). All European countries together accounted for 67.9% of inward foreign direct investment. The most important European investors in Austria from outside the EU were Russia (7.2%), as well as Switzerland (7.2%). Overseas, the USA (9.0%) and Canada (4.2%) were the most important investors in Austria, while the United Arab Emirates, Japan, and Hong Kong held shares of 7.2%, 1.6% and 1.2%, respectively.

Looking at the sector level, investment in the services sector, which accounted for 88.6% of inward foreign direct investment in 2025, was significantly larger than inward foreign direct investment in the manufacturing sector. Foreign investors have invested mainly in professional, scientific and technical service activities (55.6%), financial intermediation (13.9%), trade (6.7%) and real estate activities (5.8%). Important manufacturing industries in which foreign entities acquired major interests were the chemical industry (accounting for 2.9% of total foreign direct investment in 2025), the manufacturing of computers, electronic and optical products (2.7%) and the manufacture of machinery and equipment (1.2% of total foreign direct investment in 2025). Growth in inward foreign direct investment was most dynamic in the fields of manufacture of non-metallic mineral products (+174%), manufacture of wood, paper and printing (+169%) and information and communication services (+77%). The largest contributors to foreign direct investment in 2025 were financial intermediation (+2.3 percentage points), information and communication services (+1.0 percentage points), manufacture of wood, paper and printing (+0.6 percentage points) and manufacture of computers, electronic and optical products and manufacture of non-metallic mineral products (each +0.3 percentage points). Negative contributions were concentrated in professional, scientific and technical services (-3.0 percentage points), real estate activities (-0.5 percentage points) followed by trade and manufacture of machinery and equipment (each -0.4 percentage points) and agriculture and mining, manufacture of basic metals and fabricated metal products and manufacture of chemicals, petroleum products and pharmaceuticals (each -0.3 percentage points).

FOREIGN TRADE AND BALANCE OF PAYMENTS

Foreign Trade

On January 1, 1995, Austria joined the European Union and since then has taken part in all steps of deeper EU integration. Thirty years later, foreign trade has become increasingly important for the Austrian economy. In 2025, exports of goods at current prices (EUR 190.1 billion) represented 37.1% of GDP, compared to 24.0% in 1995. Due to the unfavorable international environment, Austrian exports of goods fell by 0.5% in 2025. Export development in Austria remained more subdued than in the euro area, leading to a loss of market share. Austrian price competitiveness remained weak. Although the inflation differential with the euro area narrowed markedly in 2024, it widened again to around 1.5 percentage points on average in 2025. A negative product-mix effect also weighed on performance, as persistently weak investment by the EU’s key trading partners undermined demand for Austrian machinery and vehicles, which are crucial for the country’s exports. In addition, the shift in U.S. tariff policy eroded one of the main growth pillars for Austrian exports in recent years, while a slump in pharmaceutical shipments added further pressure. Combined with Austria’s heavy exposure to slower-growing European markets, these dynamics produced a sharply negative country structure effect. Imports of goods increased by 4.1% in 2025 compared to 2024, amounting to EUR 196.7 billion at current prices. While domestic industrial production and exports remained weak, Austrian investment in equipment and durable consumer goods recovered, reflected above all in robust car imports, and deliveries of rail vehicles from Germany, both of which supported import growth in 2025. Added to these factors is a ‘one-off effect’ from strong import demand for gold, which remained high throughout the year. The share of imports in GDP increased from 27.6% in 1995 to 38.4% in 2025. The goods balance strongly deteriorated in 2025 by EUR 8.8 billion compared to 2024 due to the strong demand for imports, turning the surplus from 2024 to a deficit of EUR 6.6 billion or 1.3% of GDP.

The following table summarizes the exports and imports of goods of Austria in the years 2021 through 2025. Price indices are shown in the table below.

FOREIGN TRADE IN GOODS

Year	Exports (f.o.b.)	Imports (c.i.f.)	Balance of trade	Exports as a percentage of imports
	(Millions of euros)			(%)
2021	165,586	178,446	-12,860	92.8
2022	194,679	215,273	-20,593	90.4
2023	200,755	202,777	-2,022	99.0
2024	191,184	188,990	+2,194	101.2
2025	190,136	196,719	-6,583	96.7

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

In 2025, 67.8% of Austria’s external trade was conducted with EU Member States. Austria’s exports to the 26 EU Member States increased slightly by 0.6% in 2025, after a sharp decline in 2024 (-6.7%). Germany is Austria’s most important trading partner, accounting for 29.5% of exports and 32.2% of imports. Ongoing weakness in the German economy suppressed Austrian exports to Germany despite higher deliveries of cars and other goods, especially gold. Exports to Germany fell by 1.2%, while imports from Germany rose by 4.1% compared to 2024. In general, Austria’s international trade relations are still highly concentrated on the EU Single Market. Austria’s trade relations with the EU-13, the new Member States since 2004, accounted for 19.8% of total exports and 15.4% of total imports. Exports to the EU-13 increased by 3.0%. Exports to countries outside of the European Union fell by 2.9% in 2025, due to the sharp decline in exports to the USA (-20.4%), Austria’s second most important trading partner (6.8% of total exports). This negative trend in exports to the USA reflects the U.S. administration’s protectionist trade policy and the associated uncertainties.

By product groups, exports of machinery and transport equipment, by far the most important group of Austrian exports, contracted by 0.2% in 2025. The most negative impact on total goods exports came from pharmaceuticals, which fell by 13.5% compared to 2024; chemicals, which include pharmaceuticals, fell by 9.0%. Amid weakness in the European industry, exports of machinery and vehicles were subdued for most of 2025 but recovered in the last quarter of the year.

Changes in the volume of exports and imports, in export and import prices and in Austria’s terms of trade, i.e., the relationship of the prices of exported goods to the prices of imported goods, are shown in the following table.

INDICES OF FOREIGN TRADE IN GOODS

(2015 = 100)

	Exports (f.o.b.)		Imports (c.i.f.)		Terms of trade(1)
Year	Price index	Volume index	Price index	Volume index
2021	106.5	118.3	108.5	123.1	98.1
2022	119.2	124.1	130.5	123.5	91.3
2023	119.6	127.6	131.1	115.8	91.2
2024	118.7	122.5	128.7	110.0	92.2
2025	119.4	121.1	127.8	115.3	93.4

(1)	Export price index divided by import price index, expressed in percentages.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table summarizes the composition of Austria’s exports and imports by product groups for the years 2021 through 2025.

EXPORTS AND IMPORTS BY PRODUCT GROUPS(1)

	2021	2022	2023	2024	2025	Percentage of 2025
	(Millions of euros)					(%)
Exports (f.o.b.):
Food and live animals	9,565	11,119	11,997	12,719	13,269	7.0
Beverages and tobacco	3,119	3,595	3,343	3,047	2,957	1.6
Crude materials, inedible except fuels	5,850	6,537	5,485	5,791	6,135	3.2
Mineral fuels, lubricants and related materials	4,154	7,599	7,486	5,674	4,937	2.6
Animal and vegetable oils, fats and waxes	353	390	332	272	317	0.2
Chemicals and related products, n.e.s.	25,288	29,080	34,610	33,241	30,241	15.9
Manufactured goods classified chiefly by material(2)	35,343	42,774	39,262	37,910	37,826	19.9
Machinery and transport equipment	61,308	69,497	75,306	70,930	70,789	37.2
Miscellaneous manufactured articles	20,607	24,089	22,934	21,600	23,665	12.4

Total exports(3)	165,586	194,679	200,755	191,184	190,136	100.0

Imports (c.i.f.):
Food and live animals	10,716	12,626	13,821	15,240	16,206	8.2
Beverages and tobacco	1,182	1,268	1,418	1,543	1,652	0.8
Crude materials, inedible except fuels	8,235	9,029	7,480	7,171	6,990	3.6
Mineral fuels, lubricants and related materials	13,912	27,119	18,186	14,073	12,563	6.4
Animal and vegetable oils, fats and waxes	683	872	733	674	773	0.4
Chemicals and related products, n.e.s.	26,235	29,674	28,967	26,725	28,910	14.7
Manufactured goods classified chiefly by material(2)	29,114	34,924	29,977	27,919	28,437	14.5
Machinery and transport equipment	59,089	65,852	69,963	65,659	67,892	34.5
Miscellaneous manufactured articles	29,280	33,910	32,233	29,987	33,296	16.9

Total imports(3)	178,446	215,273	202,777	188,990	196,719	100.0

(1)	Based on movement of goods.
(2)	Semi-finished and finished products.
(3)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

The following table shows the geographic distribution of Austria’s foreign trade for the years 2021 through 2025.

EXPORTS AND IMPORTS BY GEOGRAPHIC AREA(1)

	2021	2022	2023	2024	2025	Percentage of 2025
	(Millions of Euros)					(%)
Exports (f.o.b.):
EU countries(2)
Germany	49,925	58,012	58,444	56,743	56,084	29.5
Italy	11,211	13,244	12,309	11,745	12,601	6.6
Czech Republic	6,030	7,083	7,236	6,763	7,195	3.8
Hungary	6,134	7,734	7,258	6,843	7,004	3.7
Other EU countries	39,466	47,604	52,124	46,079	46,069	24.2

Total EU 27 countries	112,766	133,678	137,370	128,172	128,951	67.8
Other countries
United Kingdom	4,440	5,106	5,453	4,933	5,275	2.8
Switzerland	8,172	9,991	9,957	9,473	9,908	5.2
Russian Federation	1,998	1,838	1,297	992	912	0.5

	2021	2022	2023	2024	2025	Percentage of 2025
	(Millions of Euros)					(%)
Other Eastern European countries(3)	2,479	2,671	2,918	3,068	3,251	1.7
United States	11,100	12,913	14,739	16,228	12,923	6.8
Japan	1,704	1,787	1,783	1,582	2,000	1.1
China	4,821	5,262	5,073	5,310	5,075	2.7
All other countries	18,106	21,435	22,166	21,425	21,843	11.5

Total exports(4)	165,586	194,679	200,755	191,184	190,136	100.0

Imports (c.i.f.):
EU countries(2)
Germany	59,150	69,022	64,705	60,835	63,342	32.2
Italy	11,571	13,437	13,010	12,335	12,434	6.3
Czech Republic	7,762	9,819	8,404	8,124	8,133	4.1
Hungary	4,684	5,348	5,037	4,782	4,803	2.4
Other EU countries	35,770	42,614	40,197	39,414	40,020	20.3

Total EU 27 countries	118,937	140,240	131,353	125,489	128,732	65.4
Other countries
United Kingdom	2,779	3,495	3,070	2,330	2,339	1.2
Switzerland	9,726	10,026	10,259	7,120	11,046	5.6
Russian Federation	4,670	8,250	4,092	2,428	65	0.0
Other Eastern European countries(3)	2,745	3,290	2,992	2,830	2,743	1.4
United States	5,700	7,257	7,931	7,722	7,733	3.9
Japan	2,243	2,521	2,813	2,508	2,389	1.2
China	13,106	17,453	15,116	15,473	17,613	9.0
All other countries	18,541	22,742	25,152	23,091	24,059	12.2

Total imports(4)	178,446	215,273	202,777	188,990	196,719	100.0

(1)	Based on movements of goods.
(2)

The EU consists of Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.

(3)	Albania, Belarus, Bosnia and Herzegovina, Kosovo, Macedonia, Moldova, Montenegro, Serbia and Ukraine.
(4)	Amounts may not add due to rounding.

SOURCE: Statistics Austria, WDS—WIFO Data System, Macrobond.

Balance of Payments

The following table shows the balance of payments of Austria with all countries and the net change in official international reserves of the Oesterreichische Nationalbank (“OeNB”), the central bank of the Republic of Austria, for the years 2021 through 2025.

BALANCE OF PAYMENTS(1)

	2021	2022	2023	2024	2025
	(Millions of Euros)
Current account	7,048	-5,816	7,673	7,545	9,549
Goods	49	9,686	2,612	6,002	5,062
Exports	167,841	197,629	196,354	186,086	189,354
Imports	167,792	207,314	193,742	180,084	184,292
Services	3,155	5,505	5,279	5,640	6,689
Exports	60,166	78,527	83,328	89,288	93,443
Imports	57,010	73,021	78,049	83,649	86,755
Primary income	6,700	1,138	3,259	-954	1,559

	2021	2022	2023	2024	2025
	(Millions of Euros)
Secondary income	-2,857	-2,775	-3,477	-3,143	-3,758
Capital account	162	-25	2,238	-1,073	1,404
Financial account	4,600	-8,719	9,472	5,319	16,050
Direct investment	8,574	-847	8,509	111	4,951
Portfolio investment	12,293	1,869	-14,144	-24,757	2,366
Other investment(2)	-20,990	-11,178	17,889	31,239	7,780
Financial derivatives	569	864	1,211	-940	-572
Reserve assets	4,152	572	-3,993	-332	1,522
Errors and omissions	-2,612	-2,880	-436	-1,153	5,095

(1)	New presentation scheme BPM6. Amounts may not add due to rounding.
(2)	Includes currency and deposits, loans, trade credit and advances, SDR allocations, etc.

SOURCE: OeNB.

The current account balance recorded a high surplus of EUR 9.5 billion or 1.9% of GDP in 2025 and continued the recovery which started in 2023. The high surplus in the current account balance is attributable to trade in goods as well as services, each contributing a positive balance of EUR 5.1 billion and EUR 6.7 billion, respectively. Expenditures on importing goods rose by 2.3% after recording a decline of 7% in 2024 due to weak domestic demand. Travel net income accelerated and contributed a net EUR 9.8 billion to the result. Particularly, Austria’s income from foreign visitors reached EUR 25.9 billion, +6.6% as compared to 2024. Due to high errors and omissions, the financial account in 2025 did not closely mirror the current account. The net outflow of funds from Austria was still dominated by investments in foreign cash and deposits covered under the position other investments. The upswing in demand for foreign equity in 2025 turned around the flow of portfolio investment, creating a net outflow after two years of inflows. Direct investments made a positive contribution of EUR 5.0 billion to the financial account. While Austrian investors bought foreign equity and investment fund shares (EUR 15.0 billion) as well as long-term securities (EUR 16.3 billion), foreign investors focused on buying Austrian long-term securities (EUR 27.6 billion) rather than Austrian equity and investment fund shares (EUR 2.4 billion). The outflow of other investments reached EUR 7.8 billion in 2025 and was again driven by a considerable build-up of cash holdings and deposits held abroad (EUR +22.5 billion).

FOREIGN EXCHANGE

Foreign Exchange Rates

On January 1, 1999, the euro was introduced as the legal currency of participating member states of the European Union, including Austria. The following table shows the average exchange rates of the euro to the dollar during the periods indicated.

EXCHANGE RATES OF THE EURO

Annual average
2021	1.1827
2022	1.0530
2023	1.0813
2024	1.0824
2025	1.1300
Monthly average
January 2026	1.1738
February 2026	1.1824
March 2026	1.1558
April 2026	1.1706
May 2026 (through May 4, 2026)	1.1700

SOURCE: OeNB

The exchange rate of the euro started into the year 2025 at 1.0321 USD per EUR and closed the year 2025 at 1.1750 USD per EUR. During 2025, the euro reached its low at 1.0198 USD per EUR on January 13, 2025, and its high at 1.1837 USD per EUR on September 17, 2025.

RECENT DEVELOPMENTS

Austrian Economy and Budgetary Situation

After emerging from a two-year recession, Austria’s industrial sector has yet to show a sustained recovery, as external demand remains subdued due to economic weakness in key EU markets and the dampening effects of U.S. tariff measures. Nonetheless, WIFO’s December 2025 forecast projected that, following modest GDP growth of 0.6% in 2025, the Austrian economy would expand by 1.2% in 2026 and 1.4% in 2027. At the same time, inflation eased significantly, from around 4% in mid-2025 to approximately 2% by January 2026, and labour-market indicators displayed signs of stabilization. Taken together, these developments supported a cautiously constructive outlook for 2026 and the subsequent period.

However, these projections may require revision considering the ongoing conflict in the Middle East, the exact economic impact of which cannot yet be determined at this point in time.

At the beginning of 2026, Austria’s fiscal position remains characterized by elevated deficits and gradually rising debt, with only modest consolidation progress expected under current policies. According to the Austrian Fiscal Advisory Council, budget deficits are expected to remain well above the EU’s 3% of GDP threshold, and the debt ratio is projected to increase toward roughly 87.7% of GDP by 2029, prompting an anticipated extension of the ongoing EU’s excessive deficit procedure against Austria and underscoring the need for substantial consolidation across all levels of government. Forecasts from the OeNB indicate a general government deficit of around 4.2% of GDP in 2026, with debt edging upward toward approximately 84.9% of GDP, reflecting continued expenditure pressures and only moderate revenue growth in a slow-recovery environment.

While geopolitical tensions, including the conflict between the United States/Israel and Iran, have contributed to energy-price uncertainty, available assessments do not indicate materially large fiscal spillovers for Austria beyond general commodity-price volatility already incorporated into baseline projections. Overall, the fiscal outlook at the start of 2026 is marked by persistent structural imbalances, rising age-related spending pressures, and the need for credible consolidation measures to ensure compliance with EU fiscal rules and to stabilize Austria’s debt trajectory.

As of March 2026, Austria’s economy continues to reflect the lingering effects of the U.S. tariff announcements made in mid-2025, with WIFO simulations indicating that a full implementation of the initially proposed 50% U.S. tariffs on EU imports could have reduced Austria’s GDP by approximately 0.68% through weakened export performance. However, the agreement concluded between the EU and the USA in the third quarter of 2025, establishing a 15% ceiling on most U.S. tariffs and ensuring continued market access for key EU exports, has helped stabilize transatlantic trade conditions and mitigate worst-case outcomes. As a result, Austria faces a more moderate drag on external demand in 2026, with expectations for the current year shaped by normalized tariff uncertainty and gradually improving trade predictability.

Russian Invasion of Ukraine

Since February 23, 2022, the EU agreed on a range of restrictive measures to respond to the Russian invasion of Ukraine. These measures include, among others, sanctions against members of the Russian State Duma as well as sanctions and asset freezes against other individuals and entities, restrictions on economic relations with the non-government controlled areas of the Donetsk and Luhansk oblasts, restrictions on the ability of the Russian state and government to access the EU’s capital and financial markets and services, a SWIFT ban for several Russian banks, sanctions against Belarus in response to its involvement in Russia’s military invasion, a ban on all transactions with certain state-owned enterprises, and a broad range of trade restrictions as well as export and import bans (e.g. concerning iron, steel¸ crude oil and refined petroleum products as well as luxury goods).

Under the Temporary Protection Directive, the EU decided to grant temporary protection in any EU member country to former residents of Ukraine, who left the country to escape war after February 24, 2022. Temporary protection will last for at least one year and may be extended depending on the situation in Ukraine. Rights under the Temporary Protection Directive include a residence permit, access to the labor market and housing, medical assistance, and access to education for children. In Austria, as of January 1, 2026, approximately 94,000 displaced persons from Ukraine had been registered.

Austria’s Response to the Middle East conflict

The ongoing conflict in the Middle East has led to significant disruptions in global oil supply chains, contributing to a sharp rise in international energy prices. Shipping constraints, including reduced traffic through the Strait of Hormuz, and damage to regional energy infrastructure have heightened volatility in global oil markets, resulting in sustained pressure on consumer and industrial energy costs across Europe, including Austria.

In response to these developments, the Austrian government has implemented targeted measures to mitigate the domestic impact of rising oil prices. These include a temporary reduction of fuel taxes by five eurocents per litre and the introduction of caps on fuel retailers’ profit margins, aimed at shielding consumers from excessive price increases and at preventing a renewed cost-of-living surge. Additionally, Austria has confirmed that it will release part of its national oil reserves following an International Energy Agency request for member states to help stabilize global markets through the coordinated release of emergency stocks.

BANKING SYSTEM AND MONETARY POLICY

Oesterreichische Nationalbank (“OeNB”)—Central Bank of Austria

The following is a general description of the Austrian banking system as part of the European central bank system, which is defined by the Treaty establishing the European Community, as amended by the Treaty establishing the European Union (the Maastricht Treaty) (hereinafter the “EC Treaty”) and the Statutes of the European System of Central Banks and of the European Central Bank. The role of Austria’s central bank in this system is also defined by the Austrian National Bank Act.

The OeNB, established by Austrian Federal Law in 1922, is the central bank of Austria. It is a joint stock company, 100% of whose shares are owned by the Republic of Austria by law.

The OeNB is supervised by a General Council (Generalrat) consisting of ten members: the President and Vice-President of the OeNB, and eight members appointed by the Federal Government for a term of five years. Pursuant to the National Bank Act, the members of the General Council shall comprise senior members from the practical sphere of the economic life besides lawyers and economists. The daily business of OeNB is run by the Directorate (Direktorium) consisting of the Gouverneur, the Vice-Gouverneur and two other members.

Like any other company in which the Republic of Austria holds a stake of at least 50% of the capital, the OeNB is subject to control by the Court of Accounts (Rechnungshof).

European System of Central Banks: Upon Austria’s entry into the final stage of the European Monetary Union on January 1, 1999, the OeNB became an integral part of the European System of Central Banks (“ESCB”). The ESCB, which consists of the European Central Bank (“ECB”) and the national central banks (“NCBs”) of those EU member states participating in monetary union, was established for the conduct of the single European monetary policy. The ESCB’s primary objective is to maintain price stability. In addition, and without prejudice to this objective, the ESCB supports the general economic policies in participating countries. Its basic functions are to define and implement the monetary policy of the euro area; to conduct foreign exchange operations; to hold and manage the official foreign reserves of the member states; and to promote the smooth operation of payment systems. The process of decision-making in the ESCB is centralized through the decision-making bodies of the ECB, namely the ECB’s Executive Board and its Governing Councils.

The sole shareholders of the ECB are the NCBs of the member states. Each NCB’s capital share is based on the respective member state’s share in the population and the GDP of the EU. As of January 1, 2026, the OeNB has a share of 2.4175% in the subscribed capital of the ECB.

By establishing the ECB, the participating member states abandoned some of their sovereignty over monetary policy, but the NCBs retain all of the functions that are not transferred to the ECB.

The ECB requires credit institutions established in the participating member states, including OeKB, to hold minimum reserves on accounts with the national central banks, which, in OeKB’s case, are held by OeNB. OeKB calculates the minimum reserve requirements according to the relevant ECB regulations. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the ECB’s minimum reserve system and liabilities to the ECB and the national central banks are not included in the reserve base.

Single Supervisory Mechanism (SSM): The ECB took on new banking supervision tasks as part of a single supervisory mechanism. The SSM created a new system of financial supervision comprising the ECB and the national competent authorities of participating EU countries. Among these EU countries are those whose currency is the euro and those whose currency is not the euro but who have entered into close cooperation with the SSM. Specific tasks relating to the prudential supervision of credit institutions were conferred on the ECB according to Article 127(6) of the Treaty on the Functioning of the European Union. The main aims of the SSM are to ensure the safety and soundness of the European banking system and to increase financial integration and stability in Europe. The ECB is responsible for the effective and consistent functioning of the single supervisory mechanism, cooperating with the national competent authorities of participating EU countries. The ECB assumed its new banking supervision responsibilities in November 2014, 12 months after the regulation creating the supervisor entered into force.

Banking System

As of December 31, 2025, Austria had a total of 445 independent banks (Kreditinstitute, or credit institutions), which are classified into seven sectors on the basis of their legal status:

•	34 joint stock banks and private bankers

•	48 savings banks

•	6 regional mortgage banks

•	276 rural credit cooperatives

•	9 small commercial cooperative banks

•	4 building and loan societies

•	50 special purpose banks

•	18 branches of foreign banks

In 2025, the number of credit institutions in Austria decreased by 13 from 458 to 445. The development was driven by banks’ consolidation in response to prolonged economic downturn, rising credit risks (especially in commercial real estate), and tighter regulatory requirements. These pressures made it less sustainable for many small and regional institutions to operate independently, accelerating mergers and market exits.

Unless otherwise specified, data in this section refer to all Austrian-based credit institutions, including those under foreign ownership.

Business Activity and Earnings Situation

The leverage ratio of Austrian-based credit institutions increased in 2024 from 9.7% to a level of 9.9%. Overall lending by Austrian banks to non-banks also decreased by 0.1% over the same time frame, with loans to domestic non-financial corporations increasing by 0.8% and loans to households decreasing by 1.0%. Loans to the general government decreased by 8.8% in 2024 compared to 2023.

In 2024, the total operating profit of all Austrian-based credit institutions slightly increased by 0.3% compared to 2023. There was an increase in income from financial transactions (+55.1%), together with a small increase in interest income (+1.8%) whereas commission income increased slightly (+0.6%). Furthermore, 2024 saw an increase in securities and participating interests (+12.6%) as well as operating income slightly increasing by 1.0%. On the other hand, operating expenses increased only by 0.4%. As a result, the cost/income ratio decreased to 46.0%. Six Austrian banks (Addiko Bank, Erste Group, BAWAG P.S.K, Volksbank Wien AG, Raiffeisen Bank International as well as one Raiffeisen Landesbank) are supervised under the Single Supervisory Mechanism (SSM).

Exposure to Eastern European Regions and Countries

As of December 31, 2024, majority-Austrian-owned banks had significant exposure to the Central, Eastern, and Southeastern Europe (CESEE) region, with total assets amounting to EUR 315 billion, rising from EUR 288 billion as of December 31, 2023. The most significant subsidiaries are located in Czechia, Slovakia, Romania, Croatia and Hungary which together account for nearly 86% of Austrian banks’ aggregate EU assets in the CESEE region. The CESEE subsidiaries generated EUR 5.4 billion in net profits in 2024, declining slightly from EUR 5.5 billion in 2023 and representing nearly 50% of total Austrian banking profit.

Monetary Policy

In order to fulfill the mandate of maintaining price stability, the EC Treaty accords the Eurosystem (term used to refer to the ECB and the NCBs of the member states that have adopted the euro) a considerable degree of institutional independence, albeit supplemented by extensive obligations concerning transparency and accountability.

The Eurosystem’s stability-oriented monetary policy, which was announced in October 1998 and thoroughly evaluated four and a half years after the introduction of the euro in May 2003, consists of three main elements: a quantitative definition of price stability, a broadly based assessment of the outlook for price developments, and a prominent role for money in the assessment of risks to price stability. The last two elements are also referred to as the two pillars which structure the comprehensive analysis on which monetary policy decisions are based. While the economic analysis identifies short to medium-term risks to price stability, the monetary analysis should help assessing medium to long-term trends in inflation.

The Eurosystem has a variety of monetary policy instruments at its disposal to manage liquidity. As an integral part of the Eurosystem, one of the main tasks of the OeNB is to carry out monetary policy operations in Austria.

The euro money market, in which the TARGET (Trans-European Automated Real-time Gross settlement Express Transfer) System payment system plays an important role, has continued to operate with increasing efficiency. The number of cross-border transactions was considerably higher than before the start of the Eurozone, and some banks managed at times to get liquidity in the unsecured segment at conditions at least as favorable as the minimum bid rate in the tender operations.

As of the last maintenance period in 2025 – lasting from November 5, 2025 to December 22, 2025 – the Austrian share amounted to approximately 2.8% of the total Eurozone reserve requirement. The minimum reserve ratio applicable to the liability base of banks was left unchanged at 1% in 2025. In the course of 2025, required reserves decreased slightly from approximately EUR 4.8 billion to EUR 4.7 billion in the last maintenance period in 2025. Until December 20, 2022, minimum reserves accrued interest on the basis of the marginal rate that the Eurosystem charges for its main refinancing operations. From December 21, 2022 until September 19, 2023, minimum reserves have been remunerated at the interest rate of the Eurosystem’s deposit facility. As of September 20, 2023, the remuneration of minimum reserves has been set at 0%.

The following table sets out Austria’s official reserve assets as of December 31, 2023, 2024 and 2025.

		December 31, 2023	December 31, 2024	December 31, 2025
		(Millions of Euros)
Official Reserve Assets		28,270	34,070	45,046
1.	Foreign currency assets (in convertible foreign currencies)	3,149	3,089	4,120
	(1a) Securities	3,078	3,040	4,043
	(1b) total currency and deposits with:
	(i) other national central banks BIS and IMF	71	49	77
	(ii) banks headquartered in the euro area and located abroad	0	0	0
	(iii) banks headquartered and located outside the euro area	0	1	1
2.	IMF reserve position	1,332	1,228	1,185
3.	SDRs	6,972	7,150	6,731
4.	Gold (including gold deposits and gold swapped)	16,815	22,605	33,034

		December 31, 2023	December 31, 2024	December 31, 2025
		(Millions of Euros)
	- volume in millions of fine troy ounces	9	9	9
5.	Other reserve assets	2	-2	-24
	- financial derivatives	2	-2	-24
	Other Foreign Currency Assets	1,006	397	1,004
	- securities not included in official reserve assets	1,003	355	944
	- deposits not included in official reserve assets	3	42	0
	- loans not included in official reserve assets	0	0	0
	- financial derivatives not included in official reserve assets	0	0	20

SOURCE: OeNB, Austrian Federal Financing Agency.

The ECB has exclusive authority for the issuance of banknotes within the euro area. Since Austria joined the European Economic and Monetary Union, the OeNB publishes data on the number of banknotes in circulation, calculated by the ECB in accordance with decision ECB/2010/29. According to these calculations, there were EUR 44,051 million banknotes in circulation in Austria as of December 31, 2025.

Monetary Policy Response to the COVID-19 Pandemic. In March 2020, the ECB launched a pandemic emergency purchase program (“PEPP”) to counter the risks of the COVID-19 pandemic to the monetary policy transmission mechanism and the economic outlook of the euro area. This temporary asset purchase program has an overall envelope of EUR 750 billion, with assets class eligibility coinciding with existing asset purchasing programs, including a waiver of eligibility for Greek government bonds. The ECB pledged to keep this program intact for as long as the COVID-19 pandemic persists, but in any case, until the end of 2020.

On December 10, 2020, the ECB announced a significant recalibration of its monetary policy instruments in view of the economic fallout due to the resurgence of the COVID-19 pandemic. These include, among others, the decision of the governing council of the ECB (the “Governing Council”) to increase the PEPP by EUR 500 billion to a total of EUR 1,850 billion, after an initial increase of EUR 600 billion on June 4, 2020 and to extend the horizon for net purchases under the PEPP to at least the end of March 2022. In addition, the reinvestment of principal payments from maturing securities purchased under the PEPP was extended until at least the end of 2024. Furthermore, the Governing Council recalibrated the conditions of the third series of targeted longer-term refinancing operations (“TLTRO III”) by extending the period over which considerably more favorable terms will apply by 12 months to June 2022. Three additional operations will also be conducted between June and December 2021. The Governing Council also decided to raise the total amount that counterparties will be entitled to borrow in TLTRO III operations from 50% to 55% of their stock of eligible loans. In order to provide an incentive for banks to sustain the current level of bank lending, the recalibrated TLTRO III borrowing conditions will be made available only to banks that achieve a new lending performance target. Moreover, the Governing Council extended the duration of the set of collateral easing measures it adopted in April 2020 to June 2022, and decided to offer four additional pandemic emergency longer-term refinancing operations (“PELTROs”) in 2021, which are expected to continue to provide an effective liquidity backstop.

On July 21, 2022, the ECB Governing Council approved the Transmission Protection Instrument (“TPI”). The Governing Council assessed that the establishment of the TPI is necessary to support the effective transmission of monetary policy. In particular, as the Governing Council continues normalizing monetary policy, the TPI is supposed to ensure that the monetary policy stance is transmitted smoothly across all euro area countries. TPI purchases are focused on public sector securities with a remaining maturity between one and ten years. Jurisdictions in which the Eurosystem might conduct purchases under the TPI must fulfill a cumulative list of criteria to ensure sound and sustainable fiscal and macroeconomic policies.

On October 25, 2022, the Governing Council of the European Central Bank (ECB) decided to recalibrate the conditions of the third series of targeted longer-term refinancing operations (TLTRO III) as part of the monetary policy measures adopted to restore price stability over the medium term. From November 23, 2022 until the maturity date or early repayment date of each respective outstanding TLTRO III operation, the interest rate on TLTRO III operations will be indexed to the average applicable key ECB interest rates over this period. Due to the less attractive TLTRO design, three additional voluntary early repayment dates were introduced to provide participants with additional opportunities to repay their respective TLTRO III borrowings before their maturity. The final tranches of TLTRO III will mature in the course of 2024.

The asset purchase programme (APP) portfolio is declining at a measured and predictable pace as the Eurosystem no longer reinvests the principal payments from maturing securities. The Pandemic Emergency Purchase Programme (PEPP) is currently being reduced by EUR 7.5 billion per month on average. The Governing Council has continued reinvestments under this programme completely at the end of 2024.

REVENUES AND EXPENDITURES

Federal Budget

Since 2009, the annual budget process on the federal level has been split into two parts: the preparation of the Medium-Term Expenditure Framework (“MTEF”) in the spring and the annual budget, which is based on the MTEF.

The MTEF, concerning only the federal government and accompanied by the presentation of a Budget Strategy Report, was introduced in January 2009 in order to enhance budgetary stability. Under the new rules, the Parliament is obliged to adopt a four-year plan, setting binding expenditure limits in nominal terms for the five main budgetary headings. Annually in the spring, the Parliament rolls the four-year plan forward by one year. The expenditure ceilings are either fixed or flexible. Flexible expenditure ceilings are used for areas exposed to cyclical fluctuations, such as social security allocations. Ceilings are also set at the sub-heading level, or “chapters”, but these are binding only for the following year and are only indicative for the remaining three years. The MTEF is intended to serve as a basis for the planning, implementation and control of the priorities and budgetary objectives set out by the government. For the annual budget, the broad expenditure categories by chapter have to be broken down to each appropriation account. Fixed expenditure items are required to be consistent with the MTEF, and budgeted amounts for variable expenditure items are set based on the current economic forecast. Deviations from the ceilings are only permitted to the extent of the amount of existing reserves and additional revenues. For each ministry, any unspent appropriations at the end of the year may be accrued as reserves, thereby encouraging a more efficient use of resources. Both the MTEF and the annual budget must be approved by Parliament. If the estimated funds of the budget or fixed expenditure ceilings of the MTEF are not sufficient, an amendment to the budget law or the MTEF, respectively, would be required to be passed by Parliament. Budget deficits are financed by government borrowing either domestically or externally.

Pursuant to the Federal Constitution, the Rechnungshof (Austrian Court of Audit) is mandated with the audit of the administration of the finances of the federal government and its constituent provinces and of their annual financial statements. The Rechnungshof is independent from the executive branch and reports directly to the Nationalrat. It is responsible for the compilation of the budget outcome report to be submitted annually to the Nationalrat, for assistance in the contracting of indebtedness for moneys borrowed (federal debt documents have to be countersigned by the president of the Rechnungshof), for the control of administration expenditures, and for assistance in issuing certain government decrees.

The figures of the federal budget are presented on a cash basis and cover only parts of the Austrian government sector. For international comparison and assessment of the Austrian fiscal position, budget figures for the “general government sector” have to be prepared in accordance with the accrual-based system of national accounts. In addition to the federal budget, the “general government sector” as defined in the Maastricht treaty and in the 2010 European System of Accounts (ESA 2010) also includes the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact

To ensure continuous budgetary discipline in the European Monetary Union, the member states agreed on the Treaty of Maastricht (the “Treaty”) in 1992 as well as on the main elements of a Stability and Growth Pact (the “Pact”) established in 1997.

According to the Treaty, the ratio of gross government debt to GDP of a member state must not exceed 60% at the end of the preceding fiscal year. If the debt ratio is in excess of 60% of GDP and the gap between the debt ratio and the 60% reference value is, on average, reduced by 1/20th annually, the fiscal requirements are considered to be met; the 1/20 debt reduction rule is designed such that one-off measures like the debt effects due to the financial crisis or debt accrued due to crisis support to other member states will be subtracted before the 1/20 reduction assessment is applied.

According to the Pact, which was last amended in 2013, member states must converge and adhere to their medium-term budgetary objectives in order to ensure the long-term sustainability of public finances and to minimize the risk of government deficits exceeding the reference value of 3% of GDP under the Treaty on the Functioning of the European Union (“TFEU”). Under the TFEU and the Pact, a member state whose general government deficit exceeds the reference value of

3% of GDP or is non-compliant with the debt requirement if its general government debt is greater than 60% of GDP and is not sufficiently diminishing and approaching 60% of GDP at a satisfactory pace becomes subject to the Excessive Deficit Procedure (“EDP”).

Under the EDP, the Economic and Financial Affairs Council (the “Ecofin Council”) determines whether an excessive deficit exists. The Ecofin Council is composed of Economics and Finance Ministers of the member states. If it determines that an excessive deficit exists, the Ecofin Council, based on a recommendation by the European Commission, will recommend measures aimed at correcting the excessive deficit and will review the corrective measures taken by the member state. For those member states whose currency is the euro, the Pact contemplates a set of financial sanctions. Those member states can be required to provide a non-interest bearing deposit of up to 0.2% of the previous year’s national GDP upon the determination that an excessive deficit exists. If the Ecofin Council, after reviewing a member state’s corrective measures, decides that no effective action has been taken to correct the excessive deficit, the deposit can turn into a fine of up to 0.2% of the previous year’s national GDP and a variable component (whereas no fine should exceed 0.5% of GDP, annually). The Ecofin Council takes these decisions by using the reversed qualified majority voting rule, i.e. the European Commission’s recommendation on financial sanctions will be adopted, unless the Ecofin Council decides with a qualified majority to reject the European Commission’s recommendation. “Other relevant factors” are also taken into account in the steps leading to the decision on the existence of an excessive deficit (breach of the deficit and/or debt criterion). For instance, in the case of a severe economic downturn or when the deviation is the result of an unusual event outside of the control of the member state concerned, provided that the deviation does not endanger the sustainability of the fiscal position over the medium term, triggering an EDP may be avoided. Those member states not being subject to an EDP must adhere to the so-called preventive arm of the Pact. The preventive arm of the Pact aims to ensure sound budgetary policies over the medium term by setting parameters for member states’ fiscal planning and policies during normal economic times (medium-term budgetary objective and expenditure benchmark), while taking into account the ups and downs of the economic cycle.

Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union

On January 1, 2013, the Treaty on Stability, Coordination and Governance in the European Economic and Monetary Union (the “TSCG”) entered into force. Since then it has been ratified by 26 signatories (all EU member states except for Czech Republic). Its provisions are binding for euro area member states, while the other member states will only be bound if they adopt the euro, unless they declare their intention to be bound by certain provisions of the treaty at an earlier date. The core set of rules aims at further strengthening fiscal discipline within the euro area and is also known as the “fiscal compact” (Title III of the TSCG). The fiscal compact binds 23 EU member states. These are the 20 euro area countries plus Bulgaria, Denmark and Romania who have chosen to opt-in. It is accompanied by a set of common principles, including the role and independence of monitoring institutions. The TSCG is not EU law but an entirely new intergovernmental agreement. Therefore, the fiscal compact does not replace the Pact, but is applicable in parallel to the Pact and reinforces its rules. The fiscal compact requires contracting parties to ensure convergence towards the country- specific medium-term budgetary objectives, as defined in the Pact, with an upper limit of a structural deficit of 0.5% of GDP for countries with a debt-to-GDP-ratio in excess of 60% or of 1.0% of GDP for states with a debt-to-GDP-ratio below 60%. In the event of a deviation from this rule, an automatic correction mechanism will be triggered, with escape clauses for exceptional circumstances. These budget rules were required to be transposed into national law through provisions of “binding force and permanent character, preferably constitutional” no later than one year after the entry into force of the treaty, i.e., by January 1, 2014 at the latest. If a contracting party does not comply, the matter can be brought to the Court of Justice of the European Union by one or more of the other Contracting Parties. The court’s judgment would be binding, and, in the case of non-compliance with the judgment, could be followed up with a penalty of up to 0.1% of GDP, payable to the European Stability Mechanism (“ESM”) in the case of euro area member states. In other cases, payments shall be made to the general budget of the European Union. A full assessment of the transposition of the fiscal compact into national law was provided by the European Commission in February 2017. Five countries (Spain, Slovenia, Belgium, Greece and Luxembourg) were requested to complete the transposition of the provisions of the fiscal compact into national law. Moreover, the contracting parties agreed that financial assistance will only be granted under the ESM if the relevant member state has ratified the TSCG by March 1, 2013 and transposed the provisions relating to the balanced budget rule into national law within the time frame set in the fiscal compact. Finally, the fiscal compact includes a commitment by euro area member states to adopt the European Commission’s recommendations in the framework of an EDP unless opposed by a qualified majority. The fiscal compact entered into force in Austria as of January 1, 2013. In Article 16 of the TSCG, a political agreement is enshrined, according to which within five years of its entry into force steps should be taken in order to incorporate the substance of that Treaty into the legal framework of the European Union. Accordingly, on December 6, 2017, the European Commission presented a corresponding proposal for a Council Directive. This is currently being discussed.

Response to the European Sovereign Debt Crisis

To safeguard the stability of euro area sovereign debt markets, euro area member states in 2010 established the temporary European Financial Stability Facility (EFSF) followed in 2012 by the permanent European Stability Mechanism (ESM). As of December 31, 2024, Greece had EUR 31.61 billion outstanding in bilateral loans vis-à-vis other Euro area Member States, EUR 127.4 billion in loans to the European Financial Stability Facility (EFSF) and EUR 59.9 billion to the European Stability Mechanism (ESM). Ireland had loans outstanding to the EFSF of EUR 18.41 billion. Portugal had loans outstanding to the EFSF of EUR 25.33 billion. Cyprus had loans outstanding to the ESM of EUR 6.3 billion. Spain had loans outstanding to the ESM of EUR 11.9 billion.

On November 30, 2020, the Eurogroup in inclusive format (i.e., the economic and finance ministers of all EU Member States) agreed on the reform of the ESM with a view to strengthening the Economic and Monetary Union and the European Banking Union. The reform aims to further develop the ESM toolkit and strengthen the role of the ESM in the design, negotiation and monitoring of financial assistance programs. It will also provide for the establishment of a common backstop to the Single Resolution Fund (SRF) in the form of a credit line from the ESM, providing a financial safety net for bank resolutions in the Banking Union, which will help to protect financial stability. The common backstop will replace the Direct Recapitalization Instrument, which currently allows the ESM to recapitalize systemic and viable euro area financial institutions under specific circumstances as a last resort measure. These changes aim to strengthen the resilience and crisis resolution capacities of the euro area. As of end-2023, the Amending Agreement to the ESM-Treaty has not yet entered into force.

Croatia adopted the Euro on January 1, 2023 and subsequently became a member of the ESM. Bulgaria adopted the Euro as its currency on January 1, 2026 and is expected to become a member of the ESM in the second half of 2026.

Federal Accounts and Budget

The federal accounts as set forth below for the years 2020 to 2024 were audited by the Rechnungshof and approved by the Nationalrat. For further information concerning the budget for the fiscal years 2020 to 2024, see “Tables and Supplementary Information—Part 2: Republic of Austria—I. Federal Revenues and Expenditures”.

SUMMARY OF REVENUES AND EXPENDITURES

	2020	2021	2022	2023	2024
	(Millions of euros)
I. General Account
Federal Government Revenues:
Total taxes and levies—gross	81,808	95,684	105,167	110,152	114,269
Less: transfers to provinces, municipalities and funds	(30,045)	(33,269)	(39,533)	(39,587)	(41,315)
Transfer to EU—budget	(3,478)	(3,561)	(3,406)	(3,098)	(2,937)

Total taxes and levies—net	48,285	58,854	62,228	67,467	70,017
Other sources	29,750	30,336	28,399	33,753	31,551
Total revenues	77,855	89,190	90,627	101,220	101,568

Total Expenditures	100,334	107,139	111,389	109,235	120,687

	2020	2021	2022	2023	2024
	(Millions of euros)
(Budget deficit) / Budget surplus—net of public debt redemptions	(22,480)	(17,949)	(20,762)	(8,014)	(19,119)
(Budget deficit) / Budget surplus—net, as a percentage of gross domestic product	(6.0%)	(4.4%)	(4.1%)	(2.9%)	(3.2%)
General Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(8.9%)	(5.8%)	(3.5%)	(2.6%)	(4.7%)
Central Government (deficit)/surplus in national accounts delineation (“Maastricht” (deficit)/surplus)—as a percentage of gross domestic product	(7.8%)	(5.2%)	(3.8%)	(2.5%)	(3.5%)
II. Financing Account
Expenditure	131,860	128,194	120,354	188,218	191,452
Revenue	154,339	146,143	141,116	196,232	210,572

(Deficit) / Surplus	22,480	17,949	20,762	8,014	19,119

Differences may arise due to rounding

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

Taxation

The principal taxes levied by Austria are personal income tax (including salary and wage tax), corporate income tax and value added tax (“VAT”).

Personal income taxation is progressive, with a top marginal rate of 55% on taxable income in excess of EUR 1,000,000. For employees, this top marginal rate is reduced by statutory tax allowances for 1/6 of the yearly income. For the corporate income tax there is a flat rate of 23%. The general VAT rate is 20%, and the reduced rates, mainly on food products, rents, passenger transport, books and newspapers and certain services, are 13% and 10%.

Under Austrian law, a fraction of the taxes collected by the federal government must be remitted to the provinces and municipalities under a revenue-sharing plan. The fractions and the taxes involved, and the basis of distribution among the provincial and local entities, are negotiated periodically among federal and other government authorities. The latest agreement concluded in 2023 covers the period 2024 to 2028.

Austria is a party to tax treaties with numerous countries worldwide, including the USA.

PUBLIC DEBT

Summary of Domestic and External Debt

The following table sets forth the total direct domestic and external debt of Austria outstanding at December 31 of the years indicated:

	December 31,
	2020	2021	2022	2023	2024	2024
					(after swaps)	(before swaps)
	(Millions of euros)
Domestic	250,289	266,292	283,129	294,129	312,227	307,161
External(1)	0	0	0	0	0	5,251

Total	250,289	266,292	283,129	294,813	312,227	312,412

Less: Holdings of own Bonds	(12,317)	(12,726)	(12,239)	(11,560)	(12,975)	(12,975)

Total	237,972	253,566	270,890	283,252	299,252	299,436

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2024, after giving effect to currency swaps, there was no external funded debt outstanding.

In addition to its direct debt, Austria has guaranteed the payment of the principal of, and interest on, certain obligations of public agencies, enterprises in which Austria has an ownership interest, and of others pursuant to the Export Guarantees Act and Export Financing Guarantees Act. The major portion of the debt guaranteed by Austria has been guaranteed pursuant to the Export Guarantees Act and the Export Financing Guarantees Act.

The following table sets forth the principal amount of debt guaranteed by Austria outstanding at December 31 of the years indicated:

GUARANTEED DEBT

	December 31,
	2020	2021	2022	2023	2024
	(Millions of euros)
Domestic	76,449	73,361	71,248	68,619	65,432
External(1)	24,433	26,663	24,548	24,026	27,140

Total Guaranteed Debt(2)	100,882	100,024	95,796	92,645	92,572

(1)	Translated into EUR at the exchange rates prevailing at December 31 of each year indicated.
(2)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.42 billion as of December 31, 2024.

SOURCE: Ministry of Finance.

Debt Service

The following table sets forth the debt service requirements for the indicated periods in respect of the internal funded debt of Austria outstanding at December 31, 2024.

DEBT SERVICE REQUIREMENTS OF DOMESTIC DEBT

	2025	2026	2027	2028	2029
	(Billions of euros)
Interest	5.2	5.0	4.3	3.6	3.5
Principal	43.5	28.6	22.5	21.6	21.6

Total	48.6	33.6	26.8	25.3	25.1

SOURCE: Austrian Federal Financing Agency.

As of December 31, 2024, after giving effect to currency swaps, there was no external funded debt outstanding.

General Government Gross Debt

General government gross debt is defined in the Maastricht Treaty as consolidated general government gross debt at nominal value outstanding at the end of the year in the following categories of government liabilities: currency and deposits, securities other than shares, excluding financial derivatives, and loans. For this purpose, the general government sector comprises the federal government, the provincial governments (Länder), the local authorities (Gemeinden) and the social security sector.

Member states are required by EU treaties to keep their general government gross debt equal to or below (or on a sufficiently downward trend towards) 60% of GDP. An excessive deficit procedure may be launched on the basis of a debt ratio in excess of 60% of GDP, if the gap between the debt ratio and the 60% reference is not reduced, on average, by 1/20th annually (see “—Revenues and Expenditures—Federal Budget—Deficit Restrictions and Excessive Deficit Procedure under the Treaty of Maastricht and the EU Stability and Growth Pact”). Relevant factors such as funding extended to stabilize the financial markets may be taken into account when assessing compliance with the debt rule.

GENERAL GOVERNMENT GROSS DEBT(1)

	December 31,
	2020	2021	2022	2023	2024
	(Millions of euros)
General government gross debt(2)	316,360	334,713	351,131	371,520	394,131

General government gross debt as a percentage of gross domestic product	82.2%	82.4%	78.4%	78.5%	81.8%

(1)	All values reflect the statistical methodologies required by the European System of Accounts 2010 (ESA 2010).
(2)	As defined in the Maastricht Treaty and ESA 2010.

SOURCE: Statistik Austria.

General government gross debt as a percentage of GDP as of December 31, 2024 was 81.8%, which represents a 3.3 percentage point increase in comparison to December 31, 2023. This increase was mainly due to the higher government gross debt, which more than compensated for the increase in GDP.

TABLES AND SUPPLEMENTARY INFORMATION

PART 1: OESTERREICHISCHE KONTROLLBANK AKTIENGESELLSCHAFT

I. OUTSTANDING DEBT AS OF DECEMBER 31, 2025

Issue	Issue Date	Termination Date	Interest Rate	Nominal		Amount in EUR based on exchange rate as of 12/31/2025
USD 1,000,000,000 4.125% Guaranteed Global Notes	1/20/2023	1/20/2026	4.12500%	USD	1,000,000,000.00	EUR	851,063,829.79
USD 1,500,000,000 0.50% Guaranteed Global Notes	2/2/2021	2/2/2026	0.50000%	USD	1,500,000,000.00	EUR	1,276,595,744.68
HKD 400,000,000 3.82% Guaranteed Notes	2/9/2024	2/9/2026	3.82000%	HKD	400,000,000.00	EUR	43,733,053.44
HKD 400,000,000 3.95% Guaranteed Notes	2/16/2024	2/16/2026	3.95000%	HKD	400,000,000.00	EUR	43,733,053.44
GBP 625,000,000 4.25% Guaranteed Notes	1/17/2023	3/17/2026	4.25000%	GBP	625,000,000.00	EUR	716,250,286.50
NOK 1,000,000,000 1.337% Guaranteed Notes	3/30/2021	3/30/2026	1.33700%	NOK	1,000,000,000.00	EUR	84,438,064.68
CNH 500,000,000 2.755% Guaranteed Notes	4/13/2023	4/13/2026	2.75500%	CNH	500,000,000.00	EUR	60,781,405.75
USD 150,000,000 3.975% Guaranteed Notes	4/13/2023	4/13/2026	3.97500%	USD	150,000,000.00	EUR	127,659,574.47
CNH 1,000,000,000 2.62% Guaranteed Notes	4/20/2023	4/20/2026	2.62000%	CNH	1,000,000,000.00	EUR	121,562,811.50
CNH 350,000,000 2.98% Guaranteed Notes	4/26/2024	4/26/2026	2.98000%	CNH	350,000,000.00	EUR	42,546,984.03
CNH 2,000,000,000 2.56% Guaranteed Notes	5/23/2024	5/23/2026	2.56000%	CNH	2,000,000,000.00	EUR	243,125,623.01
USD 50,000,000 4.74% Guaranteed Notes	7/2/2024	7/2/2026	4.74000%	USD	50,000,000.00	EUR	42,553,191.49
EUR 500,000,000 0.00% Guaranteed Notes “SUBO”	10/8/2019	10/8/2026	0.00000%	EUR	500,000,000.00	EUR	500,000,000.00
USD 1,000,000,000 5.00% Guaranteed Global Notes	10/24/2023	10/23/2026	5.00000%	USD	1,000,000,000.00	EUR	851,063,829.79
CNH 350,000,000 2.41% Guaranteed Notes	11/22/2024	11/20/2026	2.41000%	CNH	350,000,000.00	EUR	42,546,984.03
HKD 400,000,000 1.58% Guaranteed Notes	2/8/2022	2/2/2027	1.58000%	HKD	400,000,000.00	EUR	43,733,053.44
HKD 300,000,000 3.89% Guaranteed Notes	2/26/2025	2/26/2027	3.89000%	HKD	300,000,000.00	EUR	32,799,790.08
HKD 400,000,000 3.775% Guaranteed Notes	3/7/2025	3/7/2027	3.77500%	HKD	400,000,000.00	EUR	43,733,053.44
HKD 400,000,000 3.674% Guaranteed Notes	3/31/2025	3/31/2027	3.67400%	HKD	400,000,000.00	EUR	43,733,053.44
USD 1,500,000,000 4.75% Guaranteed Global Notes	5/21/2024	5/21/2027	4.75000%	USD	1,500,000,000.00	EUR	1,276,595,744.68
EUR 500,000,000 1.50% Guaranteed Notes “SUBO”	7/13/2022	7/13/2027	1.50000%	EUR	500,000,000.00	EUR	500,000,000.00
GBP 530,000,000 4.125% Guaranteed Notes	1/16/2024	7/22/2027	4.12500%	GBP	530,000,000.00	EUR	607,380,242.95
AUD 215,000,000 3.50% Guaranteed Notes	2/3/2017	8/3/2027	3.50000%	AUD	215,000,000.00	EUR	122,291,109.72
USD 1,000,000,000 3.625% Guaranteed Global Notes	9/9/2022	9/9/2027	3.62500%	USD	1,000,000,000.00	EUR	851,063,829.79
HKD 300,000,000 2.93% Guaranteed Notes	9/22/2025	9/22/2027	2.93000%	HKD	300,000,000.00	EUR	32,799,790.08
HKD 400,000,000 2.90% Guaranteed Notes	9/23/2024	9/23/2027	2.90000%	HKD	400,000,000.00	EUR	43,733,053.44
HKD 300,000,000 2.95% Guaranteed Notes	10/2/2025	10/4/2027	2.95000%	HKD	300,000,000.00	EUR	32,799,790.08
HKD 500,000,000 3.2125% Guaranteed Notes	10/15/2024	10/15/2027	3.21250%	HKD	500,000,000.00	EUR	54,666,316.80
HKD 400,000,000 3.51% Guaranteed Notes	10/18/2024	10/18/2027	3.51000%	HKD	400,000,000.00	EUR	43,733,053.44
EUR 80,000,000 2.45% Guaranteed Notes	10/21/2024	10/21/2027	2.45000%	EUR	80,000,000.00	EUR	80,000,000.00
HKD 400,000,000 2.95% Guaranteed Notes	10/22/2025	10/22/2027	2.95000%	HKD	400,000,000.00	EUR	43,733,053.44
HKD 350,000,000 2.991% Guaranteed Notes	11/17/2025	11/13/2027	2.99100%	HKD	350,000,000.00	EUR	38,266,421.76
HKD 300,000,000 3.035% Guaranteed Notes	11/21/2025	11/22/2027	3.03500%	HKD	300,000,000.00	EUR	32,799,790.08
CNH 300,000,000 2.48% Guaranteed Notes	11/27/2024	11/26/2027	2.48000%	CNH	300,000,000.00	EUR	36,468,843.45
USD 1,000,000,000 4.25% Guaranteed Global Notes	3/1/2023	3/1/2028	4.25000%	USD	1,000,000,000.00	EUR	851,063,829.79
EUR 150,000,000 2.115% Guaranteed Notes	4/16/2025	4/18/2028	2.11500%	EUR	150,000,000.00	EUR	150,000,000.00
GBP 100,000,000 4.00% Guaranteed Notes	4/16/2025	4/18/2028	4.00000%	GBP	100,000,000.00	EUR	114,600,045.84
HKD 400,000,000 3.335% Guaranteed Notes	4/24/2025	4/24/2028	3.33500%	HKD	400,000,000.00	EUR	43,733,053.44
USD 1,500,000,000 4.00% Guaranteed Global Notes	5/28/2025	5/28/2028	4.00000%	USD	1,500,000,000.00	EUR	1,276,595,744.68
HKD 400,000,000 2.927% Guaranteed Notes	8/27/2025	8/29/2028	2.92700%	HKD	400,000,000.00	EUR	43,733,053.44
GBP 555,000,000 4.125% Guaranteed Notes	4/16/2024	10/16/2028	4.12500%	GBP	555,000,000.00	EUR	636,030,254.41
SEK 200,000,000 1.37% Guaranteed Notes	7/11/2019	11/13/2028	1.37000%	SEK	200,000,000.00	EUR	18,481,726.19
AUD 175,000,000 3.3% Guaranteed Notes	5/15/2018	11/15/2028	3.30000%	AUD	175,000,000.00	EUR	99,539,275.35
EUR 500,000,000 3.125% Guaranteed Notes “SUBO”	11/15/2023	11/15/2028	3.12500%	EUR	500,000,000.00	EUR	500,000,000.00
GBP 150,000,000 5.75% Guaranteed Notes	10/21/1999	12/7/2028	5.75000%	GBP	150,000,000.00	EUR	171,900,068.76
USD 1,500,000,000 4.125% Guaranteed Global Notes	1/18/2024	1/18/2029	4.12500%	USD	1,500,000,000.00	EUR	1,276,595,744.68
AUD 400,000,000 4.3% Guaranteed Notes	3/20/2024	3/20/2029	4.30000%	AUD	400,000,000.00	EUR	227,518,343.67
GBP 375,000,000 4.00% Guaranteed Notes	8/27/2024	6/27/2029	4.00000%	GBP	375,000,000.00	EUR	429,750,171.90
USD 1,000,000,000 3.75% Guaranteed Global Notes	9/5/2024	9/5/2029	3.75000%	USD	1,000,000,000.00	EUR	851,063,829.79
GBP 560,000,000 4.50% Guaranteed Notes	1/14/2025	10/22/2029	4.50000%	GBP	560,000,000.00	EUR	641,760,256.70
USD 1,250,000,000 4.50% Guaranteed Global Notes	1/24/2025	1/24/2030	4.50000%	USD	1,250,000,000.00	EUR	1,063,829,787.23
CHF 1,090,000,000 2.875% Guaranteed Notes	2/25/2005	2/25/2030	2.87500%	CHF	1,090,000,000.00	EUR	1,170,281,296.97
AUD 400,000,000 4.4% Guaranteed Notes SUBO	3/5/2025	3/5/2030	4.40000%	AUD	400,000,000.00	EUR	227,518,343.67
USD 30,000,000 3.997% Guaranteed Notes	8/7/2025	8/7/2030	3.99700%	USD	30,000,000.00	EUR	25,531,914.89
USD 1,500,000,000 3.75% Guaranteed Global Notes	9/10/2025	9/10/2030	3.75000%	USD	1,500,000,000.00	EUR	1,276,595,744.68
USD 50,000,000 4.805% Guaranteed Notes	5/8/2024	5/8/2031	4.80500%	USD	50,000,000.00	EUR	42,553,191.49
SEK 1,000,000,000 2.75% Guaranteed Notes	12/3/2025	6/3/2031	2.75000%	SEK	1,000,000,000.00	EUR	92,408,630.97
AUD 60,000,000 3.3% Guaranteed Notes	3/29/2022	9/29/2032	3.30000%	AUD	60,000,000.00	EUR	34,127,751.55
USD 200,000,000 4.032% Guaranteed Notes	10/14/2025	10/14/2032	4.03200%	USD	200,000,000.00	EUR	170,212,765.96
USD 100,000,000 4.00% Guaranteed Notes	10/20/2025	10/20/2032	4.00000%	USD	100,000,000.00	EUR	85,106,382.98
USD 150,000,000 3.97% Guaranteed Notes	11/6/2025	11/6/2032	3.97000%	USD	150,000,000.00	EUR	127,659,574.47
USD 100,000,000 4.00% Guaranteed Notes	11/10/2025	11/6/2032	4.00000%	USD	100,000,000.00	EUR	85,106,382.98
CHF 200,000,000 3.25% Guaranteed Notes	7/25/2006	7/25/2036	3.25000%	CHF	200,000,000.00	EUR	214,730,513.21

	Exchange Rate as of 12/31/2025
AUD	1.75810	AUD	1,250,000,000.00	EUR	710,994,823.96
CAD	1.60880	CAD	0.00	EUR	0.00
CHF	0.93140	CHF	1,290,000,000.00	EUR	1,385,011,810.18
EUR	1.00000	EUR	1,730,000,000.00	EUR	1,730,000,000.00
GBP	0.87260	GBP	2,895,000,000.00	EUR	3,317,671,327.06
JPY	184.09000	JPY	0.00	EUR	0.00
TRY	50.48380	TRY	0.00	EUR	0.00
USD	1.17500	USD	14,580,000,000.00	EUR	12,408,510,638.31
NOK	11.843	NOK	1,000,000,000.00	EUR	84,438,064.68
HUF	385.15	HUF	0.00	EUR	0.00
SEK	10.8215	SEK	1,200,000,000.00	EUR	110,890,357.16
CNH	8.2262	CNH	4,500,000,000.00	EUR	547,032,651.77
HKD	9.1464	HKD	6,050,000,000.00	EUR	661,462,433.28

				EUR	20,956,012,106.40

PART 2: REPUBLIC OF AUSTRIA

I. FEDERAL REVENUES AND EXPENDITURES

ORDINARY BUDGET REVENUES

	2020	2021	2022	2023	2024
	(Millions of euros)
Total taxes and levies, gross	81,808	95,684	105,167	110,152	114,269
Of which:
Personal Income Tax	2,982	4,473	5,867	4,852	5,006
Wage Tax	27,255	30,096	31,421	33,281	36,214
Tax on Interest	2,580	4,217	4,336	4,804	5,635
Corporate Income Tax	6,334	9,821	13,625	13,266	12,658
Turnover Tax	27,563	30,648	35,397	38,167	38,628
Mineral Oils Tax	3,778	3,968	4,133	4,009	3,804
Other Taxes and Levies	11,316	12,461	10,388	11,773	12,324

Less: transfers to provinces and municipalities, funds, etc.	(30,045)	(33,269)	(39,533)	(39,587)	(41,315)
Transfers to the European Union	(3,478)	(3,561)	(3,406)	(3,098)	(2,937)

Public taxes, net	48,285	58,854	62,228	67,467	70,017
Other sources	29,570	30,336	28,399	33,753	31,551

Total	77,855	89,190	90,627	101,220	101,568

Differences may arise due to rounding

SOURCE: Federal Ministry of Finance.

On January 1, 2013, the Federal Budget Reform 2013 came into effect. The key elements of the reform are the following: performance oriented (instead of input oriented) budgeting; enhanced accountability of ministries and budget managing bodies; improved structuring by implementing Global Budgets and Detail Budgets; and a new accounting system including capital finance accounting, operating statements and capital accounting, which replaces the former system of governmental accounting.

ORDINARY BUDGET EXPENDITURES

	2020	2021	2022	2023	2024
	(Millions of euros)
I. General Account
Federal Government:
Office of the President	9	10	10	12	12
Federal Legislature	252	320	325	320	313
Constitutional Court	17	18	17	19	20
Administrative Court	22	22	22	24	26
Public Attorney’s Office	12	13	14	15	16
Court of Accounts	35	37	37	41	46
Federal Chancellery	434	481	535	597	961
Interior Affairs	2,956	3,182	3,295	3,601	4,010
Foreign Affairs	521	541	626	618	643
Justice	1,773	1,775	1,852	2,063	2,321
Military Affairs and Sport	3,208	3,420	3,029	3,596	4,326
Financial Administration	1,177	1,097	1,374	1,657	1,554

	2020	2021	2022	2023	2024
	(Millions of euros)
Asylum/Migration	381	358	582	779	629
Pensions	10,656	12,185	12,664	11,490	12,658
Grants to Provinces and Municipalities	1,396	1,803	2,753	2,527	3,406
Federal Property	9,305	11,686	6,915	2,188	2,398
Financial Market Stability	26	27	1,026	1	135
Treasury Operations	56	69	61	0	0
Public Debt Services incl. Swaps	3,675	3,221	6,021	7,689	7,365
Employment	15,831	13,762	9,719	9,134	10,181
Social Affairs and Consumer Protection	3,940	3,986	4,065	5,113	5,790
Social Security	10,100	10,346	10,733	13,950	17,357
Health	1,791	5,045	5,655	3,985	2,951
Youth and Family	8,068	7,654	8,123	8,262	8,747
Commerce (Research)	110	93	119	166	222
Economy	1,770	2,179	1,358	2,103	2,002
Education, Arts and Culture	9,891	10,313	10,564	11,320	12,247
Science	4,875	5,044	5,370	6,057	6,557
Transportation, Innovation and Technology (Research)	517	441	561	580	540
Transportation, Innovation and Technology	4,292	4,343	4,708	5,069	5,357
Agriculture, Forestry and Water economy	2,902	3,214	3,052	3,026	3,012
Environment	336	454	8,527	3,233	4,884
Total Federal Expenditure	100,334	107,139	111,389	109,235	120,687
(Net Deficit) / Net Surplus	(22,480)	(17,949)	(20,762)	(8,014)	(19,119)
II. Financing Account
Expenditure	131,860	128,194	120,354	188,218	191,452
Revenue	154,339	146,143	141,116	196,232	210,572
Surplus	22,480	17,949	20,762	8,014	19,119

SOURCE: Federal Ministry of Finance.

The difference between the amount of expenditures and that of revenues (deficit) is financed by borrowings under authority of the federal budget law of the respective fiscal years and by application of the balance of available funds at the end of the preceding fiscal year.

PUBLIC DEBT (Internal and External Debt) as of December 31, 2024

				Financial debt before swap			thereof Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2017-2032	2017	2032	0.000	EUR	1,108,322,805.00	1,108,322,805.00
Government Bond 2023-2027	2023	2027	0.000	EUR	373,177,000.00	373,177,000.00							EUR	56,943,224.33	56,943,224.33
Government Bond 2024-2025	2024	2025	0.000	EUR	362,940,000.00	362,940,000.00							EUR	24,054,629.75	24,054,629.75
Government Bond 2020-2030	2020	2030	0.000	EUR	14,283,848,000.00	14,283,848,000.00	EUR	2,363,435,000.00	2,363,435,000.00
Government Bond 2020-2040	2020	2040	0.000	EUR	6,893,705,000.00	6,893,705,000.00	EUR	2,858,950,000.00	2,858,950,000.00							EUR	237,405,000.00	237,405,000.00
Government Bond 2021-2025	2021	2025	0.000	EUR	9,055,000,000.00	9,055,000,000.00	EUR	633,810,000.00	633,810,000.00							EUR	194,470,000.00	194,470,000.00
Government Bond 2021-2031	2021	2031	0.000	EUR	16,021,736,000.00	16,021,736,000.00	EUR	3,239,188,000.00	3,239,188,000.00							EUR	114,000,000.00	114,000,000.00
Government Bond 2022-2028	2022	2028	0.000	EUR	11,546,213,000.00	11,546,213,000.00	EUR	1,777,240,000.00	1,777,240,000.00							EUR	249,400,000.00	249,400,000.00
Government Bond 2020-2040	2020	2040	0.100	EUR	150,000,000.00	150,000,000.00										EUR	234,200,000.00	234,200,000.00
Government Bond 2021-2036	2021	2036	0.250	EUR	8,182,060,000.00	8,182,060,000.00	EUR	2,820,200,000.00	2,820,200,000.00
Government Bond 2017-2027	2017	2027	0.500	EUR	15,149,028,000.00	15,149,028,000.00	EUR	2,759,805,000.00	2,759,805,000.00							EUR	569,680,000.00	569,680,000.00
Government Bond 2019-2029	2019	2029	0.500	EUR	15,091,577,000.00	15,091,577,000.00	EUR	3,043,600,000.00	3,043,600,000.00							EUR	101,245,000.00	101,245,000.00
Government Bond 2021-2071	2021	2071	0.700	EUR	5,477,500,000.00	5,477,500,000.00	EUR	775,000,000.00	775,000,000.00							EUR	184,700,000.00	184,700,000.00
Government Bond 2018-2028	2018	2028	0.750	EUR	13,749,317,000.00	13,749,317,000.00	EUR	1,933,330,000.00	1,933,330,000.00							EUR	162,500,000.00	162,500,000.00
Government Bond 2020-2051	2020	2051	0.750	EUR	9,813,135,000.00	9,813,135,000.00	EUR	1,702,292,000.00	1,702,292,000.00							EUR	236,800,000.00	236,800,000.00
Government Bond 2016-2026	2016	2026	0.750	EUR	16,155,895,000.00	16,155,895,000.00	EUR	1,619,539,000.00	1,619,539,000.00							EUR	130,000,000.00	130,000,000.00
Government Bond 2020-2120	2020	2120	0.850	EUR	5,550,000,000.00	5,550,000,000.00	EUR	541,400,000.00	541,400,000.00							EUR	137,945,000.00	137,945,000.00
Government Bond 2022-2032	2022	2032	0.900	EUR	13,124,429,000.00	13,124,429,000.00	EUR	2,268,280,000.00	2,268,280,000.00							EUR	184,000,000.00	184,000,000.00
Government Bond 2015-2025	2015	2025	1.200	EUR	13,326,943,000.00	13,326,943,000.00	EUR	771,855,000.00	771,855,000.00							EUR	120,250,000.00	120,250,000.00
Government Bond 2016-2086	2016	2086	1.500	EUR	3,390,897,000.00	3,390,897,000.00	EUR	1,532,947,000.00	1,532,947,000.00							EUR	125,000,000.00	125,000,000.00
Government Bond 2016-2047	2016	2047	1.500	EUR	10,390,784,000.00	10,390,784,000.00	EUR	2,075,017,345.96	2,075,017,345.96							EUR	82,950,000.00	82,950,000.00
Government Bond 2022-2049	2022	2049	1.850	EUR	6,650,000,000.00	6,650,000,000.00										EUR	480,450,000.00	480,450,000.00
Government Bond 2022-2026	2022	2026	2.000	EUR	4,885,124,000.00	4,885,124,000.00	EUR	699,150,000.00	699,150,000.00							EUR	300,000,000.00	300,000,000.00
Government Bond 2017-2117	2017	2117	2.100	EUR	6,000,000,000.00	6,000,000,000.00	EUR	1,579,500,000.00	1,579,500,000.00							EUR	134,850,000.00	134,850,000.00
Government Bond 2013-2034	2013	2034	2.400	EUR	9,779,919,000.00	9,779,919,000.00	EUR	1,447,986,143.60	1,447,986,143.60							EUR	931,090,000.00	931,090,000.00
Government Bond 2024-2029	2024	2029	2.500	EUR	4,500,000,000.00	4,500,000,000.00	EUR	257,950,000.00	257,950,000.00							EUR	113,630,000.00	113,630,000.00
Government Bond 2023-2033	2023	2033	2.900	EUR	17,624,783,000.00	17,624,783,000.00	EUR	2,860,430,000.00	2,860,430,000.00							EUR	217,050,000.00	217,050,000.00
Government Bond 2024-2034	2024	2034	2.900	EUR	13,796,803,700.00	13,796,803,700.00	EUR	3,251,630,000.00	3,251,630,000.00							EUR	277,970,000.00	277,970,000.00
Government Bond 2023-2029	2023	2029	2.900	EUR	5,302,824,000.00	5,302,824,000.00										EUR	1,058,750,000.00	1,058,750,000.00
Government Bond 2023-2053	2023	2053	3.150	EUR	6,208,835,000.00	6,208,835,000.00	EUR	2,065,800,000.00	2,065,800,000.00							EUR	65,000,000.00	65,000,000.00
Government Bond 2012-2044	2012	2044	3.150	EUR	9,777,152,000.00	9,777,152,000.00	EUR	1,711,348,000.00	1,711,348,000.00							EUR	767,500,000.00	767,500,000.00
Government Bond 2024-2039	2024	2039	3.200	EUR	4,150,000,000.00	4,150,000,000.00	EUR	361,170,000.00	361,170,000.00							EUR	568,772,000.00	568,772,000.00
Government Bond 2023-2030	2023	2030	3.450	EUR	6,966,223,000.00	6,966,223,000.00	EUR	1,420,400,000.00	1,420,400,000.00							EUR	151,450,000.00	151,450,000.00
Government Bond 2012-2029	2012	2029	3.560	EUR	109,000,000.00	109,000,000.00										EUR	205,650,000.00	205,650,000.00
Government Bond 2012-2062	2012	2062	3.800	EUR	4,473,666,000.00	4,473,666,000.00	EUR	510,120,000.00	510,120,000.00
Government Bond 2007-2037	2007	2037	4.150	EUR	15,416,012,000.00	15,416,012,000.00	EUR	1,386,030,162.42	1,386,030,162.42							EUR	255,850,000.00	255,850,000.00
Government Bond 2009-2026	2009	2026	4.850	EUR	10,351,371,000.00	10,351,371,000.00	EUR	410,904,000.00	410,904,000.00							EUR	308,355,000.00	308,355,000.00

				Financial debt before swap			thereof Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bond 2004-2034	2004	2034	5.130	EUR	16,596,960.00	16,596,960.00				EUR	16,596,959.44	16,596,959.44				EUR	141,196,000.00	141,196,000.00
Government Bond 1997-2027	1997	2027	6.250	EUR	9,449,531,002.31	9,449,531,002.31	EUR	517,660,000.00	517,660,000.00
Government Bond 2019-2119	2019	2119	0.000	EUR	50,000,000.00	50,000,000.00										EUR	147,776,000.00	147,776,000.00
Government Bond 2020-2077	2020	2077	0.000	EUR	150,000,000.00	150,000,000.00
Government Bond 2020-2080	2020	2080	0.000	EUR	250,000,000.00	250,000,000.00
Government Bond 2020-2120	2020	2120	0.000	EUR	100,000,000.00	100,000,000.00
Government Bond 2004-2034	2004	2034	5.380	CAD	300,000,000.00	200,695,745.25				CAD	300,000,000.00	200,695,745.25	EUR	205,037,156.90	205,037,156.90
Government Bond 2023-2027	2023	2027	0.000	CHF	54,255,055.00	57,644,554.82				CHF	54,255,055.00	57,644,554.82
Government Bond 2024-2025	2024	2025	0.000	CHF	22,968,062.00	24,402,955.80				CHF	22,968,062.00	24,402,955.80
Government Bond 2012-2029	2012	2029	2.450	EUR	21,000,000.00	21,000,000.00	EUR	21,000,000.00	21,000,000.00
Government Bond 1999-2029	1999	2029	7.250	GBP	80,000,000.00	96,480,860.61	GBP	80,000,000.00	96,480,860.61
Government Bond 2020-2025	2020	2025	0.670	USD	600,000,000.00	577,533,930.12				USD	600,000,000.00	577,533,930.12	EUR	550,458,715.60	550,458,715.60
Federal Obligation 2005-2035	2005	2035	var.	EUR	75,000,000.00	75,000,000.00
Federal Obligation 2004-2034	2004	2034	var.	EUR	30,000,000.00	30,000,000.00
Federal Obligation 2005-2025	2005	2025	var.	EUR	267,984,000.00	267,984,000.00
Federal Obligation 2005-2034	2005	2034	var.	EUR	10,000,000.00	10,000,000.00
Federal Obligation 2001-2031	2001	2031	4	JPY	3,000,000,000.00	18,398,135.66				JPY	3,000,000,000.00	18,398,135.66	EUR	27,473,000.00	27,473,000.00
Federal Obligation 2002-2027	2002	2027	4	JPY	1,000,000,000.00	6,132,711.89				JPY	1,000,000,000.00	6,132,711.89	EUR	8,805,000.00	8,805,000.00
Federal Obligation 2002-2032	2002	2032	4	JPY	1,000,000,000.00	6,132,711.89				JPY	1,000,000,000.00	6,132,711.89	EUR	8,520,000.00	8,520,000.00
Federal Obligation 2003-2033	2003	2033	5.5	JPY	1,000,000,000.00	6,132,711.89				JPY	1,000,000,000.00	6,132,711.89	EUR	7,662,835.25	7,662,835.25
Treasury Bills	2023	2024		EUR	20,227,521,700.00	20,227,521,700.00							EUR	4,261,238,489.71	4,261,238,489.71	EUR	3,785,521,201.94	3,785,521,201.94
				USD	2,381,000,000.00	2,291,847,146.00				USD	2,381,000,000.00	2,291,847,146.00
				GBP	1,710,000,000.00	2,062,278,395.52				GBP	1,710,000,000.00	2,062,278,395.52
Loans from Insurances	2004	2072		EUR	3,451,059,517.00	3,451,059,517.00
Loans from Banks	1995	2046		EUR	5,649,360,000.00	5,649,360,000.00				EUR	149,697,410.29	149,697,410.29	EUR	82,770,000.00	82,770,000.00
Other Loans	2009	2036		EUR	3,441,252,744.58	3,441,252,744.58

				Financial debt before swap			thereof Credit affiliates			Credit swaps			Debt swaps			Debt holding of own bonds
	Date of Issue	Maturity	Interest Rate (%)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)	Curr.	Principal Amount Outstanding	Equivalent of Principal Amount Outstanding (EUR)
Government Bonds				EUR	325,225,347,467.31	325,225,347,467.31	EUR	51,216,966,651.98	51,216,966,651.98	EUR	16,596,959.44	16,596,959.44	EUR	836,493,726.58	836,493,726.58	EUR	9,189,884,000.00	9,189,884,000.00
				JPY	0.00	0.00
				CHF	77,223,117.00	82,047,510.62				CHF	77,223,117.00	82,047,510.62
				USD	600,000,000.00	577,533,930.12				USD	600,000,000.00	577,533,930.12
				GBP	80,000,000.00	96,480,860.61	GBP	80,000,000.00	96,480,860.61
				CAD	300,000,000.00	200,695,745.25				CAD	300,000,000.00	200,695,745.25
Federal Obligation				EUR	382,984,000.00	382,984,000.00							EUR	52,460,835.25	52,460,835.25
				JPY	6,000,000,000.00	36,796,271.33				JPY	6,000,000,000.00	36,796,271.33
Treasury Bills				EUR	20,227,521,700.00	20,227,521,700.00							EUR	4,261,238,489.71	4,261,238,489.71	EUR	3,785,521,201.94	3,785,521,201.94
				USD	2,381,000,000.00	2,291,847,146.00				USD	2,381,000,000.00	2,291,847,146.00
				GBP	1,710,000,000.00	2,062,278,395.52				GBP	1,710,000,000.00	2,062,278,395.52
Loan from Insurance Companies				EUR	3,451,059,517.00	3,451,059,517.00
Loan from Banks				EUR	5,649,360,000.00	5,649,360,000.00				EUR	149,697,410.29	149,697,410.29	EUR	82,770,000.00	82,770,000.00
Other Loans				EUR	3,441,252,744.58	3,441,252,744.58
Total				EUR	358,377,525,428.89	358,377,525,428.89	EUR	51,216,966,651.98	51,216,966,651.98	EUR	166,294,369.72	166,294,369.73	EUR	5,232,963,051.54	5,232,963,051.54	EUR	12,975,405,201.94	12,975,405,201.94
				JPY	6,000,000,000.00	36,796,271.33				JPY	6,000,000,000.00	36,796,271.33
				CHF	77,223,117.00	82,047,510.62				CHF	77,223,117.00	82,047,510.62
				USD	2,981,000,000.00	2,869,381,076.12				USD	2,981,000,000.00	2,869,381,076.12
				GBP	1,790,000,000.00	2,158,759,256.13	GBP	80,000,000.00	96,480,860.61	GBP	1,710,000,000.00	2,062,278,395.52
				CAD	300,000,000.00	200,695,745.25				CAD	300,000,000.00	200,695,745.25

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Grand Total Internal Debt				EUR	358,377,525,428.89	51,216,966,651.98		166,294,369.72	5,232,963,051.54		12,975,405,201.94	299,251,822,256.79
Grand Total External Debt				EUR	5,347,679,859.45	96,480,860.61		5,251,198,998.84	0.00		0.00	0.00
Grand Total Debt				EUR	363,725,205,288.34	51,313,447,512.59		5,417,493,368.56	5,232,963,051.54		12,975,405,201.94	299,251,822,256.79

					Financial debt before swap	Credit affiliates		Credit swaps	Debt swaps		Debt holding of own bonds	Financial debt after swap
Internal Funded Debt					338,150,003,728.89	51,216,966,651.98		166,294,369.72	971,724,561.83		9,189,884,000.00	278,548,583,269.02
External Funded Debt					993,554,317.93	96,480,860.61		897,073,457.32	0.00		0.00	0.00
Internal Floating Indebtedness					20,227,521,700.00	0.00		0.00	4,261,238,489.71		3,785,521,201.94	20,703,238,987.77
External Floating Indebtedness					4,354,125,541.52	0.00		4,354,125,541.52	0.00		0.00	0.00

Grand Total					363,725,205,288.34	51,313,447,512.59		5,417,493,368.56	5,232,963,051.54		12,975,405,201.94	299,251,822,256.79

GUARANTEED DEBT

EXTERNAL GUARANTEED DEBT AS OF DECEMBER 31, 2024

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	2,975.01
Export Financing Guarantees Act	23,293.99
Transport and Infrastructure
Austrian Railways (ÖBB)	107.39
Other Liabilities
Loans to Federal Museums	764.07

Total	27,140.46

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 6,488.70 million (external guaranteed debt) and EUR 26,090.99 million (domestic guaranteed debt) as of December 31, 2024.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.

DOMESTIC GUARANTEED DEBT AS OF DECEMBER 31, 2024

Borrower	Amount (Millions of euros)
Export Guarantees(1)
Export Guarantees Act(2)	26,090.99
Export Financing Guarantees Act	1,580.00
Transport and Infrastructure
ASFINAG	7,600.00
Austrian Railways (ÖBB)	7,212.83
Railway Infrastructure Services Company (SCHIG)	0.94
Austrian Financial Market
Guarantee Act for Carinthia	1,520.85
Balance of Payments Stabilisation Act (ZaBiStaG)
European Financial Stability Facility (EFSF)	8,897.58
Macro Financial Assistance (Ukraine)	101.89
Coinage Act 1988	5,673.92
Promotion of Economic Development
Austria Wirtschaftsservice GesmbH (AWS)	1,874.79
Austrian Bank for Tourism Development (ÖHT)	306.43
Austrian Research Promotion Agency (FFG)	85.00
COVID-19 Liabilities
Austria Wirtschaftsservice GesmbH (AWS)	1,761.69
Austrian Bank for Tourism Development (ÖHT)	289.57
Mitigation of Unemployment Risk (SURE)	717.22
Pan-European Guarantee Fund	632.35
Other Liabilities
Loans to Federal Museums	873.19

Borrower	Amount (Millions of euros)
Nuclear Liability Act 1999	121.80
European Investmentbank (EIB)	90.76

Total(3)	65,431.53

(1)

Guarantees issued by the Republic of Austria under the Export Guarantees Act and the Export Financing Guarantees Act cover the assets side and the liabilities side of Oesterreichische Kontrollbank AG’s (Austria’s export credit agency) balance sheet. The probability of payments for guarantees referring to both sides of the balance sheet is very low. Therefore, following an economic approach, the amounts utilized under both sides of the balance sheet are counted only once. Following this economic approach the guaranteed debt for export guarantees amounted to EUR 6,488.70 million (external guaranteed debt) and EUR 26,090.99 million (domestic guaranteed debt) as of December 31, 2024.

(2)	Includes recognized but unpaid claims against the Republic under Export Guarantees.
(3)	In addition, the Republic is liable by law for all liabilities of the Austrian Postal Savings Bank assumed until December 31, 2000, which amounted to EUR 0.42 billion as of December 31, 2024.

SOURCES OF INFORMATION

Except as stated below, the information set forth herein with respect to Austria has been supplied by Mag. Christoph Kreutler, Director, Head of the Division for Export Financing, International Export Promotion Policy and State Guarantees, Ministry of Finance of the Republic of Austria, in his official capacity and is included herein on his authority.

The information contained under the headings “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy— Oesterreichische Nationalbank” and “Banking System and Monetary Policy—Monetary Policy” and the information in the tables set forth under “Balance of Payments”, “Foreign Exchange”, “Banking System and Monetary Policy” and “The Economy—Tourism” has been extracted from publications of the Oesterreichische Nationalbank and the Austrian Central Statistical Office, all of which are official documents published by Austrian authorities or the Oesterreichische Nationalbank.

The information in the tables set forth under “The Economy” and “Public Debt” has been extracted from publications of STATISTICS AUSTRIA (STATISTIK AUSTRIA), from publications of the Austrian Institute for Economic Research (Österreichisches Institut für Wirtschaftsforschung or WIFO), and from publications of the Oesterreichische Nationalbank (“OeNB”). STATISTIK AUSTRIA is an agency of Austria. OeNB is the Austrian central bank, which is owned by the Republic of Austria. WIFO is an independent, non-partisan and not-for-profit organization supported by numerous professional associations and institutions for economic policy.

Certain information contained under the heading “The Economy—Labor and Social Legislation” has been extracted from publications of Eurostat, the statistical office of the European Union.

The information in the tables under “Tables and Supplementary Information” has been extracted from the Federal Budget Laws of the Republic of Austria, which are official documents published by the Republic of Austria.

AUTHORIZED AGENT

The name and address of the authorized agent of the Bank and Austria in the United States is DDr. Petra Schneebauer, Ambassador extraordinary and plenipotentiary of the Republic of Austria to the United States, Austrian Embassy, 3524 International Court, N.W., Washington, D.C. 20008.